UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

ATHENAHEALTH, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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December 20, 2018

Dear Fellow Stockholder:

A special meeting of stockholders of athenahealth, Inc., a Delaware corporation (“athenahealth” or the “Company”), will be held on February 7, 2019, at 2:00 P.M. Eastern Time, at our headquarters at 311 Arsenal Street, Watertown, Massachusetts 02472. You are cordially invited to attend. The purpose of the meeting is to consider and vote on proposals relating to the proposed acquisition of athenahealth by May Holding Corp., a Delaware corporation (“Parent”), for $135.00 per share in cash. Parent is an affiliate of Veritas Capital Fund Management, L.L.C. (“Veritas”) and Evergreen Coast Capital (“Evergreen”), and an affiliate of certain entities operating under the name Virence Health (“Virence”). Regardless of whether you plan to attend the meeting, we encourage you to vote your shares by mail, by telephone or through the Internet following the procedures outlined below.

On November 11, 2018, athenahealth entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Parent and May Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of athenahealth by Parent at a price of $135.00 per share in cash. Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into athenahealth (the “Merger”), with athenahealth surviving the merger as a wholly-owned subsidiary of Parent. At the special meeting, athenahealth will ask you to adopt the Merger Agreement.

At the effective time of the Merger (the “Effective Time”), each share of athenahealth common stock issued and outstanding immediately prior to the Effective Time (other than (i) shares owned by Parent, any subsidiary of Parent, Merger Sub or athenahealth, in each case immediately prior to the Effective Time, and (ii) shares held by stockholders who have not voted in favor of the Merger and who have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the Delaware General Corporation Law) will be cancelled, extinguished and automatically converted into the right to receive $135.00 per share in cash, net of any applicable withholding taxes and without interest.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the Merger Agreement attached as Annex A to the proxy statement.

The board of directors of athenahealth (the “Board”) carefully reviewed and considered the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. By a unanimous vote, the Board (i) adopted and declared advisable the Merger Agreement and the Merger and the consummation by athenahealth of the transactions contemplated by the Merger Agreement, including the Merger, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation by athenahealth of the transactions contemplated by the Merger Agreement, including the Merger, (iii) determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of athenahealth and its stockholders, (iv) directed that a proposal to adopt the Merger Agreement be submitted to a vote at a meeting of athenahealth stockholders and (v) recommended that athenahealth stockholders vote for the adoption of the Merger Agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the Merger Agreement.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the Merger Agreement is important, and we encourage you to vote promptly. The Merger cannot be completed unless the Merger Agreement is adopted by stockholders holding at least a majority of the outstanding shares of athenahealth common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Jeffrey Immelt
Executive Chairman, athenahealth

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated December 20, 2018 and is first being mailed to athenahealth stockholders on or about December 21, 2018.

ATHENAHEALTH, INC.

311 Arsenal Street

Watertown, MA 02472

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on February 7, 2019

To the Stockholders of athenahealth, Inc.:

A special meeting of stockholders of athenahealth, Inc. (“athenahealth” or the “Company”) will be held on February 7, 2019, at 2:00 P.M. Eastern Time, at our headquarters at 311 Arsenal Street, Watertown, Massachusetts 02472, for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2018 (the “Merger Agreement”), by and among athenahealth, May Holding Corp., a Delaware corporation (“Parent”), and May Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”);

2.

To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to athenahealth’s named executive officers that is based on or otherwise relates to the Merger contemplated by the Merger Agreement (the “Merger”); and

3.

To consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Stockholders of record at the close of business on December 18, 2018 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

For more information concerning the special meeting, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, please review the accompanying proxy statement and the copy of the Merger Agreement attached as Annex A to the proxy statement.

The board of directors of athenahealth (the “Board”) carefully reviewed and considered the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. By a unanimous vote, the Board (i) adopted and declared advisable the Merger Agreement and the Merger and the consummation by athenahealth of the transactions contemplated by the Merger Agreement, including the Merger, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation by athenahealth of the transactions contemplated by the Merger Agreement, including the Merger, (iii) determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of athenahealth and its stockholders, (iv) directed that a proposal to adopt the Merger Agreement be submitted to a vote at a meeting of athenahealth stockholders and (v) recommended that athenahealth stockholders vote for the adoption of the Merger Agreement.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to athenahealth’s named executive officers that is based on or otherwise relates to the Merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting in person, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. Your proxy is being solicited by the Board.

If you have any questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree, toll-free at (877) 717-3925 for stockholders or (212) 750-5833 for bankers and brokers.

If you fail to return your proxy, vote by telephone or through the Internet or attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

By Order of the Board of Directors

Jessica H. Collins, Senior Vice President, General Counsel and Secretary

Watertown, Massachusetts

December 20, 2018

Please Vote—Your Vote is Important

i

ii

Annex A—Agreement and Plan of Merger

Annex B—Opinion of Centerview Partners, LLC

Annex C—Opinion of Lazard Frères & Co. LLC

Annex D—Section 262 of the Delaware General Corporation Law

iii

SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement but may not contain all of the information that may be important to you. You should carefully read the entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about athenahealth, Inc. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to athenahealth, Inc. as “athenahealth,” the “Company,” “we,” “us” or “our.”

The Parties

athenahealth partners with hospital and ambulatory clients to drive clinical and financial results, including by offering network-based medical records, revenue cycle, patient engagement, care coordination, and population health services. athenahealth’s business also includes Epocrates® and other point-of-care mobile applications. athenahealth’s principal executive offices are located at 311 Arsenal Street, Watertown, Massachusetts 02472, and our telephone number is (617) 402-1000.

May Holding Corp., a Delaware corporation (which we refer to as “Parent”), is an affiliate of Veritas and Evergreen. Following consummation of the Merger, Veritas and Evergreen intend to operationally combine athenahealth and Virence. Parent was formed specifically for the purpose of serving as the holding company for athenahealth upon completion of the Merger (as defined below) and has not carried on any activities to date, except for activities incidental to its formation, activities undertaken in connection with the Merger and other transactions contemplated by the Merger Agreement (as defined below). Parent’s principal executive offices are located at c/o Veritas Capital Fund Management, L.L.C., 9 West 57th Street, 29th Floor, New York, New York 10019, and its telephone number is (212) 415-6700.

May Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (which we refer to as “Merger Sub”), was formed by Parent solely for the purpose of engaging in the transactions contemplated by the Merger Agreement (as defined below). Upon completion of the Merger (as defined below), Merger Sub will merge with and into athenahealth, and Merger Sub will cease to exist.

The Merger (see page 28)

On November 11, 2018, athenahealth, Parent, Merger Sub entered into an Agreement and Plan of Merger (which, as amended from time to time, we refer to as the “Merger Agreement”). Under the terms of the Merger Agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into athenahealth (which we refer to as the “Merger”). athenahealth will survive the Merger as a wholly-owned subsidiary of Parent (which we refer to as the “surviving corporation”).

Upon completion of the Merger, each share of athenahealth common stock, par value $0.01 per share (which we refer to as “athenahealth common stock” or “Company Common Stock”), that is issued and outstanding immediately prior to the effective time of the Merger, (the “Effective Time”) (other than (i) shares held by athenahealth as treasury stock or owned by Parent, Merger Sub, or any subsidiary of athenahealth, and (ii) shares held by stockholders who have not voted in favor of the Merger and who have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”)), will be converted into the right to receive $135.00 per share, in cash, without interest (which we refer to as the “Merger Consideration”), subject to any applicable withholding taxes. Each share of athenahealth common stock will cease to be outstanding, will be cancelled and will cease to exist, and (a) each certificate that represents a share of athenahealth common stock and (b) each book-entry account representing any uncertificated shares of common stock of athenahealth, will represent only the right to receive Merger Consideration.

Following the completion of the Merger, athenahealth will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

The Special Meeting (see page 20)

The special meeting will be held on February 7, 2019, at 2:00 P.M. Eastern Time, at our headquarters at 311 Arsenal Street, Watertown, Massachusetts 02472. At the special meeting, you will be asked to, among other things, vote for the proposal to adopt the Merger Agreement. See the section entitled “The Special Meeting,” beginning on page 20, for additional information on the special meeting, including how to vote your shares of athenahealth common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (see page 21)

You may vote at the special meeting if you were a holder of record of shares of athenahealth common stock as of the close of business on December 18, 2018, which is the record date for the special meeting (which we refer to as the “record date”). You will be entitled to one vote for each share of athenahealth common stock that you owned on the record date. As of the record date, there were 41,178,033 shares of athenahealth common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of athenahealth common stock entitled to vote on such matter.

How to Vote (see page 22)

Stockholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of athenahealth common stock, your bank, broker, trust or other nominee will not be able to vote your shares at the special meeting.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of athenahealth common stock or book-entry shares will be mailed to stockholders if the Merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page 22, and “The Special Meeting—Solicitation of Proxies,” beginning on page 23. If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree, toll-free at (877) 717-3925 for stockholders or (212) 750-5833 for bankers and brokers.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see pages 35-36)

After careful consideration, athenahealth’s board of directors (which we refer to as the “Board”) unanimously declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interests of athenahealth and its stockholders. Accordingly, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to athenahealth’s named executive officers that is based on or otherwise relates to the Merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 36. In addition, in considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of athenahealth stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57.

Opinion of Centerview Partners LLC (page 42 and Annex B)

The Company retained Centerview Partners LLC (“Centerview”) as financial advisor to the Board in connection with the proposed Merger and the other transactions contemplated by the Merger Agreement, which are collectively referred to as the “Transaction” throughout this section and the summary of Centerview’s opinion below under the caption “The Merger – Opinion of Centerview Partners LLC.” In connection with this engagement, the Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of outstanding shares of Company Common Stock (other than (i) shares of Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Sub, or any subsidiary of the Company and (ii) shares of Company Common Stock that are owned by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights in accordance with Section 262 of the DGCL, together with any other shares of Company Common Stock held by an affiliate of Company or Parent, which are collectively referred to as “Excluded Shares”) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On November 11, 2018, Centerview rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 11, 2018 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration proposed to be paid to the holders of shares of Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated November 11, 2018, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Company Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to whether such stockholder should have executed a consent with respect to the Merger or as to how such stockholder or other person should otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Opinion of Lazard Frères & Co. LLC (page 49 and Annex C)

On November 11, 2018, Lazard Frères & Co. LLC (which we refer to as “Lazard”), financial advisor to the Company, rendered its oral opinion to the Board, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the per share Merger Consideration of $135.00 in cash to be paid to holders of shares of Company Common Stock (other than Excluded Shares) in the Merger was fair, from a financial point of view, to such holders of shares of Company Common Stock.

The full text of Lazard’s written opinion, dated November 11, 2018, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, is attached as Annex C. The description of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex C. You are encouraged to read Lazard’s opinion and the section entitled “The Merger – Opinion of Lazard Frères & Co. LLC” carefully and in their entirety.

Lazard’s opinion was for the benefit of the Board (in its capacity as such) in connection with the Board’s evaluation of the Merger and only addressed the fairness, from a financial point of view, to holders of shares of Company Common Stock (other than Excluded Shares) of the Merger Consideration as of the date of Lazard’s opinion. Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.

Market Price and Dividend Data (see page 98)

athenahealth common stock is traded on the NASDAQ Global Select Market (which we refer to as “NASDAQ”) under the symbol “ATHN.” On November 9, 2018, the last full trading day prior to the public announcement of the Merger, the closing price for athenahealth common stock was $120.35 per share. On December 19, 2018, the last full trading day prior to the date of this proxy statement, the closing price for athenahealth common stock was $130.71 per share.

Certain Effects of the Merger (see page 64)

Upon completion of the Merger, Merger Sub will be merged with and into athenahealth upon the terms set forth in the Merger Agreement. As the surviving corporation in the Merger, athenahealth will continue to exist following the Merger as a wholly-owned subsidiary of Parent.

Following the completion of the Merger, shares of athenahealth common stock will no longer be traded on NASDAQ or any other public market. In addition, the registration of shares of athenahealth common stock under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), will be terminated.

Consequences if the Merger is Not Completed (see page 65)

If the proposal to adopt the Merger Agreement does not receive the required approval from athenahealth’s stockholders, or if the Merger is not completed for any other reason, you will not receive any consideration from

Parent or Merger Sub for your shares of athenahealth common stock. Instead, athenahealth will remain a public company, and athenahealth common stock will continue to be listed and traded on NASDAQ.

In addition, if the Merger Agreement is terminated under specified circumstances, athenahealth is required to pay Parent a termination fee of $142,105,000. The Merger Agreement also provides that Parent may be required to pay athenahealth a reverse termination fee of $312,635,000 if the Merger Agreement is terminated under specified circumstances. See the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 91.

Treatment of Equity Awards (see page 72)

The Merger Agreement provides that, as of immediately prior to the Effective Time:

•

Each outstanding option to purchase shares of athenahealth common stock (which we refer to as “Company Options”), under the athenahealth, Inc. 2007 Stock Option and Incentive Plan, as amended and restated as of April 23, 2013, and the Epocrates, Inc. 2010 Equity Incentive Plan (collectively, the “Company Stock Plans”), whether vested or unvested, (i) if the exercise price of such Company Option is equal to or greater than the Merger Consideration, such Company Option will terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect and (ii) if the exercise price of such Company Option is less than the Merger Consideration, such Company Option will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (i) the number of shares of athenahealth common stock underlying the Company Option immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration minus the applicable exercise price;

•

Each outstanding restricted stock unit (which we refer to as “Company Restricted Stock Units”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) the number of shares of athenahealth common stock underlying such Company Restricted Stock Unit, multiplied by (ii) the Merger Consideration.

•

Each outstanding performance restricted stock unit (which we refer to as “Company Performance Stock Units”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has been completed, (A) the number of shares of athenahealth common stock subject to such Company Performance Stock Unit that would vest based on the actual level of achievement as of the Effective Time multiplied by (B) the Merger Consideration, and (ii) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has not been completed, (A) the number of shares of athenahealth common stock subject to such Company Performance Stock Unit that would vest based on the applicable target level of achievement multiplied by (B)  the Merger Consideration.

Interests of Directors and Executive Officers in the Merger (see page 57)

In considering the recommendation of the Board that you vote “FOR” the proposal to adopt the Merger Agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of athenahealth stockholders generally. The Board was aware of these interests and considered them at the time it approved the Merger Agreement and made its recommendation to athenahealth stockholders.

Conditions to the Merger (see page 87)

athenahealth’s, Parent’s, and Merger Sub’s respective obligations to complete the Merger are subject to the satisfaction (or mutual waiver at or prior to the closing by each of Parent and athenahealth where permitted under applicable law) of the following conditions:

•	receipt of the affirmative vote of the holders of at least a majority of the outstanding shares of athenahealth common stock entitled to vote thereon to adopt the Merger Agreement;

•

no court or governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced, adopted or entered any law or order that is in effect and prevents, makes illegal, restrains, enjoins or otherwise prohibits the Merger and the other transactions contemplated by the Merger Agreement; and

•

the applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) having expired or been terminated.

The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction or waiver by Parent at or prior to the closing of additional conditions, including:

•

subject to materiality qualifiers in certain cases, the accuracy of each of our representations and warranties in the Merger Agreement, and the receipt by Parent of a signed certificate by a senior executive officer of athenahealth at the closing stating that such condition has been satisfied;

•

athenahealth’s performance and compliance in all material respects with all agreements and covenants required to be performed or complied with by us under the Merger Agreement, and the receipt by Parent of a signed certificate by a senior executive officer of athenahealth to such effect; and

•

since the date of the Merger Agreement, there not having occurred any change, effect, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on athenahealth.

Our obligations to complete the Merger are also subject to the satisfaction or waiver by us at or prior to the closing of additional conditions, including:

•

subject to certain materiality qualifiers, the accuracy of each of the representations and warranties of Parent and Merger Sub in the Merger Agreement, and the receipt by athenahealth of a signed certificate by an officer of Parent stating that such condition has been satisfied; and

•

Parent’s and Merger Sub’s performance and compliance in all material respects with all agreements and covenants required to be performed or complied with by them under the Merger Agreement, and the receipt by athenahealth of a signed certificate by an officer of Parent to such effect.

Regulatory Approvals (see page 68)

Under the Merger Agreement, the respective obligations of athenahealth, Parent and Merger Sub to complete the Merger are subject to, among other things, the expiration or termination of any applicable waiting period (and any extension thereof) applicable to the completion of the Merger under the HSR Act. Early termination of the HSR Act review period was granted on December 10, 2018. For a description of athenahealth’s and Parent’s respective obligations under the Merger Agreement with respect to regulatory approvals, see the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 84.

Financing (see page 66)

We anticipate that the total funds needed to complete the Merger, including the funds needed to pay athenahealth stockholders and holders of other equity-based interests the amounts due to them under the Merger Agreement, which would be approximately $5.684 billion based upon the number of shares of athenahealth common stock (and our other equity-based interests) outstanding as of December 18, 2018, will be funded through a combination of Parent’s cash on-hand, and the debt and equity financing desribed in the following paragraphs. Parent, Merger Sub and Virence have entered into a debt commitment letter, dated November 11, 2018, and amended and restated on November 26, 2018, with JPMorgan Chase Bank, N.A. (which we refer to as “JPMorgan”), Deutsche Bank AG, New York Branch (which we refer to as “Deutsche Bank”), Bank of America, N.A. (which we refer to as “Bank of America”), Merrill Lynch, Pierce, Fenner and Smith Incorporated (which we refer to as “MLPFS”), Barclays Bank PLC (which we refer to as “Barclays”), Natixis, New York Branch (which we refer to as “Natixis”), PSP Investments Credit USA LLC (which we refer to as “PSP”), Ares Capital Management LLC (which we refer to as “Ares”), KKR Capital Markets LLC, KKR Corporate Lending LLC and KKR Credit Advisors (US) LLC (which we collectively refer to as “KKR” and, together with JPMorgan, Deutsche Bank, Bank of America, MLPFS, Barclays, Natixis, PSP and Ares, the “Debt Commitment Parties”). Pursuant to and subject to the terms of the debt commitment letter, the Debt Commitment Parties have committed to provide the senior secured credit facilities in an aggregate amount of up to $4.860 billion. Parent, Merger Sub and Virence have also entered into a preferred equity commitment letter dated as of November 11, 2018, with Ares, KKR Credit Advisors (US) LLC, and JPMorgan Chase Funding Inc. (which we collectively refer to as the “Preferred Equity Commitment Parties”). Pursuant to and subject to the terms of the preferred equity commitment letter, the Preferred Equity Commitment Parties have committed to fund an investment in perpetual preferred stock of a parent company of Parent and Virence in an aggregate amount of up to $600 million. Although the debt financing and preferred equity financing described above are not subject to a due diligence or “market out,” the obligations of the Debt Commitment Parties and Preferred Equity Commitment Parties to provide financing under the debt commitment letter and preferred equity commitment letter, respectively, are subject to a number of conditions, and such financing should not be considered assured.

Additionally, each of Veritas and Elliott delivered to Parent and Merger Sub an equity commitment letter (together, the “equity commitment letters”), each dated as of November 11, 2018, for an aggregate amount sufficient to cover a significant portion of the aggregate Merger Consideration, and athenahealth is named a third party beneficiary of the equity commitment letters.

The completion of the Merger is not conditioned upon Parent’s receipt of financing.

Restriction on Solicitation of Competing Proposals (see page 81)

The Merger Agreement generally restricts athenahealth’s and its subsidiaries, and its and their representatives (other than investment bankers, attorneys, accountants and other advisors), ability to solicit, directly or indirectly, potential competing proposals from third parties, or engage in discussions or negotiations with, or furnish non-public information regarding athenahealth or any of our subsidiaries to, or approve, endorse or recommend any alternative acquisition agreement by, third parties regarding any potential competing proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the Merger Agreement, athenahealth is permitted to furnish information with respect to athenahealth and our subsidiaries and participate in discussions or negotiations with third parties making a competing proposal that the Board determines in good faith, after consultation with our outside legal counsel and financial advisors, constitutes or could reasonably be expected to result in a superior proposal and that the failure to furnish information to or participate in discussions or negotiations with respect to such competing proposal would reasonably be expected to be inconsistent with the Board’s fiduciary duties under Delaware law. Under certain circumstances, athenahealth is permitted to terminate the Merger Agreement in order to enter into a definitive acquisition agreement with respect to a superior proposal, substantially concurrently with the payment by athenahealth to Parent of $142,105,000.

Termination of the Merger Agreement (see page 89)

The Merger Agreement may be terminated at any time by the mutual written agreement of Parent and athenahealth. The Merger Agreement may also be terminated by either Parent or athenahealth if:

•	the Merger has not been consummated on or before May 10, 2019 (which we refer to as the “Termination Date”);

•

athenahealth stockholders do not adopt the Merger Agreement at the stockholder meeting at which a vote on the adoption of the Merger Agreement is taken, or at any adjournment or postponement of such meeting; or

•	any law or order restraining, enjoining or otherwise prohibiting the Merger has become final and non-appealable.

The right to terminate the Merger Agreement pursuant to the above circumstances will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that has proximately caused or resulted in the failure of the Merger to be consummated.

athenahealth may also terminate the Merger Agreement if:

•

at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement, or any representation and warranty has become untrue, and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to Parent from athenahealth of such breach or failure and (ii) the date that is three (3) business days prior to the Termination Date; provided that athenahealth will not have the right to terminate the Merger if we are in material breach of any of our representations, warranties, covenants or agreements under the Merger Agreement;

•

at any time prior to the stockholder vote on the Merger Agreement, (i) if the Board authorizes athenahealth to enter into an alternative acquisition agreement with respect to a superior proposal that did not result from a breach (other than any breach that is both immaterial and unintentional) of the Merger Agreement, (ii) concurrently with the termination of the Merger Agreement, athenahealth enters into an alternative acquisition agreement providing for a superior proposal that did not result from a breach (other than any breach that is both immaterial and unintentional) of this Agreement and (iii) prior to or concurrently with such termination, the athenahealth pays to Parent $142,105,000; or

•

at any time prior to the Effective Time (i) athenahealth’s conditions to closing have been satisfied or waived, (ii) athenahealth has confirmed by irrevocable written notice to Parent that the date the closing should have occurred has occurred and athenahealth is ready, willing and able to consummate the Merger on the date of such written notice and throughout the immediately subsequent three (3) business day period and (iii) Parent fails to consummate the Merger within three (3) business days following receipt of such written notice.

Parent may also terminate the Merger Agreement, at or prior to the Effective Time, if:

•

the Board makes a change in recommendation (as defined below under the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation”) with respect to the Merger and the Merger Agreement; or

•

there has been a breach of any representation, warranty, covenant or agreement made by us in the Merger Agreement, or any such representation and warranty has become untrue, and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following written notice to athenahealth from Parent of such breach or failure and (ii) the date that is three (3) business days prior to the Termination Date; provided that Parent will not have the right to terminate the Merger Agreement if Parent is in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement.

Termination Fees (see page 91)

Upon termination of the Merger Agreement under specified circumstances, athenahealth will be required to pay Parent a termination fee of $142,105,000. The Merger Agreement also provides that Parent may be required to pay athenahealth a reverse termination fee of $312,635,000 if the Merger Agreement is terminated under specified circumstances.

Appraisal Rights (see page 93)

Under Delaware law, holders of shares of athenahealth common stock are entitled to appraisal rights in connection with the Merger, provided that such holders meet all of the conditions set forth in Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”). A holder of athenahealth common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law (which we refer to as “dissenting stockholders”) will forego the Merger Consideration and instead receive a cash payment equal to the fair value of his, her or its shares of athenahealth common stock in connection with the Merger. Fair value will be determined by the Delaware Court of Chancery following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the Merger Agreement. A detailed description of the appraisal rights available to holders of athenahealth common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights,” beginning on page 93.

To seek appraisal, an athenahealth stockholder of record must deliver a written demand for appraisal to athenahealth before the vote on the Merger Agreement at the athenahealth special meeting, not vote in favor of the proposal to adopt the Merger Agreement, continuously hold the shares of athenahealth common stock through the Effective Time, and otherwise comply with the procedures set forth in Section 262 of the DCGL. Failure to follow exactly the procedures specified under Delaware law may result in the loss of appraisal rights.

Material U.S. Federal Income Tax Consequences of the Merger (see page 66)

The receipt of cash in exchange for shares of athenahealth common stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 66) who receives cash in exchange for shares of athenahealth common stock in the Merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the Merger. Gain or loss will be determined separately for each block of shares of athenahealth common stock (that is, shares acquired for the same cost in a single transaction). You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 66, and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the Merger.

Additional Information (see page 24)

You can find more information about athenahealth in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the Merger. These questions and answers do not address all questions that may be important to you as an athenahealth stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On November 11, 2018, athenahealth entered into the Merger Agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the Merger Agreement.

Q:	As a stockholder, what will I receive in the Merger?

A:

If the Merger is completed, you will be entitled to receive $135.00 in cash, without interest and subject to any applicable withholding taxes, for each share of athenahealth common stock you own as of immediately prior to the Effective Time. For further information, see the section entitled “The Agreement and Plan of Merger—Merger Consideration,” beginning on page 71.

Q:	What are the material U.S. federal income tax consequences of the Merger?

A:

The receipt of cash in exchange for shares of athenahealth common stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 66) who receives cash in exchange for shares of athenahealth common stock in the Merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the Merger. Gain or loss will be determined separately for each block of shares of athenahealth common stock (that is, shares acquired for the same cost in a single transaction). You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 66, and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the Merger.

Q:	What will happen to outstanding athenahealth equity compensation awards in the Merger?

A:

For information regarding the treatment of outstanding athenahealth equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Options, RSU Awards, PSU Awards and the ESPP,” beginning on page 72.

Q:	What will happen to the athenahealth ESPP?

A:	For information regarding the treatment of ESPP, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Options, RSU Awards, PSU Awards and the ESPP,” beginning on page 72.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of athenahealth stockholders will be held at our headquarters at 311 Arsenal Street, Watertown, Massachusetts 02472, on February 7, 2019, at 2:00 P.M. Eastern Time.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of athenahealth common stock as of the close of business on December 18, 2018, the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of athenahealth common stock that you held on the record date.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the Merger Agreement;

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to athenahealth’s named executive officers that is based on or otherwise relates to the Merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57; and

•

a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Q:	What vote is required to approve each of the proposals?

A:

The proposal to adopt the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of athenahealth common stock entitled to vote on such matter. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the shares of athenahealth common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on athenahealth or Parent or any of their respective subsidiaries, and, if the Merger Agreement is adopted by athenahealth stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to our named executive officers even if this proposal is not approved. Failures to vote and broker non-votes will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the shares of athenahealth common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of athenahealth common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In each case, failures to vote and broker non-votes will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Q:	How does the Board recommend that I vote on the proposals?

A:

Upon careful consideration, the Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of athenahealth and its stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the non-binding compensation advisory proposal and “FOR” the proposal to adjourn the special meeting if necessary or appropriate.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the Merger Agreement, please see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 36. In addition, in considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of athenahealth stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail below.

Q:	How many shares need to be represented at the special meeting?

A:

The presence at the special meeting, in person or by proxy, of the holders of at least a majority of the shares of athenahealth common stock issued and outstanding and entitled to vote constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were 41,178,033 shares of athenahealth common stock outstanding. If you are an athenahealth stockholder as of the close of business on the record date and you vote by mail, by telephone, through the Internet or in person at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of athenahealth common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of athenahealth common stock held by stockholders that are present in person, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to athenahealth’s named executive officers that is based on or otherwise relates to the Merger?

A:

In July 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the Merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, athenahealth is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to athenahealth’s named executive officers in connection with the Merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 26.

Q:	What will happen if athenahealth stockholders do not approve the non-binding compensation advisory proposal?

A:

The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Approval of the non-binding compensation advisory proposal is not a condition to completion of the Merger, and it is advisory in nature only, meaning that it will not be binding on athenahealth or Parent or any of their respective subsidiaries. Accordingly, if the Merger Agreement is adopted by athenahealth’s stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to our named executive officers even if this proposal is not approved.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of athenahealth common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of athenahealth common stock that you owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	by appearing in person at the special meeting and voting by ballot.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting in person to ensure that your shares of athenahealth common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting if necessary or appropriate.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:

Your bank, broker, trust or other nominee will NOT have the power to vote your shares of athenahealth common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your shares of athenahealth common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the Merger Agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of athenahealth common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Furthermore, your shares will not be included in the calculation of the number of Shares of athenahealth common stock present at the special meeting for purposes of determining whether a quorum is present.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:

Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to athenahealth’s Corporate Secretary at 311 Arsenal Street, Watertown, MA 02472. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of athenahealth common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke or change your proxy. “Street name” holders of shares of athenahealth common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy card?

A:

If you receive more than one proxy card, it means that you hold shares of athenahealth common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by mailing in each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of athenahealth common stock held through brokerage firms. If your family has multiple accounts holding athenahealth common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	What happens if I sell my shares of athenahealth common stock before the special meeting?

A:

The record date for the special meeting is earlier than the expected date of the Merger. If you own shares of athenahealth common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the Merger Consideration will pass to the person who holds your shares as of immediately prior to the Effective Time.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the Merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of athenahealth common stock who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed. Appraisal rights only will be available to these holders if they deliver a written demand for an appraisal to athenahealth prior to the vote on the proposal to adopt the Merger Agreement at the special meeting and they comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement. For additional information, see the section entitled “Appraisal Rights,” beginning on page 93.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Shortly after the Merger is completed, you will be sent a letter of transmittal that includes detailed written instructions on how to return your stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the Merger Consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I send in my Company Options, RSU Awards and PSU Awards now?

A:

No. Shortly after the Merger is completed, your Company Options, RSU Awards and PSU Awards will either be automatically exchanged for the applicable consideration, or you will receive further instructions for such exchange.

Q:	When is the Merger expected to be completed?

A:

We and Parent are working toward completing the Merger as quickly as possible. We currently anticipate that the Merger will be completed during the first calendar quarter of 2019, but we cannot be certain when or if the conditions to the Merger will be satisfied or, to the extent permitted, waived. The Merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the Merger Agreement by athenahealth stockholders and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 87.

Q:	What happens if the Merger is not completed?

A:

If the proposal to adopt the Merger Agreement is not approved by the holders of at least a majority of the outstanding shares of athenahealth common stock entitled to vote on the matter or if the Merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of athenahealth common stock. Instead, athenahealth will remain a public company, and athenahealth common stock will continue to be registered under the Exchange Act and listed and traded on NASDAQ. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of athenahealth common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of athenahealth common stock. Under certain circumstances, if the Merger is not completed, we may be obligated to pay Parent a termination fee. For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” beginning on page 65.

Q:	Are there any requirements if I plan on attending the special meeting?

A:

If you wish to attend the special meeting, you may be asked to present valid photo identification. Please note that if you hold your shares in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the prior approval of athenahealth.

Q:	Where can I find more information about athenahealth?

A:

athenahealth files periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 106.

Q:	Who can help answer my questions?

A:

For additional questions about the Merger, assistance in submitting proxies or voting shares of athenahealth common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Innisfree M&A Incorporated (“Innisfree”)

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 717-3925

Banks and Brokers may call collect: (212) 750-5833

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this proxy statement constitutes “forward-looking statements.” Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to risks or uncertainties associated with:

•	the satisfaction of the conditions precedent to the consummation of the proposed transaction, including, without limitation, the receipt of stockholder and regulatory approvals;

•	unanticipated difficulties or expenditures relating to the proposed transaction;

•

legal proceedings, judgments or settlements, including those that may be instituted against athenahealth, its board of directors, executive officers and others following the announcement of the proposed transaction;

•	disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction;

•	potential difficulties in employee retention due to the announcement and pendency of the proposed transaction;

•	the response of customers, distributors, suppliers, business partners and regulators to the announcement of the proposed transaction; and

•	other risk factors described in athenahealth’s annual report on Form 10-K for the fiscal year ended December 31, 2017 and subsequent reports filed with the SEC.

athenahealth can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this proxy statement, and athenahealth undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

PARTIES TO THE MERGER

athenahealth

athenahealth, Inc. partners with hospital and ambulatory clients to drive clinical and financial results, including by offering network-based medical records, revenue cycle, patient engagement, care coordination, and population health services. athenahealth’s business also includes Epocrates® and other point-of-care mobile applications. athenahealth’s principal executive offices are located at 311 Arsenal Street, Watertown, Massachusetts 02472, and our telephone number is (617) 402-1000.

athenahealth became a publicly traded company in 2007. Shares of athenahealth common stock are listed on NASDAQ and trade under the symbol “ATHN.”

Our website address is www.athenahealth.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about athenahealth is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information,” beginning on page 106, for more information.

Parent

May Holding Corp., a Delaware corporation, is an affiliate of Veritas and Evergreen and an affiliate of Virence. Following consummation of the Merger, Veritas and Evergreen intend to operationally combine athenahealth and Virence. Parent was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s acquisition of athenahealth. Parent has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and the related agreements. Parent’s principal executive offices are located at c/o Veritas Capital Fund Management, L.L.C., 9 West 57th Street, 29th Floor, New York, New York 10019, and its telephone number is (212) 415-6700.

Merger Sub

May Holding Corp. formed May Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent, on November 7, 2018, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s acquisition of athenahealth. Upon completion of the Merger, Merger Sub will merge with and into athenahealth, and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o Veritas Capital Fund Management, L.L.C., 9 West 57th Street, 29th Floor, New York, NY 10019, and its telephone number is (212) 415-6700.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on February 7, 2019, at 2:00 P.M. Eastern Time, at our headquarters at 311 Arsenal Street, Watertown, Massachusetts 02472.

athenahealth stockholders who wish to attend the special meeting may be asked to present valid photo identification. Please note that if you hold your shares of athenahealth common stock in “street name” (i.e., in the name of a bank, broker, trust or other nominee) you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of athenahealth.

Purpose of the Special Meeting

At the special meeting, athenahealth’s stockholders of record will be asked to consider and vote on:

•

A proposal to adopt the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Merger Sub will merge with and into athenahealth, with athenahealth continuing as the surviving corporation;

•

A proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to athenahealth’s named executive officers that is based on or otherwise relates to the Merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57; and

•

A proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. By a unanimous vote, the Board (i) adopted and declared advisable the Merger Agreement and the Merger and the consummation by athenahealth of the transactions contemplated by the Merger Agreement, including the Merger, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation by athenahealth of the transactions contemplated by the Merger Agreement, including the Merger, (iii) determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of athenahealth and its stockholders, (iv) directed that a proposal to adopt the Merger Agreement be submitted to a vote at a meeting of athenahealth stockholders and (v) recommended that athenahealth stockholders vote for the adoption of the Merger Agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the Merger Agreement.

The Board also unanimously recommends a vote “FOR” the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Record Date and Quorum

Each holder of record of shares of athenahealth common stock as of the close of business on December 18, 2018, which is the record date for the special meeting (the “record date”), is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of athenahealth common stock that you owned on the record date. As of the record date, there were 41,178,033 shares of athenahealth common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of 20,589,017 shares of athenahealth common stock (a majority of the shares of athenahealth common stock issued and outstanding and entitled to vote) constitutes a quorum for the special meeting.

If you are an athenahealth stockholder of record and you vote by mail, by telephone or through the Internet or in person at the special meeting, then your shares of athenahealth common stock will be counted as part of the quorum. If you are a “street name” holder of shares of athenahealth common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of athenahealth common stock held by stockholders of record that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Merger Agreement Proposal. The proposal to adopt the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of athenahealth common stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires, assuming a quorum is present, the affirmative vote of shares representing at least a majority of the votes properly cast for such matter, that is, at least a majority of the shares of athenahealth common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, is not binding on athenahealth or Parent or any of their respective subsidiaries, and, if the Merger Agreement is adopted by athenahealth stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to our named executive officers even if this proposal is not approved.

Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing at least a majority of the votes properly cast for such matter, that is, at least a majority of the shares of athenahealth common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. Even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of athenahealth common stock present in person or represented by proxy at the special meeting entitled to vote on such matter or the presiding officer may adjourn the meeting to another place, date or time.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of athenahealth common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the shares of athenahealth common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. Consequently, failures to vote and broker non-votes will have no effect on approval of the proposal. However, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the shares of athenahealth common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. Consequently, failures to vote and broker non-votes will have no effect on approval of the proposal. However, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of athenahealth common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In that case, failures to vote and broker non-votes will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in “street name,” a bank, broker, trust or other nominee will NOT be able to vote your shares of athenahealth common stock (referred to as a “broker non-vote”), and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of athenahealth common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Because the approval of each of (1) the non-binding compensation advisory proposal and (2) the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of that proposal.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of athenahealth common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of athenahealth common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of athenahealth common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of athenahealth common stock, you may contact our proxy solicitor, Innisfree, toll-free at (877) 717-3925 for stockholders or (212) 750-5833 for bankers and brokers.

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of athenahealth common stock or book-entry shares will be mailed to stockholders if the Merger is completed.

Revocation of Proxies

Any proxy given by an athenahealth stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to athenahealth’s Corporate Secretary at 311 Arsenal Street, Watertown, MA 02472, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of athenahealth common stock; or

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of shares of athenahealth common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.

If a quorum is present at the special meeting, the special meeting may be adjourned if there is an affirmative vote of shares representing at least a majority of the shares of athenahealth common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing at least a majority of the shares of athenahealth common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than thirty (30) days thereafter or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to adopt the Merger Agreement, then athenahealth may seek to adjourn the special meeting. In addition, the Board may, after consultation with Parent, postpone the special meeting upon public announcement made prior to the date previously scheduled for the special meeting for the purpose of soliciting additional proxies or as otherwise permitted under the Merger Agreement.

Solicitation of Proxies

athenahealth is soliciting the enclosed proxy card on behalf of the Board, and athenahealth will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, athenahealth and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

athenahealth has retained Innisfree to assist in the solicitation process. athenahealth will pay Innisfree a fee of approximately $25,000 plus reimbursement of certain specified out-of-pocket expenses. athenahealth also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

athenahealth will ask banks, brokers, trusts and other nominees to forward athenahealth’s proxy solicitation materials to the beneficial owners of shares of athenahealth common stock held of record by such banks, brokers, trusts or other nominees. athenahealth will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of athenahealth stockholders entitled to vote at the special meeting will be available for examination by any athenahealth stockholder at the special meeting. At least ten (10) days prior to the date of the special meeting, this stockholder list will be available for inspection by athenahealth stockholders, subject to compliance with applicable provisions of Delaware law, during ordinary business hours at our corporate offices located at 311 Arsenal Street, Watertown, MA 02472.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree, toll-free at (877) 717-3925 for stockholders or (212) 750-5833 for bankers and brokers.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, athenahealth stockholders will consider and vote on a proposal to adopt the Merger Agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Merger. In particular, you should read in its entirety the Merger Agreement, which is attached as Annex A to this proxy statement. In addition, see the sections entitled “The Merger,” beginning on page 28, and “The Agreement and Plan of Merger,” beginning on page 70.

The Board unanimously recommends that athenahealth stockholders vote “FOR” the proposal to adopt the Merger Agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of athenahealth common stock represented by such proxy card will be voted “FOR” the proposal to adopt the Merger Agreement.

The approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of athenahealth common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to athenahealth’s named executive officers that is based on or otherwise relates to the Merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 62, including the table entitled “Golden Parachute Payment” and accompanying footnotes. Accordingly, athenahealth stockholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon athenahealth or the Board, and approval of this proposal is not a condition to completion of the Merger. Because the Merger-related executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements between athenahealth and the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the Merger Agreement is adopted (subject only to the contractual conditions applicable thereto). However, athenahealth seeks your support and believes that your support is appropriate because athenahealth has a comprehensive executive compensation program designed to link the compensation of its executives with athenahealth’s performance and the interests of athenahealth’s stockholders. Accordingly, you are asked to vote on the following resolution:

“RESOLVED, that the stockholders of athenahealth, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of athenahealth, Inc. that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 62 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that athenahealth stockholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of athenahealth common stock represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing at least a majority of the shares of athenahealth common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, not binding on athenahealth or Parent or any of their respective subsidiaries, and, if the Merger Agreement is adopted by athenahealth’s stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to our named executive officers even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

athenahealth stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of athenahealth common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing at least a majority of the shares of athenahealth common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing at least a majority of the shares of athenahealth common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

THE MERGER

Overview

athenahealth is seeking the adoption by athenahealth stockholders of the Merger Agreement athenahealth entered into on November 11, 2018 with Parent and Merger Sub. Under the terms of the Merger Agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into athenahealth. athenahealth will survive the Merger as a wholly-owned subsidiary of Parent. The Board has approved the Merger Agreement and unanimously recommends that athenahealth stockholders vote “FOR” the proposal to adopt the Merger Agreement.

Upon completion of the Merger, each share of athenahealth common stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be cancelled, extinguished and automatically converted into the right to receive $135.00 per share, in cash, net of any applicable withholding taxes and without interest.

Following the completion of the Merger, athenahealth will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

Background of the Merger

The Board, together with senior management, regularly reviews and assesses athenahealth’s strategic direction, financial performance and business plans with a view towards strengthening the Company’s business and identifying opportunities to increase stockholder value, taking into account financial, industry, competitive and other considerations. As part of this process, from time to time, the Board and senior management have reviewed potential strategic alternatives, including strategic acquisitions and divestitures, in order to complement and expand the Company’s existing business and operations.

On May 18, 2017, Elliott Associates, L.P. and certain affiliated investment funds, which we refer to collectively as “Elliott,” filed a statement on Schedule 13D announcing that it had acquired beneficial ownership of less than one percent of athenahealth’s outstanding shares of common stock, as well as cash-settled swaps representing economic exposure comparable to an aggregate of 9.3% of athenahealth’s outstanding shares of common stock. Elliott’s Schedule 13D stated that it believed that the Company’s securities represented an attractive investment opportunity.

Over the course of May 2017 to July 2017, representatives of management of athenahealth and the Board held discussions with representatives of Elliott regarding the Company’s financial position and performance, and certain opportunities and strategic initiatives that Elliott believed the Company could pursue. During this period, representatives of Weil, Gotshal & Manges LLP (“Weil”), counsel to athenahealth, also held discussions with representatives of Olshan Frome Wolosky LLP (“Olshan”), counsel to Elliott, with respect to a confidentiality agreement between Elliott and athenahealth which was signed on July 14, 2017.

On August 1, 2017, the Company issued a press release (the “August 1 Release”) announcing that the Board and athenahealth’s management team were conducting a strategic review of the Company’s operational and financial strategy, leadership and governance, including establishing a separate role of president and recruiting an independent chairman of the Board. The August 1 Release further noted that the Company planned to implement a series of initiatives that would generate cost savings and reinvest in its highest-value growth areas.

During September 2017 and October 2017, the Company and Elliott engaged in discussions regarding athenahealth’s performance and certain opportunities and strategic initiatives that Elliott believed the Company could pursue. Also during this period, representatives of Weil and Olshan engaged in discussions with respect to a further confidentiality agreement between Elliott and the Company which was signed on October 13, 2017.

On November 22, 2017, Elliott sent a private letter to the Board (the “November 22 Letter”), setting out its view that the Company could better pursue and ultimately fulfill its strategy by becoming a private enterprise, and further noting that Elliott would be interested in acquiring athenahealth for between $150 and $155 per share in cash. The November 22 Letter further noted that Elliott believed that with additional diligence, it may also be able to substantially improve its price. On November 24, 2017, representatives of athenahealth’s management contacted representatives of Lazard to discuss their engagement as a financial advisor to the Company in connection with Elliott’s acquiring a stake in athenahealth’s common stock and the November 22 Letter. On December 5, 2017, the Board held a meeting, attended by members of senior management and representatives of Lazard and Weil, to review and discuss the November 22 Letter and the non-binding indication of interest contained therein. Representatives of Weil reviewed with the directors their fiduciary duties. Representatives of Lazard reviewed with the Board certain materials regarding the Company’s financial position and operations, as well as Elliott and other activist shareholders operating in the market generally, which had been prepared by Lazard with the assistance of members of athenahealth’s management. Following discussion, the Board determined that, based on the Company’s prospects and financial performance, the Company’s stock price and the Board’s discussions, it was in the best interests of the Company and its stockholders not to pursue Elliott’s non-binding expression of interest in acquiring the Company. On December 13, 2017, the Company sent Elliott a letter responding to the November 22 Letter, noting that the Board had determined that the Company would continue to operate as a stand-alone company and execute on its strategic plan.

On January 22, 2018, Elliott sent another private letter to the Board (the “January 22 Letter”), stating its view that engaging in a sale transaction would be in the best interests of the Company and its stockholders, and further noting that Elliott continued to be interested in acquiring athenahealth for between $150 and $155 per share in cash subject to due diligence.

On February 2, 2018, the Board held a telephonic meeting attended by members of senior management and Weil, at which the Board reviewed, among other things, the January 22 Letter. Following discussion, the Board determined that, based on the Company’s prospects and financial performance, the Company’s stock price and the Board’s discussions, it was in the best interests of the Company and its stockholders not to pursue Elliott’s non-binding expression of interest in acquiring the Company outlined in the January 22 Letter.

On February 7, 2018, the Company appointed Jeffrey Immelt as Chairman of the Board.

On May 7, 2018, Elliott sent and simultaneously publicly released a letter to the Board (the “May 7 Letter”) outlining a non-binding proposal to acquire the Company for $160 per share in cash.

On May 7, 2018, the Board held a telephonic meeting attended by members of senior management and representatives of Lazard and Weil, at which it reviewed, among other things, the May 7 Letter and the non-binding indication of interest contained therein. Representatives of Weil reviewed with the directors their fiduciary duties. Following discussion, the Board determined that the Company should conduct further analyses, with the assistance of its advisers, to assist the Board in reviewing and determining a course of action in connection with Elliott’s non-binding expression of interest in acquiring the Company outlined in the May 7 Letter. Also on May 7, 2018, athenahealth issued a press release confirming that it had received an unsolicited proposal from Elliott to acquire the Company for $160 per share in cash, and noting that consistent with its fiduciary duties and following consultation with its independent financial and legal advisors, the Board would carefully review the proposal to determine the course of action that it believed was in the best interest of the Company and its stockholders. Also on May 7, 2018, Elliott amended its statement on Schedule 13D to disclose the May 7 Letter.

On May 14, 2018, Elliott sent, and publicly released, a letter to the Board (the “May 14 Letter”) reiterating its non-binding proposal to acquire the Company for $160 per share in cash. Also on May 14, 2018, Jonathan Bush, then President and Chief Executive Officer of athenahealth, sent a letter to Elliott confirming that the Company had received the May 7 Letter and that, as disclosed in the press release issued by the Company on May 7, 2018, the Board was reviewing the non-binding proposal contained therein and would respond in due course.

On May 15, 2018, representatives of athenahealth’s management contacted representatives of Centerview to discuss their engagement as an additional financial advisor to the Company, alongside Lazard, in connection with review of Elliott’s non-binding indication of interest and related matters.

On May 16, 2018, the Board held a telephonic meeting attended by members of senior management and representatives of Centerview, Lazard and Weil, at which, among other things, it reviewed the May 14 Letter and the non-binding indication of interest contained therein, and received an update from the Company’s management and its advisors on the news articles and communications that had been received from athenahealth’s stockholders in connection with Elliott’s public announcement of its non-binding indication of interest in acquiring the Company, and the effect that Elliott’s public announcements had had on athenahealth’s stock price and stockholder profile. Following the discussion, the Board determined that management should update the existing financial analyses and the five-year management projections for the Company’s forecasted performance to assist the Board in evaluating the Company’s standalone plan and in reviewing and determining a course of action in connection with Elliott’s non-binding expression of interest in acquiring the Company outlined in the May 14 Letter. It was agreed that the Board and its advisors would reconvene on May 22, 2018 for further discussion.

On May 22, 2018, the Board held a telephonic meeting attended by members of senior management and representatives of Centerview, Lazard and Weil, at which, among other things, management of the Company presented to the Board the updated five-year management projections for the Company’s forecasted performance (the “May 2018 Model”). The Board discussed with management and its advisors the process by which the projections had been prepared, the key assumptions underlying the May 2018 Model, and various positive and negative metrics that were presented in the model. The Board, along with management and the Company’s advisors, considered various sensitivities or alternative assumptions that would impact certain areas of measurement and the overall financial forecast for the Company. Following the discussion, the Board instructed Centerview and Lazard to prepare preliminary financial analyses of Elliott’s non-binding indication of interest to acquire the Company for $160 per share and of the Company’s standalone value, for presentation to the Board at a meeting to be scheduled for May 31, 2018.

On May 24, 2018, Elliott sent, and publicly released, a letter to the Board (the “May 24 Letter”) reiterating its proposal to acquire the Company for $160 per share in cash and providing that Elliott was eager to engage in customary due diligence. Also on May 24, 2018, the Company issued a press release (the “May 24 Release”) in response to the May 24 Letter, noting that the Board was undertaking a thorough and deliberate analysis of Elliott’s proposal to acquire the Company for $160 per share in cash, and that it would continue to take the time necessary to complete its review. The May 24 Release also noted that the Board would communicate the results of its analysis and its recommendation promptly after taking the time necessary to complete its work, so that it would be able to recommend actions that it determines are in the best interests of all stockholders.

On May 31, 2018, a representative of Elliott, emailed a representative of management of athenahealth, requesting a call between a representative of Elliott and Mr. Immelt. The representative of athenahealth’s management responded on the same date, confirming that the Company would be able to arrange a call between a representative of Elliott and Mr. Immelt, with other athenahealth directors and members of athenahealth management also present, similar to the access to the Board that had been made available to other stockholders of the Company.

On May 31, 2018, the Board held a telephonic meeting attended by members of senior management and representatives of Centerview, Lazard and Weil, at which, among other things, representatives of Centerview and Lazard reviewed with the Board their preliminary financial analyses. The Board discussed various strategic alternatives that may be available to athenahealth, including continuing as a standalone public company while implementing alternatives reflected by the May 2018 Model, a sale of athenahealth to Elliott on the terms reflected in the May 14 Letter, and a sale of the Company to any other buyer by initiating a formal sale process. Representatives of Weil reviewed with the directors their fiduciary duties. Following discussion, the Board determined that it would review and discuss in further detail at its next meeting the May 2018 Model and the preliminary financial analyses presented by Centerview and Lazard, as well as the various strategic alternatives that may be available to athenahealth.

On June 5, 2018, the Board held a telephonic meeting attended by members of senior management and representatives of Weil at which, among other things, it reviewed the discussions that the Board had over the prior few weeks, including discussions with respect to the May 2018 Model, the preliminary financial analyses prepared by Centerview and Lazard, and the media reports concerning the Company and Mr. Bush that had been published in recent weeks. Representatives of Weil reviewed with the directors their fiduciary duties. Following discussion, the Board determined that, based on the Company’s prospects and financial performance, the Company’s stock price, the analyses presented by management and the advisers and the Board’s discussions, it was in the best interests of the Company and its stockholders to initiate a formal process to explore strategic alternatives for the Company. On June 6, 2018, the Company issued a press release (the “June 6 Release”) announcing that the Board had determined to initiate a formal process to explore strategic alternatives, including as part of this process that the Board would consider a sale, merger or other transaction involving the Company as well as continuing as an independent company. The June 6 Release also announced that Mr. Bush had stepped down as President, Chief Executive Officer and as a member of the athenahealth Board, effective immediately, and that in parallel to its consideration of strategic alternatives, athenahealth would initiate a search process to identify qualified CEO candidates. The June 6 Release further announced that Mr. Immelt had been appointed as Executive Chairman.

Following the Board’s determination to initiate a formal process to explore strategic alternatives for the Company, representatives of Centerview and Lazard commenced a broad outreach, contacting sixty-five (65) parties, comprised of thirty-two (32) companies and thirty-three (33) financial sponsors, including Veritas. Between June 13, 2018 and July 20, 2018, representatives of Weil negotiated the terms of, and arranged for the Company to sign, confidentiality agreements with a total of thirty-one (31) of the sixty-five (65) parties contacted by Centerview and Lazard, comprising of six (6) companies and twenty-five (25) financial sponsors, including, separately, Elliott and Veritas. Each party that signed a confidentiality agreement was provided access to certain non-public materials regarding the Company’s business and operations, and an opportunity to arrange a call with members of the Company’s management team. Between June 25, 2018 and July 10, 2018, members of the Company’s management team held a total of twenty-seven (27) due diligence teleconferences with twenty-five (25) potential buyers, including, separately, with Elliott and Veritas. In addition, one (1) party declined to enter into confidentiality agreements but held discussions with management and representatives of Centerview and Lazard based on publicly available information.

During the period outlined above, representatives of each of Elliott and Veritas separately engaged with representatives of the Company and its advisors as part of the potential sale process, including in connection with the negotiation and execution by each of Veritas and Elliott of separate confidentiality agreements with the Company.

On June 27, 2018, the Board held a telephonic meeting attended by members of senior management at which among other things, it received an update on the process to explore strategic alternatives, including a sale of the Company. During the meeting, senior management provided an overview of the expected timing of the strategic alternatives process and an initial list of potentially interested parties.

Between June 25, 2018 and July 3, 2018, representatives of Centerview and Lazard delivered a first round process letter to twenty-nine (29) parties, including Elliott and Veritas, outlining, among other things, that interested parties should each submit a non-binding written proposal no later than July 11, 2018, and the details to be included with respect to such proposals.

On July 6, 2018, the Board held a telephonic meeting attended by members of senior management and representatives of Centerview, Lazard and Weil, at which, among other things, it received an update on the process to explore strategic alternatives, including the potential strategic and financial buyers who had been contacted to date by Centerview and Lazard, the status of management presentations and the level of interest among potential buyers who had attended diligence sessions with management.

On July 11, 2018 and July 12, 2018, ten (10) parties, including each of Elliott and Veritas on behalf of Virence (separately), presented athenahealth with written preliminary non-binding indications of interest, with prices ranging in the $145 to $165 per share range. Additionally, one party requested an extension of time to submit a written proposal and on July 16, 2018, athenahealth received one inbound expression of interest. One further written preliminary non-binding indication of interest was submitted on August 7, 2018 at $160 per share.

On July 16, 2018, the Board held a telephonic meeting (the “July 16 Meeting”) attended by members of senior management and representatives of Centerview, Lazard and Weil, at which, among other things, it received an update on the process to explore strategic alternatives, including a summary of the written offers that had been received from potential buyers. Following discussion, the Board determined to continue to evaluate each of these offers by continuing to engage with the interested potential buyers who had submitted written offers and authorized its advisors to proceed as such. The Board also authorized the retention of Centerview and Lazard as financial advisors to the Board in connection with athenahealth’s review of strategic alternatives, including a potential sale transaction. Following the Board’s authorization of their engagement, engagement letters were negotiated with each of Centerview and Lazard and, in October 2018, the Company entered into such engagement letters with Centerview and Lazard.

Following the July 16 Meeting, eleven (11) parties were provided access to a virtual data room in connection with the sale process. The virtual data room contained certain non-public information and materials, and additional non-public information and materials continued to be made available in the data room between July 2018 and November 2018 in connection with the sale process, including in response to requests for further information and diligence requests made by potential buyers.

On July 25, 2018, the Board held a meeting (the “July 25 Meeting”) attended by members of senior management and representatives of Centerview, Lazard and Weil, at which, among other things, the Board received an update on the process to explore strategic alternatives, including regarding the potential strategic and financial buyers that were involved in the process, the status and key themes coming out of management presentations and due diligence sessions, and the Company’s advisors’ perspectives on the apparent relative levels of interest among potential buyers who remained involved in the process. Representatives of Centerview and Lazard also presented to the Board an overview of the level of interest of each party advancing in the process, including their preliminary views and understandings of the potential investment theses of each such party where possible. At the July 25 Meeting, the Board and its advisors also discussed the type and amount of additional diligence that the advancing parties were expected to require in order to submit a binding proposal to acquire the Company.

During the period of July 26, 2018 to August 13, 2018, the Company’s management and representatives of Centerview and Lazard conducted nine (9) in-person due diligence sessions with eleven (11) parties, including certain parties that were partnering in their review, in Boston, Massachusetts. During this period, additional non-public information and materials continued to be made available in the data room.

On August 20, 2018, representatives of Centerview and Lazard delivered a second round process letter to nine (9) parties, including each of Elliott and Veritas on behalf of Virence (separately), outlining, among other things, that interested parties should each submit final written proposal no later than September 17, 2018, and the details to be included with such proposals. The date for submission of final bids was subsequently revised to September 26, 2018. Also on August 20, 2018, representatives of Weil made available in the data room a draft merger agreement in connection with the proposed transaction.

On August 29, 2018, the Board held a telephonic meeting attended by members of senior management at which, among other things, it received an update on the process to explore strategic alternatives, including an overview of the interested parties, the timing and focus of the due diligence review and expectation for next steps in the strategic alternatives process.

On September 24, 2018, the Board held a meeting (the “September 24 Meeting”) attended telephonically by members of senior management and representatives of Centerview, Lazard and Weil, at which, among other things, it received an update on the process to explore strategic alternatives, including regarding the potential strategic and financial buyers who remained involved in the process, the status and key themes coming out of management presentations and diligence sessions to date, the potential buyers who were expected to submit final offers during that week and the process and schedule going forward.

From September 26, 2018 to September 28, 2018, four (4) parties, including Veritas (on behalf of Virence), presented athenahealth with written offers to acquire the Company, with prices ranging between $120 and $135 per share. Additionally, one consortium (the “Consortium”) comprised of three (3) parties submitted a proposal to the Company for a strategic partnership with the Company, and Elliott presented athenahealth with a proposal for it to partner with another party to acquire the Company at a purchase price equal to approximately $145 per share.

On September 30, 2018, the Board held a telephonic meeting (the “September 30 Meeting”) attended by members of senior management and representatives of Centerview, Lazard and Weil, at which, among other things, the Board received an update on the process to explore strategic alternatives, including a summary of the written offers that had been submitted to the Company that week by potential buyers. Representatives of Centerview and Lazard also reviewed with the Board their preliminary financial analyses of the offers and the Company as a standalone business. The Board discussed the strategic alternatives available to athenahealth, including continuing as a standalone public company while implementing alternatives reflected by the May 2018 Model, a sale of athenahealth to a strategic or financial buyer on the terms reflected in the final offers received, and a partnership between athenahealth and the Consortium on the terms reflected in the offer received from the Consortium. Following discussion, the Board instructed management and its advisors to continue to engage with four (4) parties (two of whom were partnered together) and to communicate a deadline of October 19, 2018 for such parties to submit their final proposals. The Board determined the parties to move forward with based on the specifics of their proposals, including the value such bids could provide to the Company’s shareholders, as well as the strength of the bidding parties’ ability to complete a transaction. Additionally, the Board instructed management to conduct further analysis on the Consortium’s proposal along the same timeline.

Between October 1, 2018 and October 29, 2018, members of the Company’s management, together with representatives of Centerview, Lazard and Weil, continued to provide certain non-public information and materials to representatives of those parties authorized by the Board to continue to progress in the Company’s sale process.

On October 10, 2018, athenahealth’s management prepared and presented to representatives of Centerview and Lazard an updated draft five-year management forecast, which reflected management’s revised forecast in light of the Company’s business performance to date and certain information that had been learned through the diligence process with potential buyers, as well as what the Company might be able to achieve if it pursued a standalone strategy.

On October 12, 2018, the Board held a telephonic meeting (the “October 12 Meeting”) attended by members of senior management and Weil, at which, among other things, the Board received an update on developments related to the business since the May 2018 Model. Members of the Company’s management then reviewed with the Board the forecasts that were provided to Centerview and Lazard on October 10, 2018. The Board discussed with management the process by which such forecasts had been prepared, including the key assumptions underlying such forecasts, and various positive and negative metrics that were presented in such forecasts as compared to the May 2018 Model. Following discussion, the Board directed athenahealth to continue to refine such forecasts, and then to authorize Centerview and Lazard to provide such forecasts as revised to bidders. Also at the October 12 Meeting, representatives of McKinsey & Company (“McKinsey”), consultant advisors to the Company, presented to the Board the results of the analyses that had been conducted by McKinsey with the assistance of athenahealth’s management in assessing the Consortium’s proposal for a strategic partnership with the Company.

On October 16, 2018, athenahealth provided to bidders the “October 2018 Model” described under the section captioned “—Certain Financial Projections” below.

On October 22, 2018, two (2) bidders (being “Party B” and another party, “Party C”) submitted offers to acquire the Company for between $117 and $125 per share in cash. On October 24, 2018, Veritas (on behalf of Virence) submitted a revised proposal to acquire the Company for $127.50 to $132.50 per share in cash, to be financed through a combination of equity and debt, including equity financing to come from both Veritas and Elliott.

On October 24, 2018, the Board held a meeting (the “October 24 Meeting”) attended by members of senior management and representatives of Centerview, Lazard and Weil, at which, among other things, the Board received an update on developments related to the business since the October 12 Meeting. Members of the Company’s management then presented to the Board the October 2018 Model. The Board discussed with management and its advisors the process by which the October 2018 Model had been prepared, including the key assumptions underlying the October 2018 Model, and various positive and negative metrics that were presented in the October 2018 Model compared to the May 2018 Model. Following discussion, the Board discussed the need for refining the management forecasts and potentially reflecting various sensitivities or alternative assumptions, for the purpose of further informing the Board’s view of the Company’s intrinsic value and the Company’s prospects on a standalone basis. The Board determined that the Company’s management should carefully evaluate the assumptions and sensitivities underlying the forecasts, and assess the risk associated with, various elements of the October 2018 Model, in order to further refine a financial model (the “Adjusted Management Model”) that should be referred to by the Board in its review of the Company’s standalone plan, and by Centerview and Lazard for the purpose of preparing their financial analyses. The Board was focused on evaluating the proposals against the standalone scenario and understanding the risks and uncertainties of continuing to execute on the strategic plan. At the meeting, the Board received an update on the process to explore strategic alternatives, including a summary of the bids that had been received from three (3) parties to acquire the Company. Representatives of Centerview and Lazard presented their preliminary financial analyses. The Board discussed the strategic alternatives available to athenahealth, including continuing as a standalone public company while implementing alternatives reflected by the October 2018 Model and a sale of athenahealth to a strategic or financial buyer on the terms reflected in the offers received. Following discussion, the Board determined that, based on the Company’s prospects, the analyses presented by management and the advisers and the Board’s discussions, it would only pursue a sale of the Company if the price per share was at a minimum $130. The Board also determined to delay filing of its earnings release to November 9, 2018 and its earnings call to November 12, 2018.

During the period of October 25, 2018 to October 29, 2018, representatives of Centerview, Lazard and Weil continued to provide certain non-public information and materials to, and to respond to due diligence requests from, representatives of Veritas (on behalf of Virence), Elliott and Party C.

On October 29, 2018, Schulte Roth & Zabel LLP (“Schulte”), counsel to Veritas and Virence, provided Weil with their initial comments to Weil’s draft of the merger agreement. On October 30, 2018, the Company and Veritas (on behalf of Virence) executed an exclusivity agreement providing that, among other things, the Company would negotiate a direct or indirect sale transaction exclusively with Veritas (on behalf of Virence) at a per share price equal to no less than $135 per share until November 12, 2018, provided that Veritas confirmed on every second day following execution of the exclusivity agreement that the terms and conditions of its final binding offer would not differ, in any material respect, from the terms proposed by Veritas on October 29, 2018, and that Veritas (on behalf of Virence) remains committed in good faith to announce a transaction on the timeframe agreed between the parties.

On October 30, 2018, the Board held a telephonic meeting attended by members of senior management and representatives of Weil, at which, among other things, the Board received an update on the process to explore strategic alternatives. During this meeting, the Board reaffirmed its position that, based on the Company’s prospects, the analyses presented by management and the advisers and the Board’s discussions, it would only pursue a sale of the Company if the per share price was at a minimum $130.

During the period of October 30, 2018 to November 11, 2018, the Company and its representatives continued to provide additional due diligence information to Veritas (on behalf of Virence) and its representatives, including telephonic due diligence conferences. During this period, Veritas (on behalf of Virence) confirmed on each second calendar day that the terms and conditions of its final binding offer would not differ, in any material respect, from the terms proposed by Veritas on October 29, 2018, and that Veritas (on behalf of Virence) remained committed in good faith to announce a transaction on the timeframe agreed between the parties.

During the time period between November 3, 2018 and November 11, 2018, representatives of Weil and Schulte exchanged drafts and held a series of phone calls to negotiate and finalize the terms of the merger agreement, the Company’s disclosure letter relating to the merger agreement, the equity commitment letters for Virence and Elliott and the limited guarantees for Veritas and Elliott.

On November 11, 2018, the Board held a telephonic meeting (the “November 11 Meeting”) attended by members of senior management and representatives of Centerview, Lazard and Weil, at which, among other things, the Board received an update on the process to explore strategic alternatives. At the November 11 Meeting, representatives of Centerview reviewed with the Board Centerview’s financial analysis of the Merger Consideration, and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated such date that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview’s opinion, please see below under the caption “–Opinion of athenahealth’s Financial Advisors – Opinion of Centerview Partners LLC”. Also at the November 11 Meeting, representatives of Lazard reviewed with the Board Lazard’s financial analysis of the Merger Consideration, and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated such date that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Lazard’s opinion, please see below under the caption “–Opinion of athenahealth’s Financial Advisors – Opinion of Lazard Frères & Co. LLC”. Further, at the November 11 Meeting, representatives of Weil reviewed with the directors their fiduciary duties and a summary of the key terms of a substantially final draft of the merger agreement that had been negotiated with Veritas (on behalf of Virence) in connection with the proposed transaction. After further discussing potential reasons for and against the proposed transaction (see below under the heading “—Recommendation of the Board of Directors and Reasons for the Merger—Reasons for the Merger”), the Board unanimously adopted and declared advisable the Merger Agreement, declared that the Merger Agreement was in the best interests of athenahealth and its stockholders, and recommended that athenahealth’s stockholders approve the Merger Agreement. The Board directed representatives of Weil to continue to finalize the terms of the Merger Agreement in accordance with the summary of terms reviewed with the Board.

Following the November 11 Meeting, the parties finalized and executed the Merger Agreement and the disclosure letter and received executed final copies of the limited guarantee, the equity commitment letters, the debt commitment letter and the preferred equity commitment letter.

On the morning of November 12, 2018, prior to the opening of trading of athenahealth common stock on the NASDAQ, athenahealth, Veritas and Elliott issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the Board

At a meeting of the Board on November 11, 2018, after careful consideration, including detailed discussions with athenahealth’s management and its legal and financial advisors, the Board unanimously:

•	adopted and declared advisable the Merger Agreement and the Merger and the consummation by athenahealth of the transactions contemplated by the Merger Agreement, including the Merger;

•

authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation by athenahealth of the transactions contemplated by the Merger Agreement, including the Merger;

•	determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of athenahealth and its stockholders;

•	directed that a proposal to adopt the Merger Agreement be submitted to a vote at a meeting of athenahealth stockholders; and

•	recommended that athenahealth stockholders vote for the adoption of the Merger Agreement.

Reasons for Recommending the Adoption of the Merger Agreement

At a meeting held on November 11, 2018, the Board unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board recommends the athenahealth stockholders approve and adopt the Merger Agreement and the Merger.

In arriving at this determination and recommendation, the Board reviewed and discussed a significant amount of information and consulted with athenahealth’s management, legal advisors and financial advisors. The following are some of the significant factors that supported its decision to approve the Merger Agreement (not necessarily in order of relative importance):

•	Merger Consideration. The Board considered that the Merger Consideration represented:

○	a 12% premium over the per share closing price of athenahealth common stock on November 9, 2018 (the last trading day prior to the Board’s approval of the Merger Agreement);

○

a 27% premium over the per share closing price of athenahealth common stock on May 17, 2017, the day prior to Elliott Management Corporation’s announcement that it had acquired an approximate 9% interest in athenahealth; and

○	a price per share of athenahealth common stock that was unlikely to be achieved in the near future given the current and prospective highly competitive nature of athenahealth’s industry.

•

Course of Negotiations. The Board considered the fact that, since June 2018, representatives of Lazard and Centerview communicated with 66 potential strategic and financial sponsor parties as part of the athenahealth Board’s exploration of strategic alternatives.

•

Prospects of athenahealth. The Board considered athenahealth’s financial projections and the risks associated with athenahealth’s ability to meet such projections. Among the potential risks identified by the Board were the lower than expected “switching” rates which have been and may continue to be reflected in declining market opportunities, the decline in win rates in selected segments, levels of attrition consistent with forecasts and higher levels of investment in product development than previously forecasted, as well as significant execution risk in athenahealth’s platform initiatives.

•

Potential Strategic Alternatives. The (1) possible alternatives to the acquisition by Parent, including the possibility of continuing to operate athenahealth as an independent entity and the desirability and perceived risks of that alternative; (2) potential benefits to athenahealth stockholders of these alternatives and the timing and likelihood of effecting such alternatives; and (3) athenahealth’s assessment that none of these alternatives was reasonably likely to present superior opportunities for athenahealth to create greater value for athenahealth stockholders, taking into account risks of execution as well as business, competitive, financial, industry, market and regulatory risks.

•

Cash Consideration; Certainty of Value. The Board considered the fact that the Merger Consideration is a fixed cash amount providing athenahealth’s stockholders with certainty of value and liquidity immediately upon the closing of the Merger, in comparison to the risks and uncertainty that would be inherent in remaining a standalone company or pursuing a transaction in which all or a portion of the consideration would be payable in stock.

•

Opinions of athenahealth’s Financial Advisors. The Board considered the financial presentation and separate opinions, dated November 11, 2018, of Centerview and Lazard to the Board as to the fairness, from a financial point of view and as of such date, of the per share Merger Consideration to be received by holders of athenahealth common stock (other than as specified in each such opinion), which opinions were based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described in the sections entitled “—Opinion of Centerview Partners LLC” and “—Opinion of Lazard Frères & Co. LLC.”

•	Negotiations with Veritas (on behalf of Virence) and Elliott and the Merger Agreement. The Board considered the general terms and conditions of the Merger Agreement, including:

○

that the equity commitments provided in favor of Merger Sub were for an aggregate amount sufficient to cover a significant portion of the aggregate Merger Consideration, and that athenahealth is named a third party beneficiary of the equity commitment letters;

○	the ability of the parties to consummate the Merger, including the fact that Merger Sub’s obligation to complete the Merger is not conditioned upon the receipt of financing;

○	athenahealth’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding unsolicited alternative acquisition proposals;

○

athenahealth’s ability to terminate the Merger Agreement in order to accept a superior proposal, subject to Veritas’ and Elliott’s ability to match such superior proposal and subject to paying Merger Sub a termination payment of $142,105,000;

○	the fact that the Board believed that the termination payment of $142,105,000 is reasonable and not preclusive of other offers;

○	athenahealth’s entitlement to a closing failure payment of $312,635,000 if Merger Sub terminates the Merger Agreement under certain circumstances;

○	athenahealth’s entitlement to specific performance to prevent breaches of the Merger Agreement;

○	athenahealth’s entitlement to specific performance to cause the equity financing contemplated by the equity commitment letters to be funded, subject to certain conditions;

○	that the Merger is subject to the approval of a majority of the outstanding stock of athenahealth;

○

the fact that Veritas and Elliott provided the Limited Guarantees in favor of athenahealth that guarantees the payment of the closing failure payment payable by Merger Sub to athenahealth, plus reimbursement obligations (see the section below captioned “– Limited Guarantee”); and

○	the Board’s view that the Merger Agreement was the product of arms’-length negotiation and contained customary terms and conditions.

•

Timing of Completion. The Board considered the anticipated timing of the consummation of the transactions contemplated by the Merger Agreement and the structure of the transaction as a Merger and concluded that the Merger could be completed in a reasonable timeframe and in an orderly manner. The Board also considered that the potential for closing the Merger in a reasonable timeframe could reduce the period during which athenahealth’s business would be subject to the potential uncertainty of closing and related disruption.

•

Availability of Appraisal Rights. The Board considered the availability of appraisal rights under Delaware law to athenahealth’s stockholders who do not vote in favor of the adoption of the Merger Agreement and who otherwise comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Court of Chancery of the State of Delaware determine the fair value of their shares of athenahealth common stock, which may be more than, less than or the same as the amount such stockholders would have received under the Merger Agreement.

In the course of its deliberations, the Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the Merger Agreement, including:

•

the fact that, following the Merger, athenahealth will no longer exist as an independent public company and athenahealth’s existing stockholders will not participate in athenahealth’s or Parent’s future earnings or growth or benefit from any synergies resulting from the consummation of the transactions contemplated by the Merger Agreement;

•	the fact that the Merger Agreement precludes athenahealth from actively soliciting alternative proposals;

•

the fact that the Merger might not be consummated in a timely manner or at all, as a result of a failure to satisfy certain conditions, including the approval by athenahealth’s stockholders and the condition requiring the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act;

•

the restrictions on the conduct of athenahealth’s business prior to the consummation of the Merger, which may delay or prevent athenahealth from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of athenahealth;

•	the fact that, for U.S. federal income tax purposes, the Merger Consideration will be taxable to athenahealth’s stockholders who are entitled to receive such consideration;

•

the significant costs involved in connection with entering into and completing the Merger and the substantial time and effort of management required to complete the transactions contemplated by the Merger Agreement, which may disrupt athenahealth’s business operations;

•

the risks and contingencies related to the announcement and pendency of the transactions contemplated by the Merger Agreement, including the impact on athenahealth’s employees and its relationships with existing and prospective customers, suppliers and other third parties;

•	the requirement that athenahealth pay Parent a termination fee equal to $142,105,000 if the Merger Agreement is terminated under certain circumstances;

•

the risk that while the Merger transactions are expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger transactions will be satisfied, and as a result, it is possible that the Merger transactions may not be completed even if approved by athenahealth’s stockholders;

•

the fact that athenahealth’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of athenahealth’s stockholders (See “The Merger—Interests of Directors and Executive Officers in the Merger”); and

•

the other risks described in and incorporated by reference in this proxy statement, see “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2017 incorporated by reference herein and “Cautionary Information Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented, including the factors described above.

Certain Financial Projections Utilized in Connection with the Merger

In the course of due diligence, athenahealth provided Parent with non-public financial information relating to athenahealth, including certain internal financial forecasts, estimates and other financial and operating data relating to athenahealth prepared by the management of athenahealth for fiscal years 2018 through 2023, which forecasts are referred to herein as the October 2018 Model. As described above in the section titled “The Merger—Background of the Merger”, the Board instructed athenahealth’s management to refine the October 2018 Model to reflect various sensitivities or alternative assumptions, for the purpose of further informing the Board’s view of the Company’s intrinsic value and the Company’s prospects on a standalone basis, and such model is referred to herein as the Adjusted Management Model. The Adjusted Management Model was made available to the Board for use in its evaluation of the Merger and also was provided to Centerview and Lazard which were directed to use and rely upon the Adjusted Management Model for purposes of their financial analyses and respective opinions.

The Adjusted Management Model is based on numerous variables and assumptions made by athenahealth management at the time prepared, including with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to athenahealth.

The following table presents a summary of the October 2018 Model:

FYE December, $mm	2018	2019	2020	2021	2022	2023
Revenue	$1,343	$1,425	$1,545	$1,693	$1,886	$2,139
Adjusted EBITDA(1)	368	450	531	608	696	823
Adjusted Operating Income(2)	236	307	382	461	558	690
Depreciation and Amortization(3)	132	144	148	147	137	133
Stock-Based Compensation	(53)	(56)	(60)	(65)	(71)	(77)
Capital Expenditures and Capitalized Software Costs	(135)	(130)	(127)	(126)	(131)	(134)
Cash Impact of Net Working Capital and Other	(2)	(32)	(33)	(34)	(36)	(37)

(1) Adjusted EBITDA is defined as net income before interest expense, income tax expense (benefit), depreciation and amortization, stock-based compensation expense and other expenses.

(2) Adjusted Operating Income is defined as net income before interest expense, income tax expense (benefit), stock-based compensation expense, amortization of purchased intangible assets, amortization of capitalized stock-based compensation related to software development, and other expenses.

(3) Excludes amortization of purchased intangibles and amortization of capitalized stock-based compensation related to software development.

The following table presents a summary of the Adjusted Management Model:

FYE December, $mm	2018	2019	2020	2021	2022	2023
Revenue	$1,343	$1,410	$1,510	$1,607	$1,736	$1,917
Adjusted EBITDA(1)	368	443	508	551	592	667
Adjusted Operating Income(2)	236	299	360	404	454	534
Depreciation and Amortization(3)	132	144	148	147	137	133
Stock-Based Compensation	(53)	(56)	(60)	(65)	(71)	(77)
Capital Expenditures and Capitalized Software Costs	(135)	(130)	(127)	(126)	(131)	(134)
Cash Impact of Net Working Capital and Other	(2)	(31)	(33)	(32)	(32)	(31)
Unlevered Free Cash Flow (Centerview and Lazard)(4)(5)	$35	$166	$215	$243	$264	$312

(1) Adjusted EBITDA is defined as net income before interest expense, income tax expense (benefit), depreciation and amortization, stock-based compensation expense and other expenses.

(2) Adjusted Operating Income is defined as net income before interest expense, income tax expense (benefit), stock-based compensation expense, amortization of purchased intangible assets, amortization of capitalized stock-based compensation related to software development, and other expenses.

(3) Excludes amortization of purchased intangibles and amortization of capitalized stock-based compensation related to software development.

(4) For purposes of each of Centerview’s and Lazard’s separate analyses, Unlevered Free Cash Flow defined (and calculated by each of Centerview and Lazard using the Adjusted Management Model) as Adjusted EBITDA (i) less Stock-Based Compensation, Depreciation and Amortization, (ii) less taxes (applying a 20.0% cash tax rate for 2018 and a 24.7% cash tax rate thereafter, as provided by the Company) to the amount calculated thus far, (iii) plus Depreciation and Amortization, (iv) less Capital Expenditures and Capitalized Software Costs, and (v) less the Cash Impact of Net Working Capital and Other, in each case as approved for Centerview’s and Lazard’s use by the Company. The Unlevered Free Cash Flow for 2018 reflects the 3-month period from October to December of 2018 (all other figures presented reflect full-year values).

(5) In performing their respective discounted cash flow analyses of the Company, Centerview and Lazard each used the Unlevered Free Cash Flows of the Company over the period beginning October 1, 2018 and ending on December 31, 2022. In addition, Centerview and Lazard each used the Adjusted EBITDA of the Company in 2023 in connection with their respective calculations of the implied terminal values of the Company. For further information regarding Centerview’s and Lazard’s respective discounted cash flow analyses of the Company, see “–Opinion of Centerview Partners LLC” and “–Opinion of Lazard Frères & Co. LLC”.

The inclusion of information about the Adjusted Management Model in this proxy statement should not be regarded as an indication that any of athenahealth, Parent or any other recipient of this information considered, or now considers, it necessarily predictive of actual future results or material information given the inherent risks and uncertainties associated with such forecasts.

The Adjusted Management Model is subjective in many respects and, thus, subject to interpretation. Although presented with numeric specificity, the Adjusted Management Model reflects numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to athenahealth’s and Parent’s businesses, including the factors listed under “Risk Factors”, all of which are difficult to predict and many of which are beyond athenahealth’s or Parent’s control. athenahealth cannot provide any assurance that the assumptions underlying the Adjusted Management Model will be realized.

Many of the assumptions reflected in the Adjusted Management Model are subject to change and the Adjusted Management Model does not reflect revised prospects for athenahealth’s or Parent’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. athenahealth has not updated and does not intend to update or otherwise revise the Adjusted Management Model. There can be no assurance that the results reflected in the Adjusted Management Model will be realized or that actual results will not materially vary from the Adjusted Management Model. In addition, the Adjusted Management Model cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the Adjusted Management Model included in this proxy statement should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

athenahealth stockholders are urged to review athenahealth’s most recent SEC filings for a description of risk factors with respect to athenahealth’s business. You should read “Cautionary Statement Regarding Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Adjusted Management Model and “Where You Can Find More Information”.

The Adjusted Management Model was not prepared with a view toward complying with U.S. General Accepted Accounting Principles (“GAAP”) (including because certain metrics are non-GAAP measures, and the forecasts contained therein do not include footnote disclosures as may be required by GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither athenahealth’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Adjusted Management Model, nor have they expressed any opinion or any other form of assurance on the Adjusted Management Model or the achievability of the results reflected in the Adjusted Management Model, and they assume no responsibility for, and disclaim any association with, the Adjusted Management Model. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the Adjusted Management Model may not be comparable to similarly titled amounts used by other companies or persons.

The non-GAAP financial measures set forth above should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with U.S. GAAP. athenahealth is not providing a quantitative reconciliation of these forward-looking non-GAAP financial measures. In accordance with Item 10(e)(1)(i)(B) of Regulation S-K of the Securities Act of 1933, a quantitative reconciliation of a forward-looking non-GAAP financial measure is only required to the extent it is available without unreasonable efforts. athenahealth does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation, or to quantify the probable significance of these items at this time. The adjustments required for any such reconciliation of athenahealth’s forward-looking non-GAAP financial measures cannot be accurately forecast by athenahealth, and therefore the reconciliation has been omitted. For the reasons described above, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Adjusted Management Model. athenahealth has not made any representation to Parent in the Merger Agreement concerning any of the Adjusted Management Model.

The information about the Adjusted Management Model set forth above does not give effect to the Merger and also does not take into account the effect of any failure of the Merger to be consummated.

ATHENAHEALTH DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE ADJUSTED MANAGEMENT MODEL TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT REALIZED.

Opinion of Centerview Partners LLC

On November 11, 2018, Centerview rendered to the Board its oral opinion, subsequently confirmed by delivery of a written opinion dated November 11, 2018, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated November 11, 2018, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by the full text of Centerview’s written opinion attached as Annex B. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Company Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to whether such stockholder should have executed a consent with respect to the Merger or as to how such stockholder or other person should otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the Merger Agreement dated November 11, 2018, referred to in this summary of Centerview’s opinion as the “Draft Merger Agreement”;

•	Annual Reports on Form 10-K of the Company for the years ended December 31, 2017, December 31, 2016 and December 31, 2015;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its stockholders; and

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and approved for purposes of Centerview’s analysis by the Board, which are set forth in the section of this Proxy Statement entitled “The Merger—Certain Financial Projections Utilized in Connection with the Merger” and referred to in this summary of Centerview’s opinion as the “Forecasts” and which are collectively referred to in this summary of Centerview’s opinion as the “Internal Data.”

Centerview also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Company’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Company’s direction, that the Internal Data (including, without limitation, the Forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied at the Company’s direction on the Internal Data for purposes of Centerview’s analysis and opinion. In connection therewith, Centerview was advised by the Company that the Forecasts most recently prepared by management of the Company and presented to the Board best reflect the good faith judgments of the Board as to the Company’s future financial performance and, accordingly, Centerview was instructed by the Board to only use those Forecasts for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at the Company’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the Company’s direction, that the final executed Merger Agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Merger Agreement reviewed by Centerview. Centerview also assumed, at the Company’s direction, that the Transaction will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the shares of Company Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders of the shares of Company Common Stock pursuant to the Merger Agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’ written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to whether such stockholder should have executed a consent with respect to the Merger or as to how such stockholder or other person should otherwise act with respect to the Transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the members of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Board in connection with Centerview’s opinion, dated November 11, 2018. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Transaction. None of the Company, Parent, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 9, 2018 (the last trading day before the public announcement of the Transaction) and is not necessarily indicative of current market conditions.

Selected Public Company Analysis

Centerview reviewed certain financial information of the Company and compared it to corresponding financial information of certain publicly traded electronic health record (“EHR”) vendor and healthcare information technology (“HCIT”) vendor companies that Centerview deemed comparable, based on its experience and professional judgment, to the Company (referred to as the “selected companies” in this summary of Centerview’s opinion). Centerview viewed EHR and HCIT vendor companies as most comparable for purposes of its analysis due to, among other things, (1) the Company’s historical and projected revenue and operating margin profile (as set forth in the Adjusted Management Model) as compared to EHR and HCIT vendor companies (based on Wall Street research analyst consensus estimates) and (2) the Company’s mix of products and services currently offered to the Company’s customers and those services offered by EHR and HCIT vendor companies. Although none of the selected companies is directly comparable to the Company, the selected companies listed below were chosen by Centerview, among other reasons, because they are publicly traded companies with certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of the Company. However, because none of the selected companies is exactly the same as the Company, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operational characteristics of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources as of November 9, 2018, Centerview calculated, among other things, for each selected company set forth below, the implied enterprise value (calculated, to the extent publicly available, as the market value of common equity (determined using the treasury stock method and taking into account outstanding in the money options, other equity awards and other convertible securities, as applicable) plus the face value of debt, preferred stock and non-controlling interests less cash and cash equivalents (excluding cash held on trust and restricted cash, as applicable) and equity investments) which is referred to in this summary of Centerview’s opinion as “EV”, as a multiple of Wall Street research analyst consensus estimated earnings before interest expense, income taxes, depreciation and amortization, stock-based compensation, and non-recurring items (which is referred to in this summary of Centerview’s opinion as “EBITDA”) for the next twelve-month period (which is referred to as “NTM”).

The results of this analysis are summarized as follows:

Selected EHR Vendor Companies	EV / NTM EBITDA
Cerner Corporation	11.0x
Allscripts Healthcare Solutions, Inc.	9.2x
NextGen Healthcare, Inc.	11.9x
Computer Programs & Systems, Inc.	10.6x
75th Percentile	11.3x
Median	10.8x
25th Percentile	10.2x

Selected HCIT Vendor Companies	EV / NTM EBITDA
HMS Holdings Corp.	20.7x
Inovalon Holdings Inc.	13.2x
Evolent Health Inc.	NM
75th Percentile	18.8x
Median	16.9x
25th Percentile	15.1x

Overall	EV / NTM EBITDA
75th Percentile	12.9x
Median	11.5x
25th Percentile	10.7x

Based on the foregoing analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a range of multiples of enterprise value to NTM EBITDA of

10.5x to 12.5x. In selecting this range of multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis. Centerview applied this range to the Company’s NTM EBITDA of $430 million derived from the Forecasts, which resulted in a range of implied values per share of Company Common Stock of approximately $109.00 to $129.00, rounded to the nearest $1.00. Centerview also applied this range to the Company’s NTM EBITDA of $405 million derived from publicly available Wall Street research analyst consensus estimates for the next twelve-month period, which resulted in an implied per share equity value range per share of Company Common Stock of approximately $103.00 to $122.00, rounded to the nearest $1.00. Centerview compared these ranges to the Merger Consideration of $135.00 per share of Company Common Stock to be paid to the holders of shares of Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.

Selected Transactions Analysis

Centerview reviewed and analyzed certain information relating to selected transactions involving publicly traded EHR and HCIT vendor companies that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to the Company and the Transaction. These transactions were selected, among other reasons, because their participants, size or other factors, for purposes of Centerview’s analysis, may be considered similar to the Transaction. Centerview used its experience, expertise and knowledge of these industries to select transactions that involved companies with certain operations, results, business mix or product profiles that, for purposes of this analysis, may be considered similar to certain operations, results, business mix or product profiles of the Company.

Financial data for the precedent transactions was based on publicly available information at the time of the announcement of the relevant transactions that Centerview obtained from public filings and other data sources. Using publicly available information, Centerview calculated, for each selected transaction set forth below, among other things, the enterprise value (calculated as described above) implied for the applicable target company based on the consideration payable in the applicable selected transaction as a multiple of the target company’s EBITDA for the latest twelve-month period (which is referred to in this summary as “LTM”) at the time of the transaction announcement.

The results of this analysis are summarized as follows:

Announcement Date	Acquiror	Target	EV/ LTM EBITDA
June 2018	Verscend Technologies, Inc.	Cotiviti Holdings, Inc.	18.0x
April 2018	Veritas Capital	GE’s HCIT Business	N/A
March 2018	Inovalon Holdings, Inc.	ABILITY Network Inc.	16.6x
February 2018	Roche Holding AG	Flatiron Health, Inc.	N/A
October 2017	Express Scripts Holding Company	eviCore healthcare	13.6x
July 2017	EQT	Certara	N/A
January 2017	McKesson Corporation	CoverMyMeds LLC	N/A
August 2016	EQT	Press Ganey Holdings, Inc.	17.5x
April 2016	Veritas Capital	Verisk’s Health-Analytics Unit	10.0x(1)
March 2016	Allscripts Healthcare Solutions, Inc. / GI Partners	Netsmart Technologies, Inc.	N/A
February 2016	ResMed Inc.	Brightree LLC	18.6x(2)
February 2016	IBM Watson Health	Truven Health Analytics	16.9x
November 2015	Pamplona Capital Management	MedAssets, Inc.	11.5x
August 2015	International Business Machines Corporation	Merge Healthcare Incorporated	19.0x

Announcement Date	Acquiror	Target	EV/ LTM EBITDA
July 2015	Emdeon Inc.	Altegra Health, Inc.	15.5x
September 2014	Cognizant Technology Solutions Corporation	TriZetto Corporation	N/A
August 2014	Cerner Corporation	Siemens Health Services	10.5x
November 2013	Experian plc	Passport Health Communications, Inc.	20.3x
September 2013	Vista Equity Partners	Greenway Medical Technologies, Inc.	NM

75th Percentile			18.1x
Median			16.8x
25th Percentile			13.0x

(1)  Utilized 2015 EBITDA

(2)  Utilized 2016 EBITDA

No company or transaction used in this analysis is identical or directly comparable to the Company or the Transaction. The companies included in the selected transactions listed above were selected, among other reasons, based on Centerview’s experience and professional judgment, because they have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of the Company. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected transactions analysis. Accordingly, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected transactions analysis. This analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies and the Company.

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a range of multiples of enterprise value to LTM EBITDA of 14.0x to 17.0x derived from the target companies in the selected precedent transactions. In selecting this range of multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the target companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or the Company in order to provide a context in which to consider the results of the quantitative analysis. Centerview applied this range to the Company’s LTM EBITDA of $374 million for the period ended September 30, 2018 based on the Internal Data, which resulted in an implied per share equity value range for the shares of Company Common Stock of approximately $126.00 to $152.00, rounded to the nearest $1.00. Centerview compared this range to the Merger Consideration of $135.00 per share of Company Common Stock to be paid to the holders of shares of Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of the Company based on the Forecasts. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated a range of equity values for the Company by (a) discounting to present value as of September 30, 2018 using discount rates ranging from 10.5% to 12.0%

(reflecting Centerview’s analysis of the Company’s weighted average cost of capital) and the mid-year convention: (i) the forecasted fully taxed unlevered free cash flows of the Company over the period beginning October 1, 2018 and ending on December 31, 2022 (as calculated by Centerview as set forth in “—Certain Financial Projections Utilized in Connection with the Merger,” and (ii) a range of implied terminal values of the Company at the end of the Forecast period, calculated by Centerview applying an illustrative range of enterprise value to EBITDA multiples of 10.5x to 12.5x, which Centerview selected utilizing its professional judgment and experience, to the Company’s estimated forward EBITDA as of December 31, 2022, as set forth in the Forecasts, and (b) adding to the foregoing results the Company’s net cash as of September 30, 2018, as set forth in the Internal Data. Centerview divided the result of the foregoing calculations by the number of fully-diluted outstanding shares of Company Common Stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units and performance stock units) as of November 8, 2018 based on the Internal Data to derive a range of implied values per share of Company Common Stock of approximately $121.00 to $148.00, rounded to the nearest $1.00. Centerview compared this range to the Merger Consideration of $135.00 per share of Company Common Stock to be paid to the holders of shares of Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.

Other Factors

Centerview noted for the Board certain additional factors solely for informational purposes, including, among other things, the following:

•

Historical closing trading prices of the shares of Company Common Stock during the 52-week period ended May 4, 2018 (the last full trading day prior to Elliott’s public proposal to acquire the Company for $160 per share), which reflected low and high stock closing prices for the Company during such period of approximately $101.00 to $156.00 per share, rounded to the nearest $1.00.

•

Stock price targets for the shares of Company Common Stock in publicly available Wall Street research analyst reports, which indicated low and high stock price targets for the Company ranging from $128.00 to $180.00 per share.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Board or management of the Company with respect to the Merger Consideration or as to whether the Board would have been willing to determine that a different consideration was fair. The consideration for the Transaction was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Centerview provided advice to the Company during these negotiations. Centerview did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, Centerview was not (except for its current engagement) engaged to provide financial advisory or other services to the Company, and Centerview did not receive any compensation from the Company during such period. In the two years prior to the date of its written opinion, Centerview was not engaged to provide financial advisory or other services to Parent, Veritas Capital Fund Management, L.L.C. (“Veritas”), the sponsor of Parent, or Elliott Management Corporation, a stockholder of the Company and Parent (“Elliott”), and Centerview did not receive any compensation from Parent, Veritas or Elliott during such period. Centerview may provide financial advisory and other services to or with respect to the Company, Parent, Veritas, Elliott or their respective affiliates and portfolio companies of such affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview and Centerview’s affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, Veritas, Elliott or any of their respective affiliates and portfolio companies of such affiliates, or any other party that may be involved in the Transaction.

The Board selected Centerview as its financial advisor in connection with the Transaction based on, among other things, Centerview’s overall reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

In connection with Centerview’s services as the financial advisor to the Board, the Company has agreed to pay Centerview an aggregate fee of approximately $21 million, $3 million of which was payable upon the rendering of Centerview’s opinion, $7.5 million of which is payable upon the earlier of July 18, 2019 and the consummation of the Merger and the remainder of which is payable contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Opinion of Lazard Frères & Co. LLC

Summary of Opinion

The Company retained Lazard to act as a financial advisor to the Company and to render an opinion to the Board as to the fairness, from a financial point of view, to holders of shares of Company Common Stock of the consideration to be paid to such holders in the Merger. On November 11, 2018, Lazard rendered its oral opinion to the Board, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Merger Consideration to be paid to holders of shares of Company Common Stock (other than Excluded Shares) in the Merger was fair, from a financial point of view, to such holders of shares of Company Common Stock.

The full text of Lazard’s written opinion, dated November 11, 2018, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The description of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex C. We encourage you to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s opinion was for the benefit of the Board (in its capacity as such) in connection with the Board’s evaluation of the Merger and only addressed the fairness, from a financial point of view, to holders of shares of Company Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders of shares of Company Common Stock in the Merger as of the date of Lazard’s opinion. The Company did not request Lazard to consider, and Lazard’s opinion did not address, the relative merits of the Merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any holder of shares of Company Common Stock as to how such holder should vote or act with respect to the Merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Merger.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of a draft, dated November 11, 2018, of the Merger Agreement;

•	Reviewed certain publicly available historical business and financial information relating to the Company;

•

Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company prepared by management of the Company and approved for Lazard’s use by the Board;

•	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

•	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

•	Reviewed historical stock prices and trading volumes of shares of Company Common Stock; and

•	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal. Lazard was advised by the Company that the financial forecasts most recently prepared by the Company’s management, and presented to the Board best reflect the good faith judgments of the Board as to the Company’s future financial performance and, accordingly, Lazard was instructed to only use those forecasts for purposes of Lazard’s analysis in connection with its opinion. With respect to the projections utilized in Lazard’s analysis, Lazard assumed, with the consent of the Company, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard assumed no responsibility for, and expressed no view as to, such projections or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with the consent of the Company, that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions of the Merger Agreement. Representatives of the Company advised Lazard, and Lazard assumed, that the Merger Agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of the Company, that obtaining the necessary regulatory or third-party approvals and consents for the Merger would not have an adverse effect on the Company or the Merger. Lazard’s opinion did not address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects of the Merger (other than the Merger Consideration to the extent expressly specified in Lazard’s opinion). In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration or otherwise.

The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The brief summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Considering selected portions of the analyses and reviews or the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to the Company or the Merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 9, 2018 (the last trading day before the public announcement of the Merger) and is not necessarily indicative of current market conditions.

Summary of Lazard Financial Analyses

Selected Public Company Analysis

For purposes of its analysis, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to the Company and selected comparable publicly traded companies whose operations Lazard believed, based on its experience with companies in the HCIT (including EHR) and Vertical SaaS (“Vertical SaaS”) industries and professional judgment, to be generally relevant in analyzing the Company’s operations. Lazard then compared such information to the corresponding information of the Company.

The selected group of companies used in this analysis, which are referred to as “comparable companies,” was as follows:

EHR Companies

•	Cerner
•	Allscripts Healthcare Solutions
•	NextGen Healthcare
•	Computer Programs & Systems

Other HCIT Companies

•	HMS Holdings
•	Inovalon Holdings
•	Evolent Health

Vertical SaaS Companies

•	RealPage
•	Medidata Solutions
•	Blackbaud
•	Ebix
•	SPS Commerce
•	HealthStream

Lazard selected the companies reviewed in this analysis because, among other things, they operate businesses similar to one of the businesses of the Company. As compared to the HCIT Companies, Lazard viewed the Vertical SaaS Companies as being less relevant in its analysis of the Company’s operations as a result of, among other things (1) lower revenue growth that is forecasted for 2019 for the Company (as set forth in the Adjusted Management Model) as compared to the Vertical SaaS Companies (based on Wall Street research analyst consensus estimates) and (2) differences between the mix of software and processing services currently offered to the Company’s customers and those services offered by the Vertical SaaS Companies, which are more software focused. However, none of the selected companies is identical to the Company. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the comparable companies that could affect the public trading values of each also are relevant.

Lazard calculated each comparable company’s enterprise value (“EV”), which Lazard calculated as the market capitalization of each company (based on each company’s fully-diluted share count, and closing share price, as of November 9, 2018), plus balance sheet debt and other non-equity capitalization (if applicable) and less cash, cash equivalents and marketable securities to its estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the next twelve-month period (“NTM”). The NTM EBITDA estimates for each of the comparable companies used by Lazard in its analysis were based on public filings and information provided by FactSet Research Systems.

The following tables summarize the results of this review:

EHR Companies	EV / NTM EBITDA
Cerner	11.0x
Allscripts Healthcare Solutions	9.2x
NextGen Healthcare	11.9x
Computer Programs & Systems	10.6x

Other HCIT Companies	EV / NTM EBITDA
HMS Holdings	20.7x
Inovalon Holdings	13.2x
Evolent Health	NM

Vertical SaaS Companies	EV / NTM EBITDA
RealPage	19.0x
Medidata Solutions	24.9x
Blackbaud	19.7x
Ebix	11.5x
SPS Commerce	26.6x
HealthStream	16.1x

EV / NTM EBITDA
	Low	Median	High
EHR Companies	9.2x	10.8x	11.9x
Other HCIT Companies	13.2x	16.9x	20.7x
Vertical SaaS Companies	11.5x	19.4x	26.6x
All Selected Companies	9.2x	14.6x	26.6x

Based on an analysis of the relevant metrics for each of the comparable companies (including the recent earnings and stock price performance of the EHR comparable companies), as well as its professional judgment and experience, Lazard applied an EV to NTM EBITDA multiple range of 10.5x-12.5x to the Company’s NTM EBITDA of $430 million as reflected in the Adjusted Management Model. Lazard also applied this range to the Company’s NTM EBITDA of $405 million derived from publicly available Wall Street research analyst consensus estimates that Lazard obtained from Wall Street research reports.

This analysis resulted in an implied price per share range for shares of Company Common Stock (rounded to the nearest $1.00), as compared to the Merger Consideration, as set forth below.

Implied Price Per Share Range (Adjusted Management Model)	Implied Price Per Share Range (Wall Street Consensus)	Merger Consideration
$109.00 – $129.00	$103.00 – $122.00	$135.00

Selected Precedent Transactions Multiple Analysis

Lazard reviewed and analyzed selected precedent Merger and acquisition transactions involving HCIT and Vertical SaaS companies that it viewed, based on its experience and professional judgment, as generally relevant in analyzing the Company. In performing this analysis, Lazard reviewed certain financial information and transaction multiples relating to the companies involved in such selected transactions and compared such information to the corresponding information for the Company. Specifically, Lazard reviewed 19 merger and acquisition transactions involving companies in the HCIT industry for which sufficient public information was available, and 7 merger and acquisition transactions involving companies in the Vertical SaaS industry for which sufficient public information was available.

The selected group of transactions reviewed in this analysis was as follows:

HCIT Announcement Date	Acquiror	Target	EV / LTM EBITDA	EV / NTM EBITDA
June 2018	Verscend Technologies	Cotiviti Holdings	18.0x	15.9x
April 2018	Veritas Capital	GE’s HCIT Business	N/A	10.5x
March 2018	Inovalon	ABILITY Network	16.6x	16.0x
February 2018	Roche	Flatiron Health	N/A	N/A
October 2017	Express Scripts	eviCore healthcare	13.7x	13.1x
July 2017	EQT	Certara	N/A	N/A
January 2017	McKesson	CoverMyMeds	N/A	N/A
August 2016	EQT	Press Ganey Holdings	17.5x	15.3x
April 2016	Veritas Capital	Verisk’s Health-Analytics Unit	10.7x	8.3x
March 2016	Allscipts Healthcare Solutions/GI Partners	Netsmart Technologies	N/A	12.7x
February 2016	ResMed	Brightree	18.6x	18.2x
February 2016	IBM Watson Health	Truven Health Analytics	16.9x	N/A
November 2015	Pamplona Capital Management	MedAssets, Inc.	11.5x	11.0x
August 2015	IBM Watson Health	Merge Healthcare	19.0x	16.8x
July 2015	Emdeon	Altegra Health	15.4x	N/A
September 2014	Cognizant	TriZetto Corporation	14.2x	N/A
August 2014	Cerner	Siemens Health Services	10.5x	N/A
November 2013	Experian	Passport Health Communications	20.3x	N/A
September 2013	Vista Equity Partners	Greenway Medical Technologies	N/M	N/M

Vertical SaaS Announcement Date	Acquiror	Target	EV / LTM EBITDA	EV / NTM EBITDA
March 2018	GTCR / Sycamore Partners	CommerceHub	23.1x	19.9x
December 2016	Synchronoss Technologies	Intralinks Holdings	17.5x	13.0x
August 2016	Verizon Communications	Fleetmatics Group	24.0x	19.8x
September 2015	Vista Equity Partners	Solera Holdings	14.2x	12.8x
June 2015	Cox Automotive	Dealertrack Technologies	22.4x	19.1x
December 2013	NCR	Digital Insight	15.7x	15.1x
September 2013	Vista Equity Partners	ACTIVE Network	18.6x	15.7x

To the extent publicly available, Lazard also reviewed, among other things, (i) the EV to EBITDA multiple of each of the target companies implied by the selected transactions by comparing the enterprise implied by the acquisition price to the relevant target company’s estimated EBITDA for the NTM after each transaction was announced and (ii) the EV to EBITDA multiple of each of the target companies implied by the selected transactions by comparing the enterprise implied by the acquisition price to the relevant target company’s estimated EBITDA for the last twelve month period (“LTM”) before each transaction was announced. The EBITDA amounts for the target companies were based on publicly available company filings and Wall Street research analyst estimates. The following table summarizes the results of this review:

	EV / LTM EBITDA			EV / NTM EBITDA
	Low	Median	High	Low	Median	High
HCIT Companies	10.5x	16.6x	20.3x	8.3x	14.2x	18.2x
Vertical SaaS Companies	14.2x	18.6x	24.0x	12.8x	15.7x	19.9x
All Precedent Transactions	10.5x	16.9x	24.0x	8.3x	15.2x	19.9x

Based on an analysis of the relevant metrics for each of the transactions, as well as its professional judgment and experience, Lazard applied an EV to NTM EBITDA multiple range of 13.0x-16.0x to the Company’s NTM EBITDA of $430 million as reflected in the Adjusted Management Model. Lazard also applied this range to the Company’s NTM EBITDA of $405 million derived from publicly available Wall Street research analyst consensus estimates that Lazard obtained from Wall Street research reports. Furthermore, based on an analysis of the relevant metrics for each of the transactions, as well as its professional judgment and experience, Lazard applied an EV to LTM EBITDA multiple range of 14.0x-17.0x to the Company’s LTM EBITDA of $374 million for the period ended September 30, 2018.

This analysis resulted in the following implied price per share ranges for shares of Company Common Stock (rounded to the nearest $1.00), as compared to the Merger Consideration, as set forth below.

EV/LTM EBITDA	EV/NTM EBITDA
Implied Price Per Share Range	Implied Price Per Share Range (Adjusted Management Model)	Implied Price Per Share Range (Wall Street Consensus)	Merger Consideration
$126.00 – $152.00	$134.00 – $164.00	$126.00 – $155.00	$135.00

Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis of the Company, which is a valuation methodology used to derive a valuation of a company by calculating the present value of its estimated future cash flows. “Future cash flows” refers to projected unlevered free cash flows (calculated, beginning with unlevered net income, by adding depreciation and amortization, subtracting capital expenditures, expenditure on acquisitions, and adjusting for changes in working capital and other operating activities) of a company. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors. Lazard calculated the discounted cash flow value of the Company as the sum of the net present value, as of September 30, 2018, of each of:

•	the estimated future cash flows that the Company will generate for each of the years 2018 through 2022; and

•	the estimated value of the Company at the end of 2022 (the “terminal value”).

The estimated future cash flows for the Company over the period beginning October 1, 2018 and ending on December 31, 2022 were calculated by Lazard as set forth in “—Certain Financial Projections Utilized in Connection with the Merger”.

For its discounted cash flow calculations, Lazard applied discount rates ranging from 10.0% to 11.0%. Such discount rates were based on Lazard’s estimated ranges of the Company’s weighted average cost of capital, based on, among other things, the average unlevered risk profiles, weighted after-tax cost of debt and consolidated leverage ratios of the comparable companies described under “—Selected Public Company Analysis” above.

Lazard calculated the terminal value for the Company by applying EBITDA multiples ranging from 10.5x to 12.5x to the Company’s estimated terminal year EBITDA, implying a perpetuity growth rate range of 5.3% to 7.1%. The ranges of the multiples were selected by Lazard in its professional judgment by reference to the multiples of the comparable companies described under “—Selected Public Company Analysis” above.

The results of these analyses are summarized below:

Discount Rate	EBITDA Multiple	Implied Enterprise Value (in millions)
10.0% – 11.0%	10.5x – 12.5x	$5,220 – $6,300

Lazard then added consolidated net cash to calculate a consolidated equity value range for the Company. Lazard divided the resulting consolidated equity value range by the fully diluted shares of Company Common Stock outstanding to calculate an implied price per share range (rounded to the nearest $1.00) and compared it to the Merger Consideration, as set forth below.

Implied Price Per Share Range	Merger Consideration
$125.00 – $151.00	$135.00

Other Analyses and Reviews

52-Week High/Low Trading Prices

Lazard reviewed the range of trading prices of shares of Company Common Stock for the 52 weeks ended on May 4, 2018 (the last full trading day prior to Elliott’s public proposal to acquire the Company for $160 per share). Lazard observed that, during such period, the closing share price of shares of Company Common Stock ranged from $101.00 per share to $156.00 per share (rounded to the nearest $1.00), as compared to the Merger Consideration of $135.00 per share of Company Common Stock.

Research Analyst Price Targets

Lazard reviewed selected equity analyst price targets based on publicly available Wall Street equity research reports published prior to November 9, 2018, which ranged from $128.00 to $180.00 per share of Company Common Stock, representing forward price targets (not discounted back). It was Lazard’s view, based on its professional judgment and experience, that these analyst price targets had been impacted by Elliott’s public proposal as well as significant press speculation regarding a sale of the Company. Lazard observed such range of price targets as compared to the Merger Consideration of $135.00 per share of Company Common Stock.

Miscellaneous

In connection with Lazard’s services as a financial advisor to the Company, the Company agreed to pay Lazard an aggregate fee of approximately $21 million, $3 million of which was payable upon the delivery of Lazard’s opinion, and approximately $18 million upon the consummation of the Merger. The Company also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement, including certain liabilities under U.S. federal securities laws.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes.

Lazard in the past have provided, currently is providing and in the future may provide certain investment banking services to the Company and certain companies in which Elliott Management Corporation (a stockholder of the Company and Parent) has an investment, for which we have received and may receive compensation. During the past two years, the financial advisory business of Lazard has provided advisory services to the Company (for which Lazard has received aggregate fees of approximately $1 million) and advisory services to two (2) companies in which Elliott holds less than a majority interest). During the past two years, the financial advisory business of Lazard was not engaged to provide financial advisory or other services to Veritas Capital Fund Management, L.L.C. (the sponsor of Parent (“Veritas”)) or any entity known to be an affiliate of Veritas, and Lazard did not receive any compensation from Veritas or any entity known to be an affiliate of Veritas. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of the Company, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Parent and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as a financial advisor to the Company because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the healthcare and technology industries specifically, as well as its familiarity with the business of the Company.

The Company and Parent determined the total consideration of $135.00 in cash per share of Company Common Stock to be paid to the holders of shares of Company Common Stock pursuant to the Merger Agreement through arm’s-length negotiations, and the Board approved such consideration. Lazard did not recommend any specific consideration to the Board or any other person or indicate that any given consideration constituted the only appropriate consideration for the Merger. Lazard’s opinion was one of many factors considered by the Board, as discussed in “The Merger—Reasons for Recommending the Adoption of the Merger Agreement” beginning on page 36 of this proxy statement.

Interests of Directors and Executive Officers in the Merger

Members of the Board and our executive officers have various interests in the Merger described in this section that may be in addition to, or different from, the interests of athenahealth stockholders generally. You should keep this in mind when considering the recommendation of the Board for the adoption of the Merger Agreement. The members of the Board were aware of these interests and considered them at the time they approved the Merger Agreement and in making their recommendation that athenahealth stockholders adopt the Merger Agreement. These interests are described below.

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The relevant price per share of athenahealth common stock is $135.00, which is the price per share to be paid in connection with the Merger;

•

The assumed effective date of the Merger is December 18, 2018, which is also the assumed date of the closing of the Merger solely for purposes of the disclosure in this section, unless noted otherwise; and

•

The employment of each executive officer of athenahealth will have been terminated without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the assumed effective date of the Merger on December 18, 2018.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, therefore, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Outstanding Equity Awards

The Merger Agreement provides that, as of immediately prior to the Effective Time:

•

Each outstanding Company Option, under the Company Stock Plans, whether vested or unvested, (i) if the exercise price of such Company Option is equal to or greater than the Merger Consideration, such Company Option will be terminated and cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect and (ii) if the exercise price of such Company Option is less than the Merger Consideration, such Company Option will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (i) the number of shares of Company Common Stock underlying the Company Option immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration minus the applicable exercise price;

•

Each outstanding Company Restricted Stock Unit that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, will be terminated and cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) the number of shares of Company Common Stock underlying such Company Restricted Stock Unit, multiplied by (ii) the Merger Consideration; and

•

Each outstanding Company Performance Stock Unit that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, will be terminated and cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has been completed, (A) the number of shares of Company Common Stock subject to such Company Performance Stock Unit that would vest based on the actual level of achievement as of the Effective Time multiplied by (B) the Merger Consideration, and (ii) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has not been completed, (A) the number of shares of Company Common Stock subject to such Company Performance Stock Unit that would vest based on the applicable target level of achievement multiplied by (B) the Merger Consideration.

Summary Tables

The following table sets forth number of shares of athenahealth common stock underlying outstanding vested Company Options, unvested Company Restricted Stock Units and unvested Company Performance Stock Units held by our non-employee directors and the cash proceeds that each of our non-employee directors would receive at or promptly after the Effective Time in respect of outstanding equity awards, whether or not vested, held by such non-employee director as of December 18, 2018. The table includes payments in respect of equity awards that may vest prior to the completion of the Merger based upon the completion of continued service with athenahealth and independent of the occurrence of the Merger. All share and unit numbers have been rounded to the nearest whole number. No non-employee director held any unvested Company Options as of December 18, 2018.

Director Equity Summary Table

Director	Vested Stock Options (#)(1)	Vested Stock Options ($)(1)	RSU Awards (#)(2)	RSU Awards ($)(2)	PSU Awards (#)(3)	PSU Awards ($)(3)	Estimated Total Cash Consideration
Amy Abernethy, M.D., Ph. D.	-	$-	1,931	$260,685	-	$-	$260,685
Brandon Hull	15,565	$922,486	1,931	$260,685	-	$-	$1,183,171
Jeffrey R. Immelt	-	$-	3,062	$413,370	-	$-	$413,370
Dev Ittycheria	-	$-	1,931	$260,685	-	$-	$260,685
John A. Kane (4)	10,080	$537,944	1,931	$260,685	-	$-	$798,629
Jacqueline D. Kosecoff, Ph. D.	-	$-	1,931	$260,685	-	$-	$260,685
Brian P. McKeon	-	$-	1,931	$260,685	-	$-	$260,685
Ed Park	-	$-	1,931	$260,685	9,267	$1,251,045	$1,511,730
Thomas J. Szkutak	-	$-	1,931	$260,685	-	$-	$260,685

(1)

As of immediately prior to the Effective Time, with respect to each outstanding Company Option, (i) if the exercise price of such Company Option is equal to or greater than $135.00, such Company Option will be terminated and cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and (ii) if the exercise price of such Company Option is less than $135.00, such Company Option will be terminated and cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (i) the number of shares of athenahealth common stock underlying the Company Option immediately prior to the Effective Time, multiplied by (ii) $135.00 minus the applicable exercise price.

(2)

As of immediately prior to the Effective Time, each outstanding Company Restricted Stock Unit will be terminated and cancelled in exchange for the right to receive a lump sum cash payment equal to (i) the number of shares of athenahealth common stock underlying such Company Restricted Stock Unit, multiplied by (ii) $135.00.

(3)

As of immediately prior to the Effective Time, each outstanding Company Performance Stock Unit will be terminated and cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has been completed, (A) the number of shares subject to such Company Performance Stock Unit that would vest based on the actual level of achievement as of the Effective Time multiplied by (B) $135.00, and (ii) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has not been completed, (A) the number of shares of athenahealth common stock subject to such Company Performance Stock Unit that would vest based on the applicable target level of achievement multiplied by (B) $135.00.

(4)

Of the 10,080 Company Options held by Mr. Kane, 3,268 have an exercise price equal to or greater than $135.00. The remaining 6,812 Company Options have an exercise price less than $135.00. The dollar value reported in this table represents a lump sum cash payment amount equal in value to the 6,812 shares of athenahealth common stock underlying the Company Options, multiplied by $135.00 minus the applicable exercise price.

The following table sets forth the number of shares of athenahealth common stock underlying outstanding vested Company Options held by our executive officers and the cash proceeds that each of our executive officers would receive at or promptly after the Effective Time in respect of vested Company Options held by such executive officer as of December 18, 2018. No executive officer held any other vested equity awards as of December 18, 2018. All share numbers have been rounded to the nearest whole number.

Executive Officer Vested Equity Awards Summary Table

Executive Officers	Stock Options (#)(1)	Stock Options ($)(1)
Bret Connor	-	$-
Dan Haley (2)	3,482	$-
Prakash Khot	-	$-
Marc A. Levine	-	$-
Paul Merrild	-	$-
Timothy O’Brien	-	$-
Jon Porter	-	$-
David C. Young	-	$-

(1) As of immediately prior to the Effective Time, with respect to each outstanding vested Company Option, (i) if the exercise price of such Company Option is equal to or greater than $135.00, such Company Option will be terminated and cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and (ii) if the exercise price of such Company Option is less than $135.00, such Company Option will be terminated and cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (i) the number of shares of athenahealth common stock underlying the Company Option immediately prior to the Effective Time, multiplied by (ii) $135.00 minus the applicable exercise price.

(2) The vested Company Options held by Mr. Haley and reported in this table have an exercise price equal to or greater than $135.00.

The following table sets forth the number of shares of athenahealth common stock underlying outstanding unvested Company Options, Company Restricted Stock Units and Company Performance Stock Units held by our executive officers and the cash proceeds that each of our executive officers would receive at or promptly after the Effective Time in respect of unvested Company Options, Company Restricted Stock Units and Company Performance Stock Units held by such executive officer as of December 18, 2018. All share numbers have been rounded to the nearest whole number.

Executive Officer Unvested Equity Awards Summary Table

Executive Officers	Unvested Stock Options (#)(1)		Unvested Stock Options ($)(1)	Unvested RSU Awards (#)(2)		Unvested RSU Awards ($)(2)	Unvested PSU Awards (#)(3)		Unvested PSU Awards ($)(3)		Estimated Total Cash Consideration)
Bret Connor	3,936	$	-	6,287	$	848,745	4,026	$	543,510	$	1,392,255
Dan Haley	3,690	$	-	7,189	$	970,515	10,092	$	1,362,420	$	2,332,935
Prakash Khot	6,441	$	-	18,243	$	2,462,805	11,280	$	1,522,800	$	3,985,605
Marc A. Levine	7,872	$	-	23,608	$	3,187,080	8,053	$	1,087,155	$	4,274,235
Paul Merrild	3,690	$	-	5,833	$	787,455	10,267	$	1,386,045	$	2,173,500
Tim O’Brien	3,690	$	-	8,474	$	1,143,990	9,138	$	1,233,630	$	2,377,620
Jon Porter	3,690	$	-	9,493	$	1,281,555	8,496	$	1,146,960	$	2,428,515
David C. Young	-	$	-	6,804	$	918,540	-	$	-	$	918,540

(1)

As of immediately prior to the Effective Time, with respect to each outstanding Company Option, (i) if the exercise price of such Company Option is equal to or greater than $135.00, such Company Option will be terminated and cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and (ii) if the exercise price of such Company Option is less than $135.00, such Company Option will be terminated and cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (i) the number of shares of athenahealth common stock underlying the Company Option immediately prior to the Effective Time, multiplied by (ii) $135.00 minus the applicable exercise price. All unvested Company Options reported in this table have an exercise price that is equal to or greater than $135.00.

(2)

As of immediately prior to the Effective Time, each outstanding Company Restricted Stock Unit will terminate and be cancelled in exchange for the right to receive a lump sum cash payment equal to (i) the number of shares of athenahealth common stock underlying such Company Restricted Stock Unit, multiplied by (ii) $135.00.

(3)

As of immediately prior to the Effective Time, each outstanding Company Performance Stock Unit will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has been completed, (A) the number of shares of athenahealth common stock subject to such Company Performance Stock Unit that would vest based on the actual level of achievement as of the Effective Time multiplied by (B) $135.00, and (ii) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has not been completed, (A) the number of shares of athenahealth common stock subject to such Company Performance Stock Unit that would vest based on the applicable target level of achievement multiplied by (B) $135.00.

Change in Control Severance Benefits for Executive Officers

All executive officers participate in the athenahealth, Inc. Change in Control Severance Plan for Certain U.S. Officers and Executives (which we refer to as the “CIC Plan”). The CIC Plan provides that if an eligible employee either (1) is terminated by athenahealth without Cause (as defined in the CIC Plan), or (2) experiences a Good Reason Resignation (as defined in the CIC Plan), in either case, during the period beginning three months prior to the date of a change of control of the Company (provided that the termination by the Company without Cause or Good Reason Resignation is at the request of a third party who has taken steps calculated to effect a change in control or otherwise arose in connection with a change of control) and ending twelve months after the date of such change in control, the eligible employee will be entitled to the following payments and benefits, subject to his or her execution and non-revocation of a release of claims and agreement to comply with perpetual confidentiality and non-disparagement covenants and non-competition and non-solicitation covenants for 12 months following termination of employment:

•

payment of one (1) times the sum of (i) participant’s base salary in effect on the date of termination and (ii) 100% of the participant’s target annual bonus, in each case payable in equal pro rata installments in accordance with athenahealth’s normal payroll practices over 12 months (9 months in the case of vice presidents) following the termination date, beginning within 60 days following the termination date.

•	continuation of medical and dental coverage at active employee rate for 12 months (9 months in the case of vice presidents).

•

full vesting of the participant’s unvested Company Options, and all of the participant’s Company Options that are vested as of such termination will be exercisable for the greater of (i) the period set forth in the participant’s option agreement covering such options and (ii) 12 months (but not beyond the original expiration date).

•	full vesting of the participant’s unvested Company Restricted Stock Units and vesting at target of all of the participant’s unvested Company Performance Stock Units.

•	the cost of outplacement services up to $10,000 at an outplacement agency for a period of up to 3 months following the termination date.

The CIC Plan also provides that if any payment by athenahealth or its subsidiaries to or for the benefit of a participant would be nondeductible by athenahealth for federal income tax purposes because of Section 280G of the Code, then the aggregate present value of the payments and benefits provided to the participant pursuant to the CIC Plan (the “CIC Plan Payments”) will be reduced to an amount that maximizes the aggregate present value of the CIC Plan Payments without causing any CIC Plan Payment to be nondeductible by athenahealth due to Section 280G of the Code, provided that the amount of the after-tax CIC Plan Payments after such reduction has been applied exceeds the amount of the after-tax CIC Plan Payments if this reduction had not been applied.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise related to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to athenahealth’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of athenahealth’s stockholders. See the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” on page 26.

The amounts set forth below have been calculated assuming the Merger is consummated on February 15, 2019, and, where applicable, assuming each named executive officer experiences a qualifying termination of employment as of February 15, 2019. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Name	Cash (1)	Equity (2)	Perquisites/ Benefits (3)	Tax Reimburse- ment (4)	Other (5)	Total
Jonathan Bush (6) Former Chief Executive Officer, President and Director	$4,830,000	-	-	-	-	$4,830,000
Marc A. Levine Executive Vice President, Chief Financial Officer and Treasurer	$1,235,000	$4,274,235	$10,202	-	$10,000	$5,529,437
John A. Kane Former Interim Chief Financial Officer	-	$798,629	-	-	-	$798,629
Dan Haley Senior Vice President, Chief Legal and Administrative Officer	$712,500	$1,940,895	$11,871	-	$10,000	$2,675,266
Prakash Khot Executive Vice President, Chief Technology Officer	$890,000	$3,345,435	$11,871	-	$10,000	$4,257,306
Jonathan Porter Senior Vice President, Chief Product Officer	$847,500	$2,208,735	$11,871	-	$10,000	$3,078,106

(1)	Cash. Represents the following cash payments for each named executive officer.

Name	Severance Amount	Transaction Bonus Amount
Dan Haley	$637,500	$75,000
Prakash Khot	$765,000	$125,000
Marc A. Levine	$935,000	$300,000
Jonathan Porter	$722,500	$125,000

The “Severance” column represents the portion of the severance payable to each named executive officer upon a qualifying termination of employment in connection with or in anticipation of the Merger or within one year following the Effective Time. The cash severance payable to each named executive officer is a “double-trigger” payment, which means the amounts will become payable only upon a qualifying termination of employment in connection with or in anticipation of the Merger or within one year following the Effective Time. The receipt by the named executive officer of severance benefits under the CIC Plan is conditioned upon the named executive officer’s execution of a release of claims and compliance with certain perpetual confidentiality and non-disparagement covenants and non-competition and non-solicitation covenants for one year post-termination. For further details regarding the cash severance that may become payable to athenahealth’s named executive officers, see “Interests of Directors and Executive Officers in the Merger—Change in Control Severance Benefits for Executive Officers.”

The “Transaction Bonus Amount” column represents amounts payable to each named executive officer pursuant to the terms of a Transaction Bonus Agreement, the form of which was filed with the SEC on December 4, 2018, as entered into by and between the Company and certain key employees, including the named executive officers listed in this table. Under the agreement, 50% of the Transaction Bonus Amount will be paid on December 28, 2018, with the balance to be paid subject to the terms of the agreement.

(2)

Equity. Represents the value of the Company Options, Company Restricted Stock Units and Company Performance Stock Units held by each named executive officer that will vest and be cashed out in connection with the Merger. The amounts payable to named executive officers in respect of the Company Options, Company Restricted Stock Units and Company Performance Stock Units will be paid to the named executive officers at or promptly after the Effective Time even if the named executive officer’s employment is not terminated. For further details regarding the treatment of athenahealth equity awards in connection with the Merger, see “Interests of Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards.”

(3)

Perquisites/Benefits. Represents the value of continued medical and dental insurance coverage payable to each named executive officer upon a qualifying termination of employment in connection with or in anticipation of the Merger or within one year following the Effective Time. The continued coverage provided to each named executive officer is a “double-trigger” benefit, which means that the coverage will be provided only upon a qualifying termination of employment in connection with or in anticipation of the Merger or within one year following the Effective Time. The receipt by the named executive officer of continued medical and dental coverage under the CIC Plan is conditioned upon the named executive officer’s execution of a release of claims and compliance with certain restrictive covenants, as described in note (1) above. For further details regarding the perquisites and benefits that may become payable to athenahealth’s named executive officers, see “Interests of Directors and Executive Officers in the Merger—Change in Control Severance Benefits for Executive Officers.”

(4)	None of the named executive officers are eligible to receive an excise tax gross up.

(5)

Each named executive officer receives outplacement services for up to three months not in excess of $10,000. Represents the maximum compensation for outplacement services in the event of a termination other than for cause, disability or death.

(6)

Pursuant to the separation agreement entered into by Jonathan Bush and athenahealth on September 5, 2018, Mr. Bush will be entitled to a lump sum payment equal to $4,830,000 following the consummation of a change in control that occurs within nine months of his separation date.

Director and Officer Indemnification and Insurance

Pursuant to the Merger Agreement, from and after the Effective Time, Parent will, and will cause the surviving corporation to, indemnify and hold harmless each present and former director and officer of athenahealth (which we refer to as “indemnified parties”), against any costs or expenses, including with respect to matters existing or occurring at or prior to the Effective Time (including the Merger Agreement and the transactions contemplated by the Merger Agreement), arising out of the fact that such indemnified party is or was a director, officer, employee or agent of athenahealth, or is or was serving at the request of athenahealth as a director, officer, employee or agent of another person prior to the Effective Time. Parent and the surviving corporation will also advance expenses as incurred to any such indemnified party as long as such indemnified party undertakes to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification.

Prior to the Effective Time, athenahealth will, and if athenahealth is unable to, Parent will cause the surviving corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as athenahealth’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as athenahealth’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement). In no event will athenahealth be required to pay an annual premium for such policies in excess of 300% of the annual premium paid as of the date of the Merger Agreement by athenahealth for such insurance. If athenahealth for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the surviving corporation shall, and Parent shall cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time athenahealth’s existing policies, or the surviving corporation shall, and Parent shall cause the surviving corporation to, purchase a comparable policy for such six-year period with such benefits and levels of coverage at least as favorable as athenahealth’s existing policies. In no event will athenahealth be required to pay, or Parent or the surviving corporation be required to pay for such policies, an annual premium in excess of 300% of the annual premium paid as of the date of the Merger Agreement by athenahealth for such insurance. If the premium for such insurance coverage exceeds such amount, the surviving corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

In addition, for not less than six years from and after the Effective Time, Parent will ensure that the surviving corporation maintains provisions in the organizational documents of the surviving corporation with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents that are no less favorable than the analogous provisions contained in the organizational documents of athenahealth and our subsidiaries in effect immediately prior to the Effective Time.

For additional information, see the section entitled “The Agreement and Plan of Merger—Director and Officer Indemnification and Insurance,” beginning on page 86.

Certain Effects of the Merger

If the proposal to adopt the Merger Agreement is approved by the holders of at least a majority of the outstanding shares of athenahealth common stock entitled to vote on such matter and the other conditions to the closing of the Merger are either satisfied or (to the extent permitted by applicable law) waived, Merger Sub will be merged with and into athenahealth upon the terms set forth in the Merger Agreement. As the surviving corporation in the Merger, athenahealth will continue to exist following the Merger as a wholly-owned subsidiary of Parent.

Following the Merger, all of athenahealth’s equity interests will be legally and beneficially owned by Parent, and none of athenahealth’s current stockholders will, by virtue of the Merger, have any ownership interest in, or be a stockholder of, athenahealth, the surviving corporation or Parent after the completion of the Merger. As a result, athenahealth’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of athenahealth common stock. Following the Merger, Parent will benefit from any increase in athenahealth’s enterprise value and also will bear the risk of any decrease in athenahealth’s enterprise value.

Upon completion of the Merger, each share of athenahealth common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be cancelled, extinguished and automatically converted into the right to receive the Merger Consideration, net of any applicable withholding taxes and without interest. See the section of entitled “The Agreement and Plan of Merger—Merger Consideration,” beginning on page 71.

For information regarding the effects of the Merger on athenahealth’s outstanding equity awards, please see the section entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 57, and the section entitled “The Agreement and Plan of Merger—Treatment of Company Stock Options, RSU Awards, PSU Awards and the ESPP,” beginning on page 72.

athenahealth common stock is currently registered under the Exchange Act and trades on NASDAQ under the symbol “ATHN.” Following the completion of the Merger, shares of athenahealth common stock will no longer be traded on NASDAQ or any other public market. In addition, the registration of shares of athenahealth common stock under the Exchange Act will be terminated, and athenahealth will no longer be required to file periodic and other reports with the SEC with respect to athenahealth common stock. Termination of registration of athenahealth common stock under the Exchange Act will reduce the information required to be furnished by athenahealth to athenahealth’s stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to athenahealth to the extent that they apply solely as a result of the registration of athenahealth common stock under the Exchange Act.

Consequences if the Merger is Not Completed

If the proposal to adopt the Merger Agreement is not approved by the holders of shares representing a majority of the outstanding shares of athenahealth common stock entitled to vote on such matter or if the Merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of athenahealth common stock. Instead, athenahealth will remain a public company, and athenahealth common stock will continue to be listed and traded on NASDAQ. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of athenahealth common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of athenahealth common stock. If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of athenahealth common stock, including the risk that the market price of athenahealth common stock may decline to the extent that the current market price of athenahealth common stock reflects a market assumption that the Merger will be completed. If the proposal to adopt the Merger Agreement is not approved by the holders of shares representing a majority of the outstanding shares of athenahealth common stock entitled to vote on such matter or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, if the Merger Agreement is terminated under specified circumstances, athenahealth is required to pay Parent a termination fee of $142,105,000. Parent may be required to pay athenahealth a reverse termination fee of $312,635,000 if the Merger Agreement is terminated under specified circumstances. See the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 91.

Financing of the Merger

We anticipate that the total funds needed to complete the Merger, including the funds needed to pay athenahealth stockholders and holders of other equity-based interests the amounts due to them under the Merger Agreement, which would be approximately $5.684 billion based upon the number of shares of athenahealth common stock (and our other equity-based interests) outstanding as of December 18, 2018, will be funded through a combination of Parent’s cash on-hand, and the debt and equity fincancing described in the following paragraphs.

Parent, Merger Sub and Virence have entered into a debt commitment letter, dated as of November 11, 2018, and amended and restated on November 26, 2018, with the Debt Commitment Parties. Pursuant to and subject to the terms of the debt commitment letter, the Debt Commitment Parties have committed to provide the senior secured credit facilities in an aggregate amount of up to $4.860 billion. Parent, Merger Sub and Virence have also entered into a preferred equity commitment letter dated as of November 11, 2018, with the Preferred Equity Commitment Parties. Pursuant to and subject to the terms of the preferred equity commitment letter, the Preferred Equity Commitment Parties have committed to fund an investment in perpetual preferred stock of a parent company of Parent and Virence in an aggregate amount of up to $600 million. The funding provided by the Debt Commitment Parties and the Preferred Equity Commitment Parties would be used to (i) pay the Merger Consideration payable under the Merger Agreement, (ii) refinance any existing indebtedness for borrowed money that may become due and payable as a result of the Merger, (iii) pay any and all fees and expenses in connection with the Merger or the financing thereof and (iv) satisfy all of Parent’s and Merger Sub’s respective other payment obligations under the Merger Agreement. Each of the debt commitment letter and the preferred equity commitment letter terminates automatically on the earliest to occur of (a) the date the Merger Agreement is validly terminated in accordance with its terms, (b) by written election of Parent to terminate the commitment letters, (c) upon the consummation of the Mergers and (d) 5:00 p.m., New York City time, five business days after the Termination Date.

Although the debt financing and preferred equity financing described above is not subject to a due diligence or “market out,” the obligations of the Debt Commitment Parties and Preferred Equity Commitment Parties to provide financing under the debt commitment letter and the preferred equity commitment letter are subject to a number of conditions, and such financing should not be considered assured. There is a risk that these conditions will not be satisfied and the debt financing may not be funded when required. To the knowledge of athenahealth, as of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available.

Additionally, each of Veritas and Elliott delivered to Parent and Merger Sub an equity commitment letter (together, the “equity commitment letters”), each dated as of November 11, 2018, for an aggregate amount sufficient to cover a significant portion of the aggregate Merger Consideration, and athenahealth is named a third party beneficiary of the equity commitment letters.

The completion of the Merger is not conditioned upon Parent’s receipt of financing.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of certain material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of athenahealth common stock who receive cash for their shares of athenahealth common stock in the Merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a U.S. holder in light of such holder’s particular circumstances. In addition, this summary does not address the Medicare tax on net investment income or describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation.

This summary only addresses shares of athenahealth common stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), generally, property held for investment. This summary does not address the U.S. federal income tax consequences to U.S. holders who demand appraisal rights under Delaware law. This summary also does not address tax considerations applicable to any U.S. holders that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entities for U.S. federal income tax purposes (or an investor in such an entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a tax payer subject to Section 1061 of the Code;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate.

This summary is based on the Code, the Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of athenahealth common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of athenahealth common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of athenahealth common stock should consult such partner’s tax advisor.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS. THIS SUMMARY DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAXATION CONSEQUENCES RELEVANT TO BENEFICIAL OWNERS OF SHARES OF ATHENAHEALTH COMMON STOCK THAT ARE NOT U.S. HOLDERS. WE URGE U.S. HOLDERS AND OTHER BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

U.S. Holders

General. A U.S. holder’s receipt of cash in exchange for shares of athenahealth common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and such U.S. holder will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the Merger. Gain or loss will be determined separately for each block of shares of athenahealth common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the Effective Time. Long-term capital gain recognized by a non-corporate U.S. holder generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses. Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the Merger will be subject to backup withholding at the statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact), or (ii) provides a taxpayer identification number (which we refer to as a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish exemption should complete and sign the IRS Form W-9, in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner.

Regulatory Approvals Required for the Merger

Completion of the Merger is conditioned on the expiration or termination of any applicable waiting period (and any extension thereof) applicable to the completion of the Merger under the HSR Act. On November 26, 2018, athenahealth and Parent filed their respective notification and report forms under the HSR Act with the

Antitrust Division of the Department of Justice (which we refer to as the “DOJ”), which triggered the start of the HSR Act waiting period. Early termination of the HSR Act review period was granted on December 10, 2018.

At any time before or after the Effective Time, the Federal Trade Commission, the DOJ, antitrust authorities outside the United States or U.S. state attorneys general could take action under applicable antitrust laws, including seeking to enjoin the completion of the Merger, conditionally approving the Merger upon the divestiture of athenahealth’s or Parent’s assets, subjecting the completion of the Merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Litigation Related to the Merger

On December 18, 2018, a putative class action lawsuit, captioned Hamilton v. athenahealth, Inc., et al., was filed in connection with the Merger in the District Court for the District of Massachusetts. The complaint names the Company, the members of the Board, Parent, Merger Sub, Veritas and Evergreen as defendants. The complaint generally alleges that the defendants caused the Company to file a materially incomplete and misleading preliminary proxy statement relating to the Merger in violation of Sections 14(a) and 20(a) of the Exchange Act. The complaint seeks, among other things, to enjoin the defendants from proceeding with, consummating, or closing the Merger.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully in its entirety.

The Merger Agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding athenahealth, Parent or Merger Sub or their respective businesses. Such information can be found elsewhere in this proxy statement or, in the case of athenahealth, in the public filings that athenahealth makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information,” beginning on page 106.

The representations, warranties and covenants made in the Merger Agreement by athenahealth, Parent and Merger Sub are qualified and subject to important limitations agreed to by athenahealth, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by athenahealth, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Date of the Merger Agreement

The Merger Agreement was executed by athenahealth, Parent and Merger Sub on November 11, 2018 (which we refer to as the “date of the Merger Agreement”).

The Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into athenahealth and the separate corporate existence of Merger Sub will thereupon cease. athenahealth will be the surviving corporation in the Merger, and the separate corporate existence of athenahealth with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger, except as set forth in “Organizational Documents; Directors and Officers” below. The Merger will have the effects specified in the DGCL.

Closing; Effective Time

The closing of the Merger will take place as soon as reasonably practicable, and in no event later than three (3) business days, following the day on which the last to be satisfied or waived of each of the conditions set forth in the Merger Agreement (other than those conditions that, by their terms, are to be satisfied at the closing, but subject to the satisfaction and waiver of those conditions). However, if the marketing period (as defined below) has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that, by their terms, are to be satisfied at the closing, but subject to the satisfaction and waiver of those conditions), the closing of the Merger will occur instead on (a) the earlier to occur of (i) any business day during the marketing period specified by Parent on no less than two (2) business days’ written notice to athenahealth or (ii) the third (3rd) business day following the final day of the marketing period, but subject, in each case, to the satisfaction or waiver of all of the conditions set forth in the Merger Agreement or (b) at such other place and time and/or on such other date, time or place as athenahealth and Parent may otherwise agree in writing (we refer to the date on which the Closing occurs as the “Closing Date”).

The “marketing period” is the first period of fifteen (15) consecutive business days after the date of the Merger Agreement beginning on the date on which Parent has received all of the required information from athenahealth. Notwithstanding the foregoing, (A) the marketing period may not commence prior to the mailing of this proxy statement, (B) November 23, 2018 will not be considered a business day, and (C) if the marketing period has not ended before December 19, 2018, the marketing period will not commence until January 2, 2019.

“Required information” means (a) audited financial statements of athenahealth for the fiscal years ended December 31, 2017, December 31, 2016, December 31, 2015 and subsequent fiscal years ended at least ninety (90) days before the date of closing and quarterly unaudited financial statements of athenahealth for each subsequent fiscal quarter other than the fourth quarter ended at least forty-five (45) days before the date of the closing, in each case, with comparative financial information for the equivalent period of the prior year (it being acknowledged that Parent has received audited financial statements of athenahealth for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 and unaudited financial statements of athenahealth for the quarters ended March 31, 2018 and June 30, 2018).

Immediately following the closing of the Merger, athenahealth and Parent will cause a certificate of merger with respect to the Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties to the Merger Agreement in writing and set forth in the certificate of merger in accordance with the DGCL.

Organizational Documents; Directors and Officers

At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time will become the certificate of incorporation of the surviving corporation until thereafter amended, except that references to the name of Merger Sub will be replaced by the name of the surviving corporation. Additionally, at the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time will become the bylaws of the surviving corporation until thereafter amended, except that references to the name of Merger Sub will be replaced by the name of the surviving corporation.

The Merger Agreement provides that, at the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the surviving corporation from and after the Effective Time and (ii) the officers of athenahealth immediately prior to the Effective Time will become the initial officers of the surviving corporation from and after the Effective Time.

Merger Consideration

athenahealth Common Stock

At the Effective Time, each share of athenahealth common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares). At the Effective Time, all shares (other than Excluded

Shares) will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any athenahealth shares (other than Excluded Shares) and each book-entry account formerly representing any uncertificated shares (other than Excluded Shares) will thereafter represent only the right to receive the Merger Consideration. Each certificate and uncertificated share formerly representing shares of athenahealth common stock owned by dissenting shareholders will thereafter represent only the right to receive the payment described in the section titled “Dissenting Shares”.

Merger Sub Common Stock

Each share of common stock, par value $0.01, of Merger Sub that is issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01, of the surviving corporation.

Dissenting Shares

All athenahealth common stock that is issued and outstanding immediately prior to the Effective Time and held by athenahealth stockholders who do not vote in favor of the Merger and who properly and validly perfect their statutory rights of appraisal in respect of such athenahealth common stock in accordance with Section 262 of the DGCL (“dissenting shares”) will not be converted into, or represent the right to receive, the Merger Consideration. Instead, at the Effective Time, the dissenting shares will no longer be outstanding and will automatically be cancelled and cease to exist, and the athenahealth stockholders will cease to have any rights with respect to such dissenting shares, other than the right to receive the fair value of the dissenting shares in accordance with Section 262 of the DGCL. Any dissenting shares held by athenahealth stockholders who fail to perfect or who effective withdraw or lose their rights to appraisal under Section 262 of the DGCL will no longer be considered dissenting shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, subject to any applicable withholding taxes, upon surrender of the certificate or certificates that formerly evidenced such athenahealth common stock pursuant to the applicable exchange procedures under the Merger Agreement.

athenahealth is required to provide Parent with (a) prompt written notice of any written demands for appraisal received by athenahealth, any attempted withdrawals of such demands, and any other instruments served pursuant to Delaware law and received by athenahealth in respect of dissenting shares, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware law. Absent the prior written consent of Parent, athenahealth is prohibited from voluntarily making any payment with respect to any demand for appraisal, from settling or offering to settle any such demands for payment in respect of dissenting shares or approving any withdrawal of any such demand.

Treatment of Company Options, RSU Awards, PSU Awards and the ESPP

Company Options

At the Effective Time, with respect to each outstanding option to purchase shares of athenahealth common stock (a “Company Option”) under the athenahealth, Inc. 2007 Stock Option and Incentive Plan as amended and restated as of April 23, 2013 and the Epocrates, Inc. 2010 Equity Incentive Plan (collectively, the “Company Stock Plans”), whether vested or unvested, (i) if the exercise price of such Company Option is equal to or greater than the Merger Consideration of $135.00 per share, such Company Option will terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable for such Company Option, and have no further force or effect and (ii) if the exercise price of such Company Option is less than the Merger Consideration of $135.00 per share, such Company Option will be terminated and cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (i) the number of shares underlying the Company Option immediately prior to the Effective Time, multiplied by

(ii) the Merger Consideration of $135.00 minus the applicable exercise price (the product of (i) and (ii), the “Option Payment”). The Option Payment (if any) payable to each former holder of a Company Option that was outstanding immediately prior to the Effective Time will be paid through the surviving corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) business days after the Effective Time), net of any tax withheld.

Company Restricted Stock Units

Each Company Restricted Stock Unit that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, will be terminated and cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) the number of shares underlying such Company Restricted Stock Unit, multiplied by (ii) the Merger Consideration of $135.00. Following the Effective Time, no such Company Restricted Stock Unit that was outstanding immediately prior to the Effective Time will remain outstanding and each former holder of any such Company Restricted Stock Unit will cease to have any rights with respect thereto, except the right to receive the consideration described in this section in exchange for such Company Restricted Stock Unit. The consideration payable under this section to each former holder of a Company Restricted Stock Unit that was outstanding immediately prior to the Effective Time will be paid through the surviving corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) business days after the Effective Time), net of any taxes withheld.

Company Performance Stock Units

Each outstanding Company Performance Stock Unit that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, will be terminated and cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has been completed, (A) the number of shares subject to such Company Performance Stock Unit that would vest based on the actual level of achievement as of the Effective Time multiplied by (B) the Merger Consideration of $135.00, and (ii) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has not been completed, (A) the number of shares subject to such Company Performance Stock Unit that would vest based on the applicable target level of achievement multiplied by (B) the Merger Consideration of $135.00. Following the Effective Time, no such Company Performance Stock Unit that was outstanding immediately prior to the Effective Time will remain outstanding and each former holder of any such Company Performance Stock Unit will cease to have any rights with respect to such Company Performance Stock Unit, except the right to receive the consideration set forth in this section in exchange for such Company Performance Stock Unit. The consideration payable under this section to each former holder of a Company Performance Stock Unit that was outstanding immediately prior to the Effective Time will be paid through the surviving corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) business days after the Effective Time), net of any taxes withheld.

ESPP

Promptly following the date of the Merger Agreement, the board of directors of athenahealth (or, if applicable, any committee thereof administering the athenahealth, Inc. 2007 Employee Stock Purchase Plan as Amended and Restated (the “ESPP”)) will adopt such resolutions or take such other necessary actions to provide that (i) with respect to the current offering period under the ESPP, no participant in the ESPP may increase the percentage amount of his or her payroll deduction elections from that in effect on the date of the Merger Agreement and no new participants may participate in the ESPP, (ii) no new offering periods will be commenced under the ESPP, (iii) all purchases under the ESPP, utilizing the purchase fund balance available in ESPP participants’ accounts on the date of purchase, will occur as of the earlier of (A) the payroll period ending immediately prior to the Effective Time and (B) ten business days prior to the Effective Time, and (iv) immediately prior to, and subject to the occurrence of, the Effective Time, the ESPP will terminate.

Exchange of Certificates

Exchange Procedures

At the Effective Time, Parent will deposit, or cause to be deposited, with a paying agent selected by Parent with athenahealth’s prior approval, which must not be unreasonably withheld, conditioned or delayed (the “paying agent”), for the benefit of the holders of shares of Company Common Stock (other than Excluded Shares), an aggregate amount of cash comprising the aggregate Merger Consideration to which holders of athenahealth common stock will become entitled in connection with the Merger.

Promptly after the Effective Time (and in any event within four (4) business days after the Effective Time), Parent will cause the paying agent to mail to each holder of record of certificates formerly representing any of the shares (other than Excluded Shares) a letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the conversion of its shares into the right to receive the Merger Consideration of $135.00 per share, and specifying that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates (or affidavits of loss in lieu of the certificates) and instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates). Upon the surrender of a certificate (or affidavit of loss) to the paying agent in accordance with the terms of such transmittal materials, the holder of such certificate will be entitled to receive in exchange for such certificate an amount in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required tax withholding) equal to the cash amount that such holder is entitled to receive the Merger Consideration, and the certificate so surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the certificates. In the event of a transfer of ownership of shares that is not registered in the transfer records of athenahealth, a check for any cash to be paid upon due surrender of the certificate may be issued and/or paid to such a transferee if the certificate formerly representing such shares is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable, in each case, reasonably acceptable to the paying agent.

You should not send in your share certificate(s) with your proxy card. A letter of transmittal with instructions for the surrender of certificates representing shares of athenahealth common stock will be mailed to stockholders if the Merger is completed.

Lost, Stolen and Destroyed Certificates

In the event that any certificate is lost, stolen or destroyed, upon the signing of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the paying agent or the surviving corporation with respect to such certificate, the paying agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration that would have been issuable or payable (after giving effect to any required tax withholdings) had such lost, stolen or destroyed certificate been surrendered.

Uncertificated Shares

Promptly after the Effective Time (and in any event within four (4) business days after the Effective Time), Parent will cause the paying agent to (i) mail to each holder of uncertificated shares of Company Common Stock (other than Excluded Shares) materials advising such holder of the effectiveness of the Merger and the conversion of its shares into the right to receive the Merger Consideration and (ii) deliver the cash that such holder is entitled to receive in respect of its shares (after giving effect to any required tax withholdings), without interest thereon.

Representations and Warranties

athenahealth, on the one hand, and Parent and Merger Sub, on the other hand, have each made representations and warranties to each other in the Merger Agreement. The representations and warranties referenced below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures filed with or furnished to the SEC and confidential disclosures made by the parties to each other (including in the disclosure letter delivered by athenahealth in connection with the Merger Agreement (the “athenahealth disclosure letter”)). The representations and warranties contained in the Merger Agreement should not be relied upon as characterizations of the actual state of facts or condition of athenahealth, Parent, Merger Sub, or any of their respective subsidiaries, affiliates or businesses. The representations and warranties of each of the parties to the Merger Agreement will expire at the Effective Time.

Representations and Warranties of athenahealth

athenahealth has made customary representations and warranties to Parent and Merger Sub in the Merger Agreement regarding aspects of athenahealth’s business and various other matters pertinent to the Merger. The topics covered by its representations and warranties include the following:

•	the organization, good standing and qualification to do business of athenahealth;

•	the capital structure of, and the absence of restrictions with respect to the capital stock of, athenahealth and its subsidiaries;

•

athenahealth’s authority to enter into, and, subject to athenahealth stockholder approval, consummate the transactions contemplated by the Merger Agreement, the recommendation of the Board to approve the Merger Agreement and the opinions of athenahealth’s financial advisors;

•

the governmental and regulatory approvals required to complete the Merger, and the absence of conflicts with, or violations of, laws, organizational documents or certain material contracts (as defined below) and instruments to which athenahealth is a party, in each case as a result of athenahealth’s execution or delivery of the Merger Agreement or the performance by athenahealth of its covenants under, or the consummation by athenahealth of the transactions contemplated by, the Merger Agreement;

•	athenahealth’s SEC filings since June 30, 2015 and the financial statements contained in those filings;

•	the absence of certain changes or events since June 30, 2015 and athenahealth conducted its business in the ordinary course from June 30, 2018 to November 11, 2018;

•	the absence of pending or threatened material litigation, material liabilities or outstanding orders and judgments;

•	employee benefits matters;

•	labor matters;

•	athenahealth’s compliance with laws, possession of licenses;

•	the existence of and compliance with contracts that are described in the material contracts representation and warranty in the Merger Agreement (“material contracts”);

•	the inapplicability of takeover laws to the Merger and the absence of a stockholder rights plan;

•	environmental matters;

•	tax matters;

•	athenahealth’s intellectual property, information technology and data security;

•	athenahealth’s compliance with HIPAA since June 30, 2015;

•	insurance coverage;

•	the absence of broker’s or finder’s fees in connection with the transactions contemplated by the Merger Agreement;

•	the absence of related-party transactions;

•	related to the twenty (20) largest customers of athenahealth;

•	related to the twenty (20) largest vendors of athenahealth;

•	athenahealth’s real property;

•	athenahealth’s compliance with applicable healthcare laws; and

•	cybersecurity and data privacy.

Some of athenahealth’s representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the Merger Agreement, a material adverse effect on athenahealth means, with respect to athenahealth and its subsidiaries, any change, effect, event, occurrence, development, circumstance, condition or effect that, individually or in the aggregate, (a) has or would reasonably be expected to prevent or materially impair or delay the ability of athenahealth and its subsidiaries, taken as a whole, to consummate the Merger and the transactions contemplated by the Merger Agreement, or (b) has had or would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, business or results of operations of athenahealth and its subsidiaries, taken as a whole; excluding, however, for the purposes of clause (b) of this sentence, any such effect resulting from or arising in connection with:

•	changes in, or events generally affecting, the financial, securities or capital markets;

•

general economic or political conditions in the United States or any foreign jurisdiction in which athenahealth or any of its subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation;

•	changes in, or events generally affecting, the industries in which athenahealth or any of its subsidiaries operate;

•	any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes);

•	any failure by athenahealth or any of its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period;

•	a decline in the price of the shares, or a change in the trading volume of the shares, on NASDAQ;

•	changes in applicable law;

•	changes in U.S. GAAP;

•

the taking of any specific action expressly required by the Merger Agreement or taken with Parent’s written consent to the extent the effects thereof are reasonably explained in writing by athenahealth prior to the time of such consent or the failure to take any specific action expressly prohibited by the Merger Agreement and as for which Parent declined to consent;

•

the announcement or pendency (but not the consummation) of the Merger Agreement and the Merger, including the impact thereof on the relationships with customers, suppliers, distributors, partners, other third parties with whom athenahealth has a relationship or employees and which resulted directly and solely from the announcement or pendency of the Merger Agreement; or

•

the departure or threatened departure of, or adverse change or threatened adverse change in, the relationship of athenahealth or any of its subsidiaries with its employees, resulting directly and solely from the entry into or announcement of the Merger Agreement.

However, the exceptions in the fifth and sixth bullet points above shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a material adverse effect. Additionally, solely with respect to the exceptions described in the first, second, third, fourth, seventh and eighth bullets above, any changes, effects, circumstances or developments will be taken into account to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on athenahealth and its subsidiaries, taken as a whole, relative to other participants in the industries in which athenahealth and its subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred.

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub made customary representations and warranties to athenahealth in the Merger Agreement, including representations and warranties relating to the following:

•	the organization, good standing and qualification to do business of Parent and Merger Sub;

•

the authorized capital stock of Merger Sub, Parent’s ownership of Merger Sub’s capital stock prior to and at the Effective Time, and Merger Sub’s lack of operating activities and assets and liabilities other than those incident to its formation and pursuant to the Merger Agreement and the Merger and other transactions contemplated by the Merger Agreement;

•	each of Parent’s and Merger Sub’s authority to enter into, and consummate the transactions contemplated by, the Merger Agreement;

•

the governmental and regulatory approvals required to complete the Merger, and the absence of conflicts with, or violations of, laws, organizational documents or certain material contracts and instruments to which Parent or Merger Sub is a party, in each case as a result of Parent’s and Merger Sub’s execution or delivery of the Merger Agreement or the performance by Parent and Merger Sub of their respective covenants under, or the consummation by Parent and Merger Sub of the transactions contemplated by, the Merger Agreement;

•	the absence of pending or threatened litigation and outstanding judgments which would prevent the Merger;

•	the absence of broker’s or finder’s fees, other than those payable to J.P. Morgan in connection with the transactions contemplated by the Merger Agreement;

•	the financial ability of Parent to consummate the Merger and specifically related to:

○	the debt commitment letters, dated as of November 11, 2018, with the Debt Commitment Parties made available by Parent to athenahealth (the “debt commitment letters”);

○	the preferred equity commitment letters, dated as of November 11, 2018, with the preferred equity investors made available by Parent to athenahealth (the “preferred equity commitment letters”);

○	the equity commitment letters, dated as of November 11, 2018, with the equity investors made available by Parent to athenahealth (the “equity commitment letters”);

○

the validity and enforceability of the equity commitment letters, the preferred equity commitment letters, and the debt commitment letters, subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

○

the absence of side letters or other contracts, agreements or understandings to which Parent or any of its affiliates is a party relating to the financing other than as expressly set forth in the commitment letters and customary engagement letters or non-disclosure or non-reliance agreements which do not impact the conditionality or aggregate amount of the financing;

○	the ability for athenahealth to enforce each equity commitment letter as a third party beneficiary and the waiving of any defenses to the enforceability of such third party beneficiary rights;

○

the lack of conditions precedent to the obligations to fund the equity financing, the preferred equity financing, and the debt financing or contingencies that would allow for the reduction in the total amount of financing or imposition of any additional condition precedent to the availability of the financing;

○	that the commitment letters have not been amended, restated, or otherwise modified;

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limited guarantees, guaranteeing the payment of the Parent termination fee (as defined below) and the costs and expenses in connection with the enforcement thereof and any indemnification obligations of Parent; and

•	the parties’ access to information.

Covenants Regarding Conduct of Business by athenahealth Prior to the Merger

Under the Merger Agreement, athenahealth agreed as to itself and its subsidiaries that, from and after the execution of the Merger Agreement and prior to the Effective Time, except as Parent otherwise approves in writing (which approval shall not be unreasonably withheld, conditioned or delayed) and except as required by applicable law, expressly required by the Merger Agreement or otherwise expressly set forth in the athenahealth disclosure letter, athenahealth will use commercially reasonable efforts to conduct its business and the business of its subsidiaries in the ordinary course of business consistent with past practice. In addition, athenahealth agrees as to itself and its subsidiaries that, from and after the date of the Merger Agreement and prior to the Effective Time, except as required by applicable law, Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), expressly disclosed in the athenahealth disclosure letter or expressly provided for in the Merger Agreement, athenahealth will not and will not permit any of its subsidiaries to:

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(i) subject to certain exceptions, amend, supplement or otherwise modify its certificate of incorporation or bylaws (or comparable governing documents), (ii) split, combine, subdivide or reclassify its outstanding shares of capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock, (iv) enter into any agreement with respect to the voting of its capital stock or (v) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•	merge or consolidate with any other person, or restructure, reorganize or completely or partially liquidate;

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(i) materially increase the compensation or benefits payable to any current or former employee, director or other service provider of athenahealth or any of its subsidiaries, (ii) grant any extraordinary bonus to any employee or other service provider except to any individual who is not a director or executive officer of athenahealth or any of its subsidiaries, (iii) become a party to, establish, adopt, amend, commence participation in or terminate any Company Stock Plan or any arrangement that would have been a Company Stock Plan had it been entered into prior to November 11, 2018, except in the ordinary course of business consistent with past practice; (iv) hire any person to be an employee of athenahealth or any of its subsidiaries, other than employees below the level of Vice President in the ordinary course of business consistent with past practice whose employment may be terminated without the obligation to pay severance (other than any obligation to pay severance under any Company Stock Plan in effect prior to the Merger Agreement) or other liability; or (v) materially alter the terms of employment or terminate the employment of any employee at the level of Vice President or above, other than a termination for cause without the payment of severance benefits;

•

incur any indebtedness or issue any warrants or other rights to acquire any indebtedness, except (i) in the ordinary course of business consistent with past practice, borrowings under athenahealth’s revolving credit facility as in effect as of November 11, 2018, (ii) inter-company indebtedness solely among athenahealth and its wholly owned subsidiaries, (iii) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business or (iv) hedging in compliance with the hedging strategy of athenahealth as of the date of the Merger Agreement in the ordinary course of business consistent with past practice and not for speculative purposes; provided that athenahealth and its subsidiaries will use commercially reasonable efforts to mitigate any material increase in their respective aggregate exposure to currency risk;

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make or commit to any capital expenditures other than in the ordinary course of business consistent with past practice and which do not exceed one-hundred and twenty percent (120%) of the amounts reflected in athenahealth’s capital expenditure projections for 2018 and 2019, which have previously been made available to Parent or amend, modify or supplement such capital expenditure projections;

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other than in the ordinary course of business consistent with past practice, transfer, lease, license, sell, assign, mortgage, pledge, place a lien (other than a permitted lien) upon or otherwise dispose of any properties or assets (including capital stock of any of its subsidiaries but not including any Intellectual Property), (i) with a fair market value in excess of $5,000,000 individually or $10,000,000 in the aggregate (other than transactions among athenahealth and its wholly owned subsidiaries), (ii) in connection with any transaction between or among athenahealth and its wholly owned subsidiaries or a subsidiary and its wholly owned subsidiaries, or (iii) for the purpose of disposing of obsolete or worthless assets;

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issue, deliver, sell, grant, transfer, encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (i) for any shares issued pursuant to Company Options, Company Restricted Stock Units and Company Performance Restricted Stock Units outstanding on the date of the Merger Agreement in accordance with the existing terms of such awards and the Company Stock Plans and (ii) by wholly owned subsidiaries to athenahealth or to any other wholly owned subsidiary of athenahealth;

•	extend the Current Offering Period under the ESPP as of the date of the Merger Agreement or commence any new Offering under the ESPP;

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other than in the ordinary course of business consistent with past practice, spend or commit to spend in excess of $25,000,000 individually or $30,000,000 in the aggregate to acquire any business or to acquire assets or other property, whether by Merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither athenahealth nor any of its subsidiaries will make any acquisition that would, or would reasonably be likely to prevent, delay or impair athenahealth’s ability to consummate the transactions contemplated by the Merger Agreement;

•	make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation thereof) or by applicable law;

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other than in the ordinary course of business consistent with past practice, make or change any material tax election, file any material amendment to a material tax return, settle or compromise any material tax liability, enter into any closing agreement with respect to any material amount of tax or surrender any right to claim a material tax refund;

•

enter into any new line of business, or start to conduct a line of business of athenahealth or any of its subsidiaries in any geographic area where it is not conducted as of the date of the Merger Agreement;

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make any loans, advances or capital contributions to, or investments in, any person (other than loans, advances or capital contributions to athenahealth or any direct or indirect wholly owned subsidiary of athenahealth or any loans, advances or capital contributions less than $1,000,000 in the aggregate);

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other than in the ordinary course of business consistent with past practice or as otherwise required or permitted under the Merger Agreement, (i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any material contract, waive, release or assign any material rights, claims or benefits under any material contract or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or material default under, any material contract or (ii) enter into any contract that would have been a material contract had it been entered into prior to the date of the Merger Agreement;

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settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a governmental entity, other than settlements (i) if the amount of any such settlement is not in excess of $1,000,000 individually or $5,000,000 in the aggregate; provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of athenahealth and its subsidiaries or Parent and its subsidiaries or (ii) waive any material right with respect to any material claim held by athenahealth or any of its subsidiaries;

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enter into any collective bargaining agreement or recognize or certify any labor union, labor organization or other employee-representative body as the bargaining representative for any employees of athenahealth or any of its subsidiaries;

•	fail to maintain, cancel, terminate or allow to lapse without a commercially reasonable substitute therefor, any material license;

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terminate, cancel or make any material changes to the structure, limits or terms and conditions of any of the insurance policies, including allowing the policies to expire without renewing such policies or obtaining comparable replacement coverage, or prejudicing rights to insurance payments or coverage; or

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sell, assign, transfer or exclusively license any material Intellectual Property owned by athenahealth or any of its subsidiaries, or permit the lapse of any right, title or interest to any such material Intellectual Property, including any material Registered IP, in each case, other than in the ordinary course of business; or agree, resolve or commit to do any of the foregoing.

Restriction on Solicitation of Competing Proposals

Subject to certain exceptions described below, athenahealth has agreed that it will not and will cause each of its subsidiaries and its and its subsidiaries’ representatives (other than investment bankers, attorneys, accountants and other advisors), and use its reasonable best efforts to cause its and its subsidiaries’ investment bankers, attorneys, accountants and other advisors, not to, directly or indirectly:

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solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing any non-public information) any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal (as defined below);

•

enter into, engage in, continue or participate in any discussions or negotiations with any person regarding any acquisition proposal or that could reasonably be expected to lead to any acquisition proposal;

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provide any non-public information or data concerning athenahealth or any of its subsidiaries to any person, or afford access to the properties, books or records or employees of athenahealth or any of its subsidiaries in connection with or that could reasonably be expected to lead to any acquisition proposal;

•	approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any an alternative acquisition agreement relating to any acquisition proposal;

•	agree, propose or resolve to take, or take, any of the actions prohibited by the foregoing clauses.

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Additionally, athenahealth will cause its subsidiaries and representatives to, immediately (i) cease and cause to be terminated any discussions and negotiations with any person conducted before November 11, 2018 with respect to any acquisition proposal, or proposal that could reasonably be expected to lead to an acquisition proposal and cease providing any information to any such person or its representatives and (ii) terminate all access granted to any such person and its representatives to any physical or electronic data room, in each case with respect to an acquisition proposal.

An “acquisition proposal” is defined in the Merger Agreement to mean:

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(i) any proposal, offer, inquiry or indication of interest from any person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction (or series of transactions) involving athenahealth or any of its subsidiaries which is structured to permit such person or group to, directly or indirectly, acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares, or twenty percent (20%) or more of the consolidated net revenues, net income or total assets of athenahealth; and

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(ii) any acquisition (whether by purchase, lease, exchange, transfer or other disposition) by any person or group (as defined in or under Section 13 of the Exchange Act) resulting in, or proposal, offer, inquiry or indication of interest, which if consummated would result in, any person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty percent (20%) or more of the outstanding shares, or twenty percent (20%) or more of the consolidated net revenues, net income or total assets (measured by market value thereof) of athenahealth, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than twenty percent (20%) of the shares, in each case, other than the transactions contemplated by the Merger Agreement.

An “alternative acquisition agreement” is means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, Merger Agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement.

Notwithstanding anything to the contrary in the non-solicitation provisions described above, prior to the time, but not after, the adoption of the Merger Agreement by the holders of at least a majority of the outstanding stock of athenahealth entitled to vote thereon (“athenahealth Requisite Vote”) is obtained, athenahealth may, in response to an unsolicited, bona fide written acquisition proposal that did not result from a breach (other than any breach that is both immaterial and unintentional) of this obligation, (i) provide access to non-public information regarding athenahealth or any of its subsidiaries to the person who made such acquisition proposal (provided that such information has previously been made available to Parent or is provided to Parent promptly (and in any event within twenty-four (24) hours) following the time such information is made available to such person and that, prior to furnishing any such material non-public information, athenahealth receives from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the terms of the confidentiality agreement, dated June 19, 2018, by and between athenahealth and Veritas are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of an acquisition proposal)) and (ii) engage or participate in any discussions or negotiations with any such person regarding such acquisition proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Board determines in good faith after consultation with outside legal counsel that based on the information then available and after consultation with an independent financial advisor of nationally recognized reputation that such acquisition proposal either constitutes a superior proposal (as such term is defined below) or could reasonably be expected to lead to a superior proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

The Merger Agreement provides that athenahealth will promptly (and, in any event, within twenty-four (24) hours) notify Parent if (i) any written or other bona fide inquiries, proposals or offers with respect to an acquisition proposal or that would be reasonably likely to lead to an acquisition proposal are received by athenahealth, (ii) any non-public information is requested from athenahealth in connection with any acquisition proposal or that would be reasonably likely to lead to an acquisition proposal or (iii) any discussions or negotiation with respect to an acquisition proposal or that would be reasonably likely to lead to an acquisition proposal are sought to be initiated or continued with athenahealth, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter will keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

A “superior proposal” means any bona fide written offer made by a third party (not made as a result of a breach of the Merger Agreement (other than any breach that is both immaterial and unintentional)) after the date of the Merger Agreement that, if consummated, would result in such third party (or its stockholders) owning, directly or indirectly, a majority of the outstanding shares (or of the stock of the surviving entity in a Merger or the direct or indirect parent of the surviving entity in a Merger) or a majority of the assets of athenahealth and its subsidiaries, taken as a whole, which the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) to be (i) more favorable to the holders of shares from a financial point of view than the Merger (taking into account all of the terms and conditions of, and the likelihood of completion of, such proposal and the Merger Agreement (including, if applicable at the time of such determination, any changes to the financial terms of the Merger Agreement then proposed by Parent in response to such offer or otherwise)) and (ii) reasonably likely to be completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Obligation of the Board with Respect to Its Recommendation

The Merger Agreement provides that, except as described below, the Board will not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify, change, amend or modify), in a manner adverse to Parent, the athenahealth recommendation to approve the Merger, or approve, recommend or otherwise declare advisable any acquisition proposal, (ii) approve or recommend, or publicly propose to enter into an alternative acquisition agreement, (iii) fail to reaffirm the athenahealth recommendation to approve the Merger within five (5) business days receipt of a written request from the Parent to do so, (iv) after receipt of any acquisition proposal, fail to recommend against any acquisition proposal within five (5) business days of receipt of a written request from Parent to do so, (v) fail to recommend against any acquisition proposal that is a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, (vi) approve, adopt, declare advisable or recommend, or publicly propose to approve, adopt, declare advisable or recommend, any acquisition proposal (any of the actions described in clause (i) through clause (vi) of this section, a “change in recommendation”) or (vii) cause or permit athenahealth or any of its subsidiaries to enter into any alternative acquisition agreement relating to any acquisition proposal.

Notwithstanding the foregoing, following athenahealth’s receipt of a written acquisition proposal after the date of the Merger Agreement that did not result from a breach of the Merger Agreement (other than any breach that is both immaterial and unintentional) and that the Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a superior proposal, the Board may, at any time prior to the time the athenahealth Requisite Vote is obtained, make a change in recommendation or terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to such superior proposal or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

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athenahealth has (A) provided to Parent three (3) business days’ prior written notice, which states expressly (1) that it has received a written acquisition proposal that constitutes a superior proposal, (2) the material terms and conditions of the acquisition proposal (including the consideration offered therein and the identity of the person or group making the acquisition proposal) and has contemporaneously provided an unredacted copy of the alternative acquisition agreement and all other documents (other than immaterial documents) related to the superior proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such superior proposal will require a new notice and an additional two (2) business day period) and (3) that, subject to the bullet point directly below, the Board has determined to make a change in recommendation or to terminate the Merger Agreement in order to enter into the alternative acquisition agreement, as applicable and (B) prior to making such a change in recommendation or terminating the Merger Agreement, (x) used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such notice period, which may be on a non-exclusive basis, to consider any adjustments proposed by Parent to the terms and conditions of the Merger Agreement such that the alternative acquisition agreement ceases to constitute a superior proposal and (y) in determining whether to make a change in recommendation or to effect a termination, the Board takes into account any changes to the terms of the Merger Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

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the Board has determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such superior proposal and taking into account any revised terms proposed by Parent, such superior proposal continues to constitute a superior proposal and that the failure to make such change in recommendation or to so terminate the Merger Agreement would be inconsistent with the directors’ fiduciary duties under applicable law.

Notwithstanding the first paragraph of this section, upon the occurrence of an intervening event, the Board may, at any time prior to the time the athenahealth Requisite Vote is obtained, make a change in recommendation if all of the following conditions are met:

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athenahealth has (A) provided to Parent three (3) business days’ prior written notice, which (1) sets forth in reasonable detail information describing the intervening event and the rationale for the change in recommendation and (2) states expressly that, subject to bullet point directly below, the Board has determined to make a change in recommendation and (B) prior to making such a change in recommendation, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such three-business day period to consider any adjustments proposed by Parent to the terms and conditions of the Merger Agreement such that the failure of the Board to make a change in recommendation in response to the intervening event in accordance with the bullet point directly below would no longer be inconsistent with the directors’ fiduciary duties under applicable law; and

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the Board has determined in good faith, after consultation with its outside legal counsel, that in light of such intervening event and taking into account any revised terms proposed by Parent, the failure to make a change in recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

Obligations with Respect to this Proxy Statement and the Special Meeting

As promptly as reasonably practicable following the date of the Merger Agreement, athenahealth was required to establish a record date for, duly call and give notice of, a meeting of athenahealth’s stockholders to consider and vote upon the adoption of the Merger Agreement (the “special meeting”) and, as soon as practicable following the dissemination of the definitive proxy statement with respect to the stockholders meeting, athenahealth is required to convene and hold the special meeting. athenahealth’s obligations to call, give notice of, convene and hold the special meeting will apply notwithstanding any Board recommendation change or commencement, disclosure, announcement or submission of any acquisition proposal, and athenahealth is prohibited from submitting to the vote of the athenahealth stockholders any acquisition proposal other than the Merger.

Efforts to Complete the Merger

athenahealth and Parent shall, subject to the receipt of any “acquisition proposals” described above, cooperate with each other and use, and will cause their respective subsidiaries and affiliates to use, their respective reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under the Merger Agreement and applicable laws and orders to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as expeditiously as possible, and in no event later than the Termination Date including (i) preparing and filing within ten (10) business days after the date of the Merger Agreement, the notifications, filings and other information required to be filed under the HSR Act, and as promptly as practicable and advisable in the case of all other filings required under any foreign competition laws with respect to the transactions contemplated hereby and to obtain as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the Merger Agreement or any of the other transactions contemplated by the Merger Agreement, (ii) satisfying the conditions to consummating the Merger, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger, (iv) obtaining (and cooperating with each other in obtaining) any material consent, approval of, waiver or any exemption by, any nongovernmental third party, in each case, to the extent necessary, proper or advisable in connection with the Merger and (v) executing and delivering any reasonable additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of the Merger Agreement.

Subject to the following paragraph, in the event that the parties receive a request for information or documentary material pursuant to the HSR Act or any other antitrust laws including a request for additional information (a “second request”), unless otherwise agreed to by athenahealth, the parties will use their reasonable best efforts to submit an appropriate response to, and to certify compliance with, such second request as promptly as practicable and advisable, and counsel for both parties will closely cooperate during the entirety of any such second request review process. None of the parties, including their respective subsidiaries and affiliates, will knowingly take, cause or permit to be taken, or omit to take, any action which such party reasonably expects is likely to materially delay or prevent consummation of the contemplated transactions, unless otherwise agreed to by the parties. None of the parties, without the other parties’ prior written consent, will (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the contemplated transactions under the HSR Act or any antitrust laws, or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the parties not to consummate the Merger or the transactions contemplated by the Merger Agreement (or that would otherwise prevent or prohibit the parties from consummating the Merger or the transactions contemplated by the Merger Agreement). As used in the Merger Agreement, the term “antitrust laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition, including but not limited to foreign competition laws.

Parent and athenahealth will cooperate with respect to the antitrust laws and the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any governmental entity required to consummate the Merger prior to the Termination Date. To the extent permitted by applicable law, each party to the Merger Agreement must:

•	notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its subsidiaries intends to make with any governmental entity;

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prior to submitting any such filing or making any such communication or inquiry, provide the other party and its counsel a reasonable opportunity to review, and must consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry;

•	promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry; and

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consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any governmental entity relating to the Merger, including the scheduling of, and strategic planning for, any meetings with any governmental entity relating thereto.

In addition to the foregoing, each of athenahealth and Parent have agreed to use reasonable best efforts to contest and resist any action or proceeding prohibiting the Merger, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

Access to Information

Upon reasonable notice, and except as may otherwise be required by applicable law, athenahealth has agreed to afford Parent and its representatives, and the parties identified in the debt commitment letters as ‘Commitment Parties’ (the “Lenders”) and their representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to the books, records and contracts of athenahealth and its subsidiaries. However, any inspection that requires invasive environmental sampling or any inspection would be prohibited. Moreover, athenahealth is not required to disclose any information (i) for which access is prohibited by law, (ii) that is subject to confidentiality obligations to a third party or (iii) that would result in the loss of attorney-client privilege; in each case, subject to certain limited exceptions.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that from and after the Effective Time, Parent will, and will cause the surviving corporation to, indemnify and hold harmless each present and former director and officer of athenahealth determined as of the Effective Time (collectively the “indemnified parties”) to the fullest extent permitted by Delaware law. Furthermore, for at least six years from and after the Effective Time, Parent must ensure that the organizational documents of the surviving corporation contains provisions no less favorable than the current charter and bylaws provide with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of athenahealth and its subsidiaries than are presently set forth in athenahealth’s Certificate of Incorporation and Bylaws. Parent also must cause the surviving corporation to indemnify each indemnified party against (i) losses arising out of actions or omissions occurring at or prior to the Effective Time to the extent such losses are based on or arise from an indemnified party’s current or former capacity as a director, officer or fiduciary under the benefit plans of athenahealth or any of its subsidiaries and (ii) losses to the extent that they are based on, arise out of or pertain to the transactions contemplated by the Merger Agreement.

Prior to the Effective Time, athenahealth will and, if athenahealth is unable to, Parent will cause the surviving corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as athenahealth’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as athenahealth’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement). If athenahealth for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of the Merger Agreement with benefits and levels of coverage at least as favorable as provided in athenahealth’s existing policies as of the date of the Merger Agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in athenahealth’s existing policies as of the date of the Merger Agreement. However, in no event will athenahealth, Parent or the surviving corporation be required to expend for such policies an annual premium amount in excess of three-hundred percent (300%) of the annual premiums currently paid by athenahealth for such insurance.

Employee Benefits

With respect to each employee of athenahealth or its subsidiaries who continues to remain employed with athenahealth or its subsidiaries (a “continuing employee”) will, during the period commencing at the Effective Time and ending on December 31, 2019 or, if earlier, such employee’s termination of employment, the employee will be provided with (i) a base salary or base wage and target annual cash incentive opportunity that is no less favorable than the base salary or base wage and target annual cash incentive opportunity in each case provided to such continuing employee by athenahealth and its subsidiaries immediately prior to the Effective Time and (ii) employee benefits (other than incentive compensation (other than as described above) and equity-compensation) that are substantially comparable in the aggregate to those provided to similarly situated employees of the Parent. Additionally, during the period commencing at the Effective Time and ending on December 31, 2019, each employee will be provided with severance benefits that are no less favorable than the severance benefits provided by athenahealth and its subsidiaries to such continuing employee immediately prior to the Effective Time. Parent shall or shall cause the surviving corporation to honor and assume all obligations under certain agreements and severance plans in effect immediately prior to the Effective Time.

Surviving Corporation Financing

athenahealth and its subsidiaries will use reasonable best efforts to cooperate with Parent as reasonably requested by Parent and as is customary for financings of the type contemplated by the preferred equity commitment letter and the debt commitment letter, and at Parent’s sole expense (other than with respect to the preparation or obtaining and delivery of the required information), in connection with Parent’s arranging and obtaining the preferred equity financing and the debt financing. During the pre-closing period, except as otherwise expressly permitted in the Merger Agreement, Parent will not permit any assignment of the debt or preferred equity commitment letter, or any amendment or modification to be made to, or any waiver of any provision or remedy under, either such commitment letter, and will cause Merger Sub and Virence not to permit any such assignment, or any such amendment or modification to be made to, or any such waiver of any provision or remedy, in each case without obtaining athenahealth’s prior written consent.

Parent will take all actions and do all things necessary, proper or advisable to obtain the Equity Financing, and will cause VVC-WFM Holdings LLC to take all actions and do all things necessary, proper or advisable to obtain the Equity Financing. Parent and Merger Sub will use their respective reasonable best efforts to obtain the preferred equity financing contemplated by the preferred equity commitment letter and the debt financing contemplated by the debt commitment letter, and will cause Virence to use its reasonable best efforts to obtain, the preferred equity financing contemplated by the preferred equity commitment letter and the debt financing contemplated by the debt commitment letter, on or prior to the Closing Date on the terms and conditions described in each commitment letter.

If any portion of the preferred equity financing or the debt financing becomes unavailable on the terms contemplated in the commitment letters, Parent and Merger Sub will use their reasonable best efforts to obtain, and will cause Virence to obtain, alternative financing for any such portion of the financing.

Other Covenants and Agreements

athenahealth and Parent have made certain other covenants to and agreements with each other regarding various other matters including:

•	preparation of this proxy statement;

•	public statements and disclosure concerning the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	state anti-takeover or other similar laws;

•

athenahealth’s ability to take all actions reasonably necessary or advisable to cause the transactions contemplated by the Merger Agreement and any other dispositions of equity securities of athenahealth (including derivative securities) in connection with the transactions contemplated by the Merger Agreement by each individual who is a director or executive officer of athenahealth to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•	cooperating to delist athenahealth common stock from NASDAQ and deregister such common stock under the Exchange Act as soon as practicable following the Effective Time.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligations to effect the Merger are subject to the satisfaction (or mutual waiver if permitted by law) at or prior to the closing of the following conditions:

•	receipt of the requisite stockholder approval;

•	any applicable waiting period (or any extensions thereof) under the HSR Act relating to the consummation of the Merger having expired or been terminated; and

•

no court or governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that prevents, makes illegal, restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Conditions to Parent’s and Merger Sub’s Obligations

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the closing of the following additional conditions:

•

each of athenahealth’s representations and warranties contained in the Merger Agreement related to (i) athenahealth’s capital structure and (ii) athenahealth having all corporate power and having taken all corporate action necessary in order to execute, deliver and perform its obligations under the Merger Agreement and to consummate the Merger, subject only to athenahealth obtaining the required stockholder approval, must be true and correct as of the date of the Merger Agreement and as of the Closing Date, subject only to de minimis inaccuracies at the closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date);

•

each of athenahealth’s representations and warranties contained in the Merger Agreement related to (i) athenahealth’s due execution of the Merger Agreement, (ii) certain determinations of the Board in connection with the Merger and the Merger Agreement, (iii) brokers and finders and (iv) opinions of athenahealth’s financial advisors, must be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date);

•

each of athenahealth’s other representations and warranties contained in the Merger Agreement must be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date) (without regard to materiality or material adverse effect qualifiers contained within such representations and warranties), except where the failure of such representations and warranties to be accurate would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on athenahealth;

•	Parent must have received a signed certificate by a senior executive officer of athenahealth at the closing stating that the conditions set forth in the bullets above have been satisfied;

•

athenahealth must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing, and Parent must have received a signed certificate by a senior executive officer of athenahealth to such effect; and

•	there shall not have occurred any change, effect, circumstance or development that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on athenahealth.

Conditions to athenahealth’s Obligations

athenahealth’s obligations to effect the Merger are also subject to the satisfaction or waiver by athenahealth at or prior to the closing of the following additional conditions:

•

each of the representations and warranties of Parent and Sub contained in the Merger Agreement must be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement;

•	athenahealth must have received a signed certificate by an officer of Parent at the closing stating that the condition set forth in the bullet above has been satisfied; and

•

Parent and Merger Sub must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing, and athenahealth must have received a signed certificate by an officer of Parent to such effect.

Each of Parent and Merger Sub, on the one hand, and athenahealth, on the other hand, may waive the conditions to the performance of its respective obligations under the Merger Agreement and effect the Merger even though one or more of these conditions has not been met. athenahealth cannot give any assurance that all of the conditions of the Merger will be either satisfied or waived or that the Merger will occur.

Termination of the Merger Agreement

Termination Rights Exercisable by Either Parent or athenahealth

The Merger Agreement may be terminated prior to the Effective Time by the mutual written consent of Parent and athenahealth. In addition, the Merger Agreement may be terminated prior to the Effective Time by either Parent or athenahealth if:

•	the Merger has not been consummated by the Termination Date whether such date is before or after the date of athenahealth Requisite Vote;

•

the adoption of the Merger Agreement by the stockholders of athenahealth pursuant to the athenahealth Requisite Vote has not occurred at a meeting duly convened or at any adjournment or postponement thereof at which a vote upon the adoption of the Merger Agreement was taken; or

•

any law or order restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable, whether before or after the adoption of the Merger Agreement by the stockholders of athenahealth pursuant to the athenahealth Requisite Vote.

The right to terminate the Merger Agreement pursuant to the above circumstances will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that has proximately caused or resulted in the failure of the Merger to be consummated.

athenahealth Termination Rights

athenahealth may also terminate the Merger Agreement and abandon the Merger if:

•

at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the stockholders of athenahealth pursuant to the athenahealth Requisite Vote, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement, or any representation and warranty becomes untrue after the date of the Merger Agreement, such that the obligations of Parent and Merger Sub described in “ —Conditions to athenahealth’s Obligations” above would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to Parent from athenahealth of such breach or failure and (ii) the date that is three (3) business days prior to the Termination Date; provided that athenahealth shall not have the right to terminate the Merger Agreement if athenahealth is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

•

at any time prior to the athenahealth requisite stockholder vote being obtained, (i) if the Board authorizes athenahealth, to the extent permitted by and subject to complying with the terms of “—Restriction on Solicitation of Competing Proposals” above, to enter into an alternative acquisition agreement with respect to a superior proposal that did not result from a breach (other than any breach that is both immaterial and unintentional) of the Merger Agreement, (ii) concurrently with the termination of the Merger Agreement, athenahealth, subject to complying with the terms of “—Restriction on Solicitation of Competing Proposals” above enters into an alternative acquisition agreement providing for a superior proposal that did not result from a breach (other than any breach that is both immaterial and unintentional) of the Merger Agreement and (iii) prior to or concurrently with such termination, athenahealth pays to Parent in immediately available funds any fees required to be paid pursuant to the athenahealth termination fee (as defined below); or

•

at any time prior to the Effective Time, whether before or after the athenahealth Requisite Vote, if (i) the conditions to closing set forth in “—Conditions to Each Party’s Obligations” have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at closing; provided that those conditions would have been satisfied if the closing were to occur on such date), (ii) athenahealth has confirmed by irrevocable written notice to Parent that the date the closing should have occurred pursuant to “—Closing; Effective Time” has occurred and that athenahealth is ready, willing and able to consummate the Merger on the date of such written notice and throughout the immediately subsequent three (3) business day period and (iii) Parent fails to consummate the Merger within three (3) business days following receipt of such written notice.

Parent Termination Rights

Parent may also terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time if:

•	the Board has made a change of recommendation; or

•

there has been a breach of any representation, warranty, covenant or agreement made by athenahealth in the Merger Agreement, or any such representation and warranty becomes untrue after the date of the Merger Agreement, such that the terms of “—Conditions to Each Party’s Obligations” above would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following written notice to athenahealth from Parent of such breach or failure and (ii) the date that is three (3) business days prior to the Termination Date; provided that Parent shall not have the right to terminate the Merger Agreement pursuant to this section if Parent is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement.

Effect of Termination

If the Merger Agreement is terminated and the Merger is abandoned, the Merger Agreement will become void and of no effect with no liability of any party to the Merger Agreement (or any representative of such party); provided, however, that no termination will relieve:

•	the parties’ respective obligations in respect of the termination fees, as described below under “—Expenses; Termination Fees”;

•	the parties’ respective obligations in respect of financing, as described above under “—Surviving Corporation Financing”;

•	athenahealth for any liability resulting from a willful breach of the Merger Agreement prior to any termination; and

•	certain miscellaneous provisions.

Expenses; Termination Fees

Other than in connection with the financing (which expenses will be solely at the Parent’s expense), all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will generally be borne by the party that incurs such fees and expenses, regardless of whether the Merger is consummated. However, athenahealth has agreed to pay Parent a termination fee of $142,105,000 if:

•	Parent terminates the Merger Agreement in connection with the Board’s authorizing athenahealth to enter into an alternative acquisition agreement with respect to a superior proposal;

•	the Board has made a change of recommendation; and

•

if (i) the Merger Agreement is terminated because (A) the Merger has not been consummated by the Termination Date or the requisite athenahealth stockholder vote has not occurred at a meeting duly convened or at any adjournment or postponement thereof at which a vote upon the adoption of the Merger Agreement was taken or (B) there has been a breach of the Merger Agreement by athenahealth as described under the first bullet point of “—athenahealth Termination Rights” above, (ii) prior to termination under (i) a bona fide acquisition proposal has been publicly made to athenahealth or made directly to athenahealth’s shareholders generally, and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B), athenahealth enters into a definitive agreement with respect to an acquisition proposal.

Parent has agreed to pay athenahealth a termination fee of $312,635,000 (the “Parent termination fee”) if athenahealth terminates the Merger Agreement pursuant to the terms described above under “—Termination of the Merger Agreement —athenahealth Termination Rights”.

Miscellaneous

Specific Performance

The parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (in the courts described therein), without proof of damages or otherwise, and in addition to any other remedy to which they are entitled under the Merger Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

athenahealth is only entitled to specific performance of Parent’s obligation to fund the equity financing if (i) all of the conditions to the Merger Agreement have been satisfied or waived (other than those that by their terms are to be satisfied or waived at closing), (ii) the preferred equity financing and debt financing have been funded, or will be funded at the closing if the equity financing is funded at the closing and (iii) athenahealth has confirmed in writing that it is ready, willing and able to consummate the closing if specific performance is granted.

Amendment of the Merger Agreement

Subject to the provisions of applicable law, at any time prior to the Effective Time, the Merger Agreement (including any schedule thereto) may be amended, modified or supplemented in writing by action of the boards of directors of the respective parties. No amendments or modifications to the provisions which the lenders, preferred equity investors or equity investors are expressly made third-party beneficiaries will be permitted in a manner adverse to any debt financing related parties without the prior written consent of the relevant debt financing source or to any preferred equity financing related parties without the prior written consent of the relevant preferred equity financing source.

Governing Law; Submission to Jurisdiction; No Jury Trial

Except as described in the following paragraph, the Merger Agreement is governed by Delaware law, without giving effect to principles of conflicts of law thereof. Each of the parties to the Merger Agreement has irrevocably consented and submitted itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of the Merger Agreement or the transactions contemplated thereby. In addition, each of the parties to the Merger Agreement has irrevocably waived all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the Merger Agreement or the transactions related to the Merger Agreement.

All claims or causes of action against the preferred equity related parties or the debt financing related parties in any way relating to the Merger, the transactions contemplated thereby, the debt commitment letter, the debt financing, the preferred equity commitment letter and the preferred equity financing will be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law thereof. Each of the parties to the Merger Agreement has agreed that any legal action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any preferred equity financing related party or debt financing related party arising out of or relating to the Merger Agreement, the debt commitment letters or the debt financing or any of the agreements entered into in connection with the debt financing, the preferred equity commitment letters or the preferred equity financing or any of the agreements entered into in connection with the preferred equity financing or any of the transactions contemplated by the Merger Agreement or the preferred equity financing or the performance of any services under the preferred equity financing will be brought exclusively in and determined in the Supreme Court of the State of New York, County of New York.

APPRAISAL RIGHTS

Under Delaware law, holders of shares of athenahealth common stock are entitled to appraisal rights in connection with the Merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. If the Merger is completed, holders of record of shares of athenahealth common stock who continuously hold shares through the Effective Time who did not vote in favor of the Merger and who otherwise complied with the applicable statutory procedures under Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex D. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of athenahealth common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to demand and perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below.

Under the DGCL, if the Merger is effected, holders of shares of athenahealth common stock who (i) did not cast their vote in favor of the Merger, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to have such shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by such court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” could be greater than, less than or the same as the Merger Consideration.

Under Section 262 of the DGCL, athenahealth is required not less than 20 days before the special meeting to vote on the Merger to notify each of the holders of any class or series of its stock who are entitled to appraisal rights that appraisal rights are available for any or all of such shares and is required to include in such notice a copy of Section 262. This proxy statement constitutes a formal notice of appraisal rights under Section 262 of the DGCL. Any holder of shares of athenahealth common stock who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 set forth in Annex D to this proxy statement and consider consulting your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of athenahealth common stock, you must:

•	NOT vote your shares of athenahealth common stock in favor of the Merger;

•

deliver to athenahealth a written demand for appraisal of your shares before the taking of the vote on the proposal to adopt the Merger Agreement at the special meeting, as described further below under “—Written Demand by the Record Holder,” beginning on page 94;

•	continuously hold your shares of athenahealth common stock through the Effective Time; and

•	otherwise comply with the procedures set forth in Section 262 of the DGCL.

Written Demand by the Record Holder

All written demands for appraisal should be addressed to athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472, Attention: Corporate Secretary. Such demand will be sufficient if it reasonably informs athenahealth of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of such stockholder’s shares. Under Section 262 of the DGCL, a proxy or vote against the Merger does not constitute such a demand.

The written demand for appraisal must be executed by or for the record holder of shares, fully and correctly, as such holder’s name appears on the stock records of athenahealth. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of athenahealth common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If the shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record stockholder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the surviving corporation (which, in this case, will be athenahealth), or any holder of shares of athenahealth common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on athenahealth in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all holders who did not adopt the Merger and properly demanded appraisal of such shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all dissenting stockholders. athenahealth is under no obligation to, and has no present intention to, file a petition, and holders should not assume that athenahealth will file a petition or that it will initiate any negotiations with respect to the fair value of shares of athenahealth common stock. Accordingly, it is the obligation of the holders of shares of athenahealth common stock to initiate all necessary action to perfect their appraisal rights in respect of the shares within the period prescribed in Section 262 of the DGCL.

Within 120 days after the Effective Time, any holder of shares of athenahealth common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then obligate the surviving corporation to, within twenty (20) days after such service, file with the Register in Chancery of the Court of Chancery of the State of Delaware (which we refer to as the “Delaware Register in Chancery”) a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all such stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order the Delaware Register in Chancery to provide notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal for their shares of athenahealth common stock and who hold shares represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any such stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares of athenahealth common stock as so determined could be more than, the same as or less than the Merger Consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Although athenahealth believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Neither Parent nor athenahealth anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and Parent and athenahealth reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of athenahealth common stock is less than the Merger Consideration.

Upon application by the surviving corporation or by any holder of shares of athenahealth common stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of athenahealth common stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of athenahealth common stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and, in the case of holders of shares represented by certificates, upon the surrender to the surviving corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares of athenahealth common stock entitled to appraisal. In the absence of an order, each party bears its own expenses.

Any stockholder who has duly demanded appraisal rights for shares of athenahealth common stock in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of athenahealth common stock as of a date or time prior to the Effective Time.

At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of athenahealth. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders’ rights to appraisal shall cease, and all holders of shares of athenahealth common stock will be entitled to receive the Merger Consideration. Inasmuch as athenahealth has no obligation to file such a petition and has no present intention to do so, any holder of shares of athenahealth common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to athenahealth a written withdrawal of its demand for appraisal and acceptance of the Merger Consideration, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of athenahealth and (ii) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the Merger within 60 days after the Effective Time.

If you wish to exercise your appraisal rights, you must not vote your shares of athenahealth common stock in favor of the Merger, and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of athenahealth stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by athenahealth stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement.

MARKET PRICE AND DIVIDEND DATA

athenahealth common stock is traded on NASDAQ under the symbol “ATHN.” As of the close of business on December 18, 2018, the record date, there were 41,178,033 shares of athenahealth common stock outstanding and entitled to vote, held by approximately 70 holders of record of athenahealth common stock. Because many shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

The following table presents the closing per share sales price of athenahealth common stock, as reported on NASDAQ on November 9, 2018, the last full trading day before the public announcement of the Merger, and on December 19, 2018, the last full trading day before the filing of this proxy statement:

Date	Closing per Share Price
November 9, 2018	$120.35
December 19, 2018	$130.71

You are encouraged to obtain current market prices of athenahealth common stock in connection with voting your shares. Following the Merger, there will be no further market for athenahealth common stock, and athenahealth common stock will be delisted from NASDAQ and deregistered under the Exchange Act.

We have never declared or paid any dividends on our capital stock. The Merger Agreement prohibits us from declaring or paying any dividend or other distribution with respect to athenahealth common stock.

STOCK OWNERSHIP

We have listed below, as of December 18, 2018 (except as otherwise indicated), the beneficial ownership of athenahealth common stock by (a) each of our directors, (b) each of our “named executive officers”, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of more than five percent of the number of outstanding shares of athenahealth common stock. The table is based on information we received from the directors, executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than five percent of the number of outstanding shares of athenahealth common stock as of December 18, 2018. Unless otherwise indicated, each of our directors and “named executive officers” has (a) the same business address as athenahealth and (b) sole investment and voting power over all of the shares that he or she beneficially owns. All share numbers have been rounded to the nearest whole number.

Name	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Class (2)
Janus Henderson Group plc (3) 151 Detroit Street Denver, CO 80206	4,784,975	11.8%
Morgan Stanley (4) 1585 Broadway New York, NY 10036	4,244,868	10.5%
Wellington Management Group LLP (5) 280 Congress Street Boston, MA 02210	3,659,557	9.0%
T. Rowe Price Associates, Inc. (6) 100 E. Pratt Street Baltimore, MD 21202	3,454,259	8.5%
The Vanguard Group (7) 100 Vanguard Blvd. Malvern, PA 19355	3,219,814	7.9%
Vanguard Specialized Finds – Vanguard Health Care Fund (8) 100 Vanguard Blvd. Malvern, PA 19355	2,234,165	5.5%
Nomura Securities International, Inc. (9) Worldwide Plaza 309 West 49th Street New York, NY 10019	2,026,506	5.0%
Named Executive Officers
Jonathan Bush (10)	338,926	*
Marc A. Levine	4,400	*
John A. Kane (11)	22,089	*
Dan Haley	4,644	*
Prakash Khot	10,031	*
Jonathan Porter	6,427	*

Name	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Class (2)
Directors		*
Amy Abernethy, M.D., Ph. D.	4,045	*
Brandon Hull	20,795	*
Jeffrey R. Immelt	14,573	*
Dev Ittycheria	13,438	*
John A. Kane	See above	*
Jacqueline D. Kosecoff, Ph. D.	10,875	*
Brian P. McKeon	790	*
Ed Park	22,510	*
Thomas J. Szkutak	3,056	*
All directors and executive officers as a group (17 persons) (12)	143,093	*
*	Less than 1%
(1)

Includes the following shares of common stock that are issuable to named executive officers and directors upon the exercise of Company Options and the vesting of RSUs that are vested as of, or will vest within 60 days of, December 18, 2018:

Name	Shares Underlying Stock Options	Shares Underlying RSUs
Named Executive Officers
Jonathan Bush	14,014	-
John A. Kane	10,080	-
Dan Haley	3,482	-
Prakash Khot	-	3,125
Directors
Brandon Hull	15,565	-
Jeffrey R. Immelt	-	1,131
John A. Kane	See above
All directors and executive officers as a group (17 persons)	29,127	4,256

(2)

The percentage calculations set forth in the table are based on 41,178,033 shares of common stock outstanding on December 18, 2018. Shares of athenahealth common stock issuable upon the exercise of Company Options and the vesting of RSUs that are vested as of, or will vest within 60 days of, December 18, 2018, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such Stock Options and RSUs, but are not deemed outstanding for computing the percentage ownership of any other persons.

(3)

Based solely upon a review of the Schedule 13G/A filed with the SEC on June 15, 2018 by Janus Henderson Group plc (“Janus Henderson”) reporting that Janus Henderson had no sole voting or dispositive powers and had shared voting and dispositive powers over 4,784,975 shares. Janus Henderson has an indirect 97.11% ownership stake in Intech Investment Management LLC and a 100% ownership stake in Janus Capital Management LLC (“Janus Capital”), Janus Capital International Limited (“JCIL”), Perkins Investment Management LLC, Geneva Capital Management LLC, Henderson Global Investors Limited, Janus Henderson Investors Australia Institutional Funds Management Limited and Henderson Global Investors

North America Inc (each an “Asset Manager” and collectively as the “Asset Managers”). Due to the above ownership structure, holdings for the Asset Managers are aggregated for purposes of the Schedule 13G/A. Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 4,545,162 shares or 11.2% of the outstanding shares of athenahealth common stock held by such Managed Portfolios. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, JCIL may be deemed to be the beneficial owner of 239,813 shares or 0.6% of the outstanding shares of athenahealth common stock held by such Managed Portfolios. However, neither Janus Capital nor JCIL have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaim any ownership associated with such rights.

(4)

Based solely upon a review of the Schedule 13G/A filed with the SEC on February 13, 2018 by Morgan Stanley and Morgan Stanley Investment Management, Inc. reporting the following beneficial ownership: (i) 4,244,868 shares beneficially owned by Morgan Stanley, with no sole voting or dispositive powers and shared voting power over 4,194,958 shares and shared dispositive power over 4,195,569 shares, and (ii) 4,244,868 shares beneficially owned by Morgan Stanley Investment Management, Inc., with no sole voting or dispositive powers and shared voting power over 4,194,958 shares and shared dispositive power over 4,195,569 shares.

(5)

Based solely upon a review of the Schedule 13G/A filed with the SEC on February 8, 2018 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP (together, the Wellington Funds), and Wellington Management Company LLP reporting the following beneficial ownership: (i) 3,659,557 shares beneficially owned by the Wellington Funds, with shared voting power over 832,674 shares and shared dispositive power over all of the beneficially owned shares, and (ii) 3,463,643 shares beneficially owned by Wellington Management Company LLP, with shared voting power over 783,870 shares and shared dispositive power over all of the beneficially-owned shares.

(6)

Based solely upon review of the Schedule 13G/A filed with the SEC on February 14, 2018 by T. Rowe Price Associates Inc. reporting beneficial ownership of 3,454,259 shares, with sole voting power over 796,560 shares, sole dispositive power over 3,454,259 shares, and no shared voting or dispositive powers.

(7)

Based solely upon review of the Schedule 13G/A filed with the SEC on February 12, 2018 by The Vanguard Group reporting beneficial ownership of 3,219,814 shares, with sole voting power over 22,384 shares, shared voting power over 4,754 shares, sole dispositive power over 3,196,036 shares, and shared dispositive power over 23,778 shares. Includes 19,024 shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts, and 8,114 shares held by Vanguard Investments Australia, Ltd., as a result of its serving as investment manager of Australian investment offerings.

(8)

Based solely upon a review of the Schedule 13G/A filed with the SEC on February 2, 2018 by Vanguard Specialized Funds – Vanguard Health Care Fund reporting beneficial ownership of 2,234,165 shares, with sole voting power over all of the shares and no dispositive powers.

(9)

Based solely on a Schedule 13G filed with the SEC on February 14, 2018 by Nomura Holdings Inc. and Nomura Securities International, Inc. (NSI) reporting NSI’s beneficial ownership of 2,026,506 shares. NSI is a wholly-owned subsidiary of Nomura Holdings, Inc., which accordingly may be deemed to beneficially own the shares beneficially owned by NSI. The entities each report shared voting and dispositive powers over all the shares and sole voting and dispositive powers over no shares.

(10)

Excludes 103,424 shares held by the Bush 2004 Gift Trust for the benefit of certain of Mr. Bush’s children, for which trust Carl B. Byers and Stephanie Seldon serve as co-trustees and who, acting together by unanimous consent, have the sole voting and dispositive power over such shares. Excludes 27,998 shares held by the Oscar W. Bush 2007 Gift Trust, the beneficiary of which is Mr. Bush’s child, for which trust Carl B. Byers serves as trustee and has sole voting and dispositive power over such shares. Includes 155,320 shares pledged by Mr. Bush as collateral for a personal payment obligation, pursuant to a pledge agreement entered into by Mr. Bush on March 6, 2017.

(11)	Mr. Kane stepped down from his role as Interim Chief Financial Officer of the Company in January 2018.

(12)

Represents the Company’s current directors and executive officers as of December 18, 2018. Includes an aggregate of 29,127 shares issuable upon exercise of stock options held by our directors and executive officers. Includes an aggregate of 7,982 shares underlying RSU awards held by our directors and executive officers that are subject to vest within 60 days of December 18, 2018.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed in the first calendar quarter of 2019, there will be no annual meeting of stockholders. If the Merger is not completed, athenahealth’s stockholders will continue to be entitled to attend and participate in athenahealth stockholder meetings.

athenahealth stockholders may submit proposals on matters appropriate for stockholder action at meetings of athenahealth stockholders in accordance with Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2019 annual meeting, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Corporate Secretary of athenahealth no later than the close of business on December 27, 2018. Nothing in this paragraph shall be deemed to require athenahealth to include in its proxy statement and proxy relating to the 2019 annual meeting any stockholder proposal that may be omitted from the proxy materials of athenahealth under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Our bylaws provide that for a proposal to be properly brought before an annual meeting by a stockholder, notice of such proposal must be delivered to the Secretary of athenahealth not less than 90 days nor more than 120 days prior to the meeting. As a result, notice of any proposal with respect to the 2019 annual meeting of stockholders submitted pursuant to these provisions of our bylaws, and containing the information required by our bylaws, must have been delivered to the Corporate Secretary of athenahealth no earlier than February 6, 2019 and no later than the close of business on March 8, 2019.

Stockholder proposals and nominations should be sent to:

Corporate Secretary

athenahealth, Inc.

311 Arsenal Street

Watertown, MA 02472

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of athenahealth common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement or notice of internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of our annual report and proxy statement or notice of internet availability of proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Corporate Secretary at 311 Arsenal Street, Watertown, MA 02472. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you write or call our Corporate Secretary at 311 Arsenal Street, Watertown, MA 02472 or telephone: (617) 402-1000.

If you and other residents at your mailing address are registered stockholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of internet availability of proxy, you may request, in writing, that athenahealth eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to our Corporate Secretary at 311 Arsenal Street, Watertown, MA 02472 or telephone: (617) 402-1000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement.

We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 1, 2018;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2018; and

•	Our Current Reports on Form 8-K filed with the SEC on February 2, 2018, February 14, 2018, April 17, 2018, June 5, 2018, June 6, 2018, August 29, 2018, November 11, 2018 and December 4, 2018.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472, Attention: Corporate Secretary or by calling (800) 981-5084.

If you would like to request documents from us, please do so at least 5 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 20, 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

ATHENAHEALTH, INC.,

MAY HOLDING CORP.

and

MAY MERGER SUB INC.

Dated as of November 11, 2018

i

INDEX OF DEFINED TERMS

Defined Term	Section
Action	9.5(b)
Acquisition Proposal	6.2(d)
Additional Contract	5.1(k)
Affiliate	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)
Alternative Financing	6.15(e)
Alternative Financing Commitments	6.15(e)
Antitrust Laws	6.5(b)
Applicable Date	5.1(e)(i)
Authorization and Representation Letters	6.15(a)
Bankruptcy and Equity Exception	5.1(c)
Beneficial Ownership Regulation	6.15(a)
Business Day	1.2(a)
Bylaws	2.2
CBAs	5.1(i)(i)
Centerview	5.1(c)
Certificate	4.1(a)(i)
Certificate of Incorporation	2.1
Certificate of Merger	1.3
Change in Recommendation	6.2(e)
Closing	1.2(a)
Closing Date	1.2(a)
Code	4.2(f)
Commitment Letters	5.2(g)(ii)
Company	Preamble
Company Acquisition Proposal	8.5(c)
Company Balance Sheet	5.1(g)
Company Bylaws	5.1(d)(ii)
Company Certificate of Incorporation	5.1(d)(ii)
Company Disclosure Letter	5.1
Company IP	5.1(o)(ii)
Company Lease	5.1(v)(ii)
Company Material Adverse Effect	5.1(a)
Company Option	4.5(a)
Company Performance Stock Unit	4.5(c)
Company Plan	5.1(h)(i)
Company Products	5.1(o)(iii)
Company Recommendation	5.1(c)
Company Related Parties	8.5(h)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)
Company Restricted Stock Unit	4.5(b)
Company Stock Plans	4.5(a)
Company Stockholders Meeting	6.4(a)
Company Termination Fee	8.5(b)
Confidentiality Agreement	9.7
Continuation Period	6.9(a)
Continuing Employee	6.9(a)

Defined Term	Section
Contracts	5.1(d)(ii)
Current Offering Period	4.5(d)
D&O Insurance	6.11(b)
Debt Commitment Letters	5.2(g)(i)
Debt Financing	5.2(g)(i)
Debt Financing Related Parties	8.5(j)
Debt Financing Sources	6.15(d)
Debt Payoff	5.2(g)(viii)
DGCL	1.1
Dissenting Shareholders	4.1(a)(i)
Effective Time	1.1
Environmental Law	5.1(m)
Equity Commitment Letters	5.2(g)(ii)
Equity Financing	5.2(g)(ii)
Equity Investors	5.2(g)(ii)
ERISA	5.1(h)(i)
ESPP	4.5(d)
ESPP Suspension Date	4.5(d)
Exchange Act	5.1(d)(i)
Exchange Fund	4.2(a)
Excluded Shares	4.1(a)(i)
Existing Credit Facilities	6.15(a)
FCPA	5.1(j)(iv)
Federal Healthcare Program	5.1(w)(i)
Financing	5.2(g)(ii)
Foreign Competition Laws	5.1(d)(i)
GAAP	5.1(a)
Government Official	5.1(j)(iv)(B)
Governmental Entity	5.1(d)(i)
Guarantor	5.2(h)
Hazardous Substance	5.1(m)
Healthcare Laws	5.1(w)(i)
HIPAA	5.1(p)
HSR Act	5.1(d)(i)
Indebtedness	5.1(e)(vi)
Indemnified Parties	6.11(a)
Information System	5.1(x)(vi)
Information Technology	5.1(o)(v)
Insurance Policies	5.1(p)
Intellectual Property	5.1(o)(v)
Intervening Event	6.2(d)
IRS	5.1(h)(i)
Knowledge of the Company	5.1(a)
Knowledge of Parent	5.2(e)
Laws	5.1(j)(i)
Lazard	5.1(c)
Leased Real Property	5.1(v)(ii)
Lenders	5.2(g)(i)
Licenses	5.1(j)(i)
Lien	5.1(b)(ii)
Limited Guarantee	5.2(h)

Defined Term	Section
Marketing Period	1.2(b)
Material Contracts	5.1(k)
Material Customer	5.1(t)
Material Vendor	5.1(u)
Merger	Recitals
Merger Consideration	4.1(a)(i)
Merger Sub	Preamble
NASDAQ	5.1(a)
Option Payment	4.5(a)
Order	5.1(j)(i)
Owned Real Property	5.1(v)(i)
Parent	Preamble
Parent Disclosure Letter	5.2
Parent Material Adverse Effect	5.2(a)
Parent Related Parties	8.5(i)8.5(f)
Parent Termination Fee	8.5(d)
Paying Agent	4.2(a)
Payment	8.5(g)
Person	4.2(b)
Permitted Liens	5.1(n)(xi)
Personal Data	5.1(x)(vi)
Pre-Closing Period	6.15(a)
Preferred Shares	5.1(b)(i)
Proceedings	5.1(g)
Proxy Statement	6.3(a)
Public Software	5.1(o)(vi)
Real Property	5.1(v)(ii)
Registered IP	5.1(o)(i)
Regulatory Actions	6.5(e)
Representatives	6.2(d)
Required Information	6.15(a)
Release	5.1(m)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Second Request	6.5(b)
Securities Act	5.1(d)
Security Incident	5.1(x)(vi)
Shares	4.1(a)(i)
Software	5.1(o)(v)
Specified Date	5.1(b)(ii)
Staff	6.3(b)
Subsidiary	5.1(a)
Superior Proposal	6.2(d)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)(xi)
Tax Return	5.1(n)(xi)
Taxable	5.1(n)(xi)
Taxes	5.1(n)(xi)
Termination Date	8.2(a)
Uncertificated Shares	4.1(a)(i)
Willful Breach	8.5(a)

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of November 11, 2018, among athenahealth, Inc., a Delaware corporation (the “Company”), May Holding Corp., a Delaware corporation (“Parent”), and May Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of the Company, by resolutions duly adopted, has (i) approved the merger of Merger Sub with and into the Company with the Company surviving the merger as the surviving corporation (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and (iii) resolved to recommend to its stockholders the adoption of this Agreement;

WHEREAS, the board of directors of Parent, by resolutions duly adopted, has (i) approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and (ii) adopted and approved this Agreement;

WHEREAS, the board of directors of Merger Sub, by resolutions duly adopted, has (i) approved the Merger upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that it is in the best interests of the Company and its stockholder, and declared it advisable, to enter into this Agreement and (iii) resolved to recommend to its stockholder the adoption of this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the sufficiency of which is acknowledged and agreed, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (in such capacity, sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

1.2 Closing.

(a) The closing of the Merger (the “Closing”) shall take place (i) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, as soon as reasonably practicable, and in no event later than three (3) Business Days, following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the Closing shall occur on the earliest to occur of (A) a date during the Marketing Period specified by Parent on no less than two (2) Business Days’ written notice to the Company or (B) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VII for the Closing as of the date determined pursuant to this proviso) or (ii) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”). For purposes of this Agreement, the term “Business Day” shall mean any day of the year on which banks are not required or authorized by Law to close in New York City.

(b) “Marketing Period” shall mean the period of fifteen (15) consecutive Business Days after the date hereof (provided that (x) the Marketing Period shall not commence prior to the date the Proxy Statement is mailed to the stockholders of the Company, (y) November 23, 2018 shall not be considered a Business Day and (z) if the Marketing Period has not ended prior to December 19, 2018, such period shall not be deemed to have commenced until January 2, 2019) beginning on the date on which Parent shall have received all of the Required Information from the Company. Notwithstanding anything in this definition to the contrary, the Marketing Period shall be deemed not to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period: (i) the Company’s independent auditor shall have withdrawn its audit opinion with respect to any financial statements forming part of the Required Information for which they have provided an opinion, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the financial statements of the Company for the applicable periods by the independent auditor or another nationally recognized independent public accounting firm reasonably acceptable to Parent or such withdrawn opinion is reinstated by the Company’s independent auditors or (ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the relevant Required Information has been amended or the Company has announced that it has concluded that no restatement is required in accordance with GAAP. If at any time the Company shall reasonably believe that it has provided the Required Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information will be deemed to have been satisfied on the date of such delivery specified in such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three (3) Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which portion(s) of the Required Information the Company has not delivered or are otherwise unsuitable), following which the Marketing Period will commence as soon as the Company delivers to Parent such specified portion of the Required Information.

1.3 Effective Time. Immediately following the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties hereto in writing and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

1.4 Closing Deliverables.

(a) Company Closing Deliverables. At or prior to the Closing, the Company shall deliver to Parent the following:

(i) the certificates contemplated by Sections 7.2(a) and 7.2(b); and

(ii) to the extent requested by Parent, in accordance with and subject to the provisions of Section 6.18, the resignations of the applicable directors of the Company and its Subsidiaries.

(b) At or prior to the Closing, Parent and Merger Sub, as applicable, shall deliver, or cause to be delivered, to the Company or the applicable Person the certificate contemplated by Sections 7.3(a) and 7.3(b).

ARTICLE II

ORGANIZATIONAL DOCUMENTS OF THE SURVIVING CORPORATION

2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation (the “Certificate of Incorporation”) of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

2.2 The Bylaws. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1 Directors of Surviving Corporation. The parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

3.2 Officers of the Surviving Corporation. The parties hereto shall take all actions necessary so that the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

ARTICLE IV

EFFECT OF THE MERGER ON SECURITIES; EXCHANGE

4.1 Effect on Capital Stock.

(a) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub:

(i) Merger Consideration. Each share of common stock, par value $0.01, of the Company (the “Shares” and each a “Share”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by the Company as treasury stock or owned by Parent, Merger Sub, or any Company Subsidiary and (ii) Shares that are owned by stockholders (“Dissenting Shareholders”) who have perfected and not withdrawn a demand for appraisal rights in accordance with Section 262 of the DGCL (each such Share referred to in clauses (i) and (ii) above, an “Excluded Share” and, collectively, the “Excluded Shares”)) shall be converted into the right to receive $135.00 per Share in cash without interest (the “Merger Consideration”), subject to deduction for any required withholding Tax in accordance with Section 4.2(f). At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than the Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, and each Certificate and Uncertificated Share formerly representing Shares owned by Dissenting Shareholders shall thereafter represent only the right to receive the payment of which reference is made in Section 4.3.

(ii) Cancellation of Excluded Shares. Subject to Section 4.3, each Excluded Share shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b) Merger Sub. Each share of common stock, par value $0.01, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01, of the Surviving Corporation.

4.2 Exchange of Certificates.

(a) Paying Agent. At the Effective Time , Parent shall deposit, or cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld, conditioned or delayed (the “Paying Agent”), for the benefit of the holders of Shares (other than Excluded Shares), an aggregate amount of cash comprising approximately the amounts required to be delivered pursuant to Section 4.1(a) in respect of Shares (such aggregate amount of cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that (i) such investments shall be an obligation of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks and (ii) no such investment (or losses thereon) shall affect the amount of Merger Consideration payable to the holders of Shares pursuant to Section 4.1(a). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or caused to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. No later than five (5) Business Days prior to the Closing, Parent shall enter into an agreement with the Paying Agent, in form and substance reasonably satisfactory to the Company (which confirmation of satisfaction shall not be unreasonably withheld, conditioned or delayed), to effect the applicable terms of this Agreement.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within four (4) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of Certificates (other than Excluded Shares) a letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the conversion of its Shares into the right to receive the Merger Consideration, and specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) and instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)). Upon the surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor an amount in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholding provided in Section 4.2(f)) equal to the cash amount that such holder is entitled to receive pursuant to Section 4.1(a), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable, in each case, reasonably acceptable to the Paying Agent. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be delivered, at Parent’s option, to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any payment of cash (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Paying Agent or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that would have been issuable or payable pursuant to the provisions of this Article IV (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) had such lost, stolen or destroyed Certificate been surrendered.

(f) Withholding Rights. Each of Parent, Merger Sub and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, Merger Sub or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub or the Paying Agent, as the case may be.

(g) Uncertificated Shares. Promptly after the Effective Time (and in any event within four (4) Business Days thereafter), Parent shall cause the Paying Agent to (i) mail to each holder of Uncertificated Shares (other than Excluded Shares) materials advising such holder of the effectiveness of the Merger and the conversion of its Shares into the right to receive the Merger Consideration and (ii) deliver the cash that such holder is entitled to receive in respect of its Shares pursuant to Section 4.1(a) (after giving effect to any required Tax withholdings as provided in Section  4.2(f)), without interest thereon.

4.3 Dissenters’ Rights. No Dissenting Shareholder shall be entitled to receive cash pursuant to the provisions of this Article IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Shareholder. If any Person who otherwise would be deemed a Dissenting Shareholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent under Section 262 of the DGCL or if a court of competent jurisdiction shall finally determine that the Dissenting Shareholder is not entitled to relief provided by Section 262 of the DGCL with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted, as of the Effective Time, into the right to receive the Merger Consideration without interest and less any required Tax withholding. The Company shall give Parent (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, in each case issued and outstanding prior to the Effective Time as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

4.5 Treatment of Equity Awards.

(a) Treatment of Stock Options. At the Effective Time, with respect to each outstanding option to purchase Shares (a “Company Option”) under the Company’s 2007 Stock Option and Incentive Plan as amended and restated as of April 23, 2013 and the Company’s 2010 Equity Incentive Plan (collectively, the “Company Stock Plans”), whether vested or unvested, (i) if the exercise price of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect and (ii) if the exercise price of such Company Option is less than the Merger Consideration, such Company Option shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 4.5(a), a lump sum cash payment in the amount equal to (i) the number of Shares underlying the Company Option immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration minus the applicable exercise price (the product of (i) and (ii), the “Option Payment”). The Option Payment (if any) payable under this Section 4.5(a) to each former holder of a Company Option that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(f).

(b) Treatment of Restricted Stock Units. Each outstanding restricted stock unit (a “Company Restricted Stock Unit”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) the number of Shares underlying such Company Restricted Stock Unit, multiplied by (ii) the Merger Consideration. Following the Effective Time, no such Company Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.5(b) in exchange for such Company Restricted Stock Unit in accordance with this Section 4.5(b). The consideration payable under this Section 4.5(b) to each former holder of a Company Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(f).

(c) Treatment of Performance Restricted Stock Units. Each outstanding performance restricted stock unit (a “Company Performance Stock Unit”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has been completed, (A) the number of Shares subject to such Company Performance Stock Unit that would vest based on the actual level of achievement as of the Effective Time multiplied by (B) the Merger Consideration, and (ii) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has not been completed, (A) the number of Shares subject to such Company Performance Stock Unit that would vest based on the applicable target level of achievement multiplied by (B) the Merger Consideration. Following the Effective Time, no such Company Performance Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Performance Stock Unit shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.5(c) in exchange for such Company Performance Stock Unit in accordance with this Section 4.5(c). The consideration payable under this Section 4.5(c) to each former holder of a Company Performance Stock Unit that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(f).

(d) Treatment of ESPP. Promptly following the date of this Agreement, the board of directors of the Company (or, if applicable, any committee thereof administering the Company’s 2007 Employee Stock Purchase Plan as Amended and Restated (the “ESPP”)) shall adopt such resolutions or take such other necessary actions to provide that, with respect to the current “Offering” (as such term is defined in the ESPP) under the ESPP as of the date hereof (the “Current Offering Period”), (i) no participant in the ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current Offering Period and no new participants may participate in the ESPP or Current Offering Period; (ii) following the date hereof, no new Offering shall be commenced under the ESPP prior to the Effective Time; (iii) all participation in and purchases under the ESPP shall be suspended effective as of the earlier of (A) the payroll period ending immediately prior to the Effective Time and (B) ten (10) Business Days prior to the Effective Time (the “ESPP Suspension Date”), such that any Offering that does not end prior to the Effective Time shall terminate and an “Exercise Date” (as such term is defined in the ESPP) shall occur under the ESPP immediately on the ESPP Suspension Date with respect to such Offering; and (iv) immediately prior to, and subject to the occurrence of, the Effective Time, the ESPP shall terminate.

(e) Further Action. At or prior to the Effective Time, the Company, the board of directors of the Company and the Compensation Committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 4.5.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. Except (i) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or (ii) as disclosed in any Company Reports filed on or after January 1, 2018 and prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Company Reports that are cautionary, predictive or forward looking in nature); provided that nothing disclosed in any such Company Reports will be deemed to modify or qualify the representations and warranties set forth in Sections 5.1(a), (b), (c), (d), (l), or (r), the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of the respective certificate of incorporation and bylaws (or comparable organizational documents) of the Company and each of its Subsidiaries as amended to and as in effect on the date of this Agreement.

As used in this Agreement, (i) the term “Subsidiary” means, with respect to any Person, any other Person with respect to which the first Person (x) has the voting power or such other right to elect a majority of the board of directors or other persons performing similar functions or (y) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation) or economic interest, in each case, directly or indirectly through one or more other Persons, (ii) the term “Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act, (iii) “Company Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any change, effect, event, occurrence, development, circumstance, condition or effect that, individually or in the aggregate, (x) has or would reasonably be expected to prevent or materially impair or delay the ability of the Company and its Subsidiaries, taken as a whole, to consummate the transactions contemplated hereby, or (y) has had or would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, business or results of operations of the Company and its Subsidiaries, taken as a whole; excluding, however, for the purposes of clause (y) of this sentence, any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which the Company or any of its Subsidiaries operate, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the Shares, or a change in the trading volume of the Shares, on the NASDAQ Global Select Market (“NASDAQ”), provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect, (7) changes in applicable Law, (8) changes in U.S. generally accepted accounting principles (“GAAP”) (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by this Agreement or taken with Parent’s written consent to the extent the effects thereof are reasonably explained in writing by the Company prior to the time of such consent or the failure to take any specific action expressly prohibited by this Agreement and as for which Parent declined to consent, (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of this Agreement and the Merger, including the impact thereof on the relationships with customers, suppliers, distributors, partners, other third parties with whom the Company has a relationship or employees and which resulted directly and solely from the announcement or pendency of this Agreement or (11) the departure or threatened departure of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its employees, resulting directly and solely from the entry into or announcement of this Agreement; provided, however that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred and (iv) the term “Knowledge of the Company” means the actual knowledge of the individuals, in each case after reasonable inquiry of his or her direct reports, identified on Section 5.1(a)(iv) of the Company Disclosure Letter.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of (A) 125,000,000 Shares and (B) 5,000,000 preferred shares, par value $0.01 (the “Preferred Shares”). As of the close of business on November 8, 2018, 40,608,362 Shares were issued and outstanding and no Preferred Shares were issued and outstanding on such date. All of the outstanding Shares have been duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, were issued in accordance with applicable Law and were not issued in violation of any preemptive or other similar rights. As of November 8, 2018, there were an aggregate of 2,346,972 Shares reserved for, and 1,970,511 Shares subject to, issuance pursuant to the Company Stock Plans. Except as provided in the preceding sentence and except for Shares that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, the Company has no Shares reserved for, or subject to, issuance. The Company has no Preferred Shares or other shares of capital stock reserved for or subject to issuance (it being understood that “other shares of capital stock” shall not include Shares). Section 5.1(b)(i)(B) of the Company Disclosure Letter contains a correct and complete list as of November 8, 2018 of (x) the number of Shares subject to outstanding Company Options under the Company Stock Plans, (y) the number of Shares subject to outstanding Company Restricted Stock Units under the Company Stock Plans and (z) the number of Shares subject to outstanding Company Performance Stock Units (assuming the achievement of performance criteria at maximum levels) under the Company Stock Plans, and the grant date, exercise price, if any, expiration date and vesting schedule, criteria or similar requirements of each such Company Option, Company Restricted Stock Unit and Company Performance Stock Unit. As of October 8, 2018, 238,304 Shares are reserved for issuance under the ESPP.

(ii) From November 8, 2018 (the “Specified Date”) to the execution of this Agreement, the Company has not issued any Shares except pursuant to the exercise of Company Options or the settlement of Company Restricted Stock Units and Company Performance Stock Units outstanding as of November 8, 2018, in accordance with their terms and, since November 8, 2018, except as permitted by this Agreement for the period following the date of this Agreement, the Company has not issued any Company Options, Company Restricted Stock Units or Company Performance Stock Units. All Company Options, Company Restricted Stock Units and Company Performance Stock Units are evidenced by stock option agreements or other award agreements in the forms previously made available to Parent. Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim, restriction, deed of trust, mortgage, hypothecation or other encumbrance (each, a “Lien”). Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized, validly issued, fully paid and nonassessable, were issued in accordance with applicable Law, were not issued in violation of any preemptive or other similar rights, and are owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien. Except as set forth in Section 5.1(b)(i), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, rights of first refusal, rights of first offer, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, equity-based compensation, commitments, agreements or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries any equity or voting securities of the Company or any of its Subsidiaries, and no securities or obligations (contingent or otherwise) evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. As of the date hereof there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries, and to the Knowledge of the Company, no voting trusts or other agreements or understandings with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries is in effect. Since the Specified Date through the date hereof, the Company has not authorized, issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Options in accordance with their respective terms) or granted any Company Options.

(iii) Section 5.1(b)(iii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (A) each of the Company’s Subsidiaries, including (i) its name, (ii) its jurisdiction of organization, (iii) its form of organization, (iv) its authorized equity interests, (v) its issued and outstanding equity interests, including the number thereof, and (vi) the holder(s) of such issued and outstanding equity interests and (B) any other Person in which the Company or any of its Subsidiaries may hold capital stock or other equity interest that has a book value in excess of $10,000,000 (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan). No Subsidiary of the Company owns any Shares.

(c) Corporate Authority and Approval; Financial Advisor Opinions. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the adoption of this Agreement by the holders of a majority of the outstanding stock of the Company entitled to vote thereon (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The board of directors of the Company has (i) (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (B) approved the Merger and the other transactions contemplated hereby, (C) approved and declared advisable this Agreement and (D) subject to Section 6.2, resolved to recommend the adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (ii) received the separate written opinions of Centerview Partners LLC (“Centerview”) and Lazard Frères & Co. LLC (“Lazard”), that, as of the date of each such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received by holders of Shares (other than Excluded Shares and Shares held by any affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders, and (iii) directed that this Agreement be submitted to the holders of Shares for their adoption.

(d) Governmental Filings; No Violations. (i) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3 and (B) required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any applicable foreign competition Laws (the “Foreign Competition Laws”) in connection with the Merger, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), no filings, notices and/or reports are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or its Subsidiaries from, any domestic, foreign or transnational governmental, competition or regulatory authority, court, any domestic, foreign or transnational governmental, competition or regulatory authority, court, arbitral tribunal agency, commission, body, board, ministry, bureau, commission, quasi-governmental body exercising government authority or other legislative, executive or judicial governmental entity or self-regulatory agency (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and/or the consummation by the Company of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Sixth Amended and Restated

Certificate of Incorporation of the Company, dated September 25, 2007 (the “Company Certificate of Incorporation”) or the Amended and Restated Bylaws of the Company, dated March 22, 2017 (the “Company Bylaws”) or the comparable governing instruments of any of its Subsidiaries, (B) with or without the lapse of time or the giving of notice or both, a material breach or violation of, a material default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation, and any amendments, supplements, modifications or similar alterations to any of the foregoing (each, a “Contract” and, collectively, the “Contracts”) binding upon the Company or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.1(d)(i) are made or obtained and receipt of the Company Requisite Vote, under any Law, Order or License to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contract to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(e) Company Reports; Financial Statements. (i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since June 30, 2015 (the “Applicable Date”) (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Company’s Subsidiaries is required to file any forms, reports, registrations, statements or other documents with the SEC.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Principal Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Parent (I) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of the Company to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (II) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of the Company or its auditors to the audit committee as required by the listing standards of the NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from employees of the Company or its Subsidiaries regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of the Company, been received by the Company.

(iv) No executive officer of the Company has failed, in the last two (2) years, to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company Report, except as disclosed in certifications filed with such Company Report. Neither the Company nor any of its executive officers has, in the last two (2) years, received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since the Applicable Date, the Company and each of its officers and, to the Knowledge of the Company, each of its directors, have been and are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(v) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(vi) Neither the Company nor any of its Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of the Company or any of its Subsidiaries. As used in this Agreement, the term “Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings (including, as applicable, in respect of outstanding principal and accrued and unpaid interest, fees, penalties, premiums and any other fees, expenses or breakage costs) by such Person (A) for borrowed money (including deposits or advances of any kind to such Person); (B) evidenced by bonds, debentures, notes or similar instruments; (C) for capitalized leases, synthetic lease obligations (or lease obligations that should have been on the books and records or financial statements of such Person as categorized or synthetic lease obligations in accordance with GAAP); (D) earn-outs or the deferred and unpaid purchase price of property, goods or services (but excluding trade payables, accrued expenses, and accruals incurred in the ordinary course of business); (E) pursuant to securitization or factoring programs or arrangements; (F) to maintain or cause to be maintained the financing or financial position of others; (G) for net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (H) for letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon; (I) for all indebtedness secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (J) for any commitment that assures a creditor against loss, including actual or contingent reimbursement obligations with respect to letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar obligations to the extent drawn upon; (K) for the repurchase of equity interests of the Company; (L) for all guarantees of such Person of any indebtedness of any other Person described in clauses (A) through (K) of this sentence, other than a wholly owned Subsidiary of such Person.

(vii) Neither the Company nor any of its Subsidiaries is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Reports (including any audited financial statements and unaudited interim financial statements of the Company included therein).

(f) Absence of Certain Changes. Since the Applicable Date, there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Since June 30, 2018 and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects and there has not been any action taken by the Company or any of its Subsidiaries that, if taken by the Company or any of its Subsidiaries during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a violation of, or would require the consent of Parent under Section 6.1(a)(i), (ii), (iv), (v), (vi), (vii), (ix), (x), (xi), (xiv), (xvi), or (xviii).

(g) Litigation and Liabilities. As of the date of this Agreement, there are no civil, criminal, administrative, investigative, or appellate actions, suits, claims, hearings, arbitrations, litigations, mediations, hearings, inquiries, audits, examinations, investigations or other proceedings (“Proceedings”), pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries, or any of their respective directors, officers, or employees in their capacities as such, except for those that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent, absolute, or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of June 30, 2018 and the notes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2018 (the “Company Balance Sheet”), (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2018, which are not individually or in the aggregate, material in amount or nature, (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby, or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 6.5) or that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

(h) Employee Benefits.

(i) For the purposes of this Agreement, the term “Company Plan” shall mean any benefit or compensation plan, policy, program or arrangement sponsored, contributed to or maintained by the Company or any of its Subsidiaries covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, whether or not written, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), regardless of whether subject to ERISA, and any incentive and bonus, deferred compensation, stock purchase, employment, retirement, severance, restricted stock, stock option, stock appreciation rights or stock based plans, excluding any statutory plans. Each material Company Plan as of the date of this Agreement is listed in Section 5.1(h)(i) of the Company Disclosure Letter. With respect to each material Company Plan, the Company has delivered or made available to Parent a true, correct and complete copy of (to the extent applicable): (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any; and (F) the most recent determination letter from the Internal Revenue Service (“IRS”), if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Plan that has been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Plan.

(ii) With respect to each Company Plan, the Company and its Subsidiaries have complied, and are in compliance, with applicable Laws (including, if applicable, ERISA and the Code) and each company Plan has been administered in accordance with its terms, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(iii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each Company Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(iv) Neither the Company nor any of its Subsidiaries or any entity, trade or business which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code, contributes to or is obligated to contribute to, or has in the preceding six (6) years contributed to, or has any liabilities with respect to: (A) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (B) a “multiple employer plan” as defined in Section 413(c) of the Code or (C) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(v) All contributions required to be made by the Company or its Subsidiaries under each Company Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(vi) The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(vii) As of the date of this Agreement, there are no claims (other than claims for benefits in the ordinary course) or litigation pending or threatened in writing relating to the Company Plans, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, either alone or in combination with any other event, (A) result in any material payment (whether in cash, in property, or in the form of benefits) becoming due to any employee of the Company or its Subsidiaries, (B) materially increase any benefits under any Company Plan, (C) result in the acceleration of the time of payment, vesting or funding of any such benefits, or (D) result in payments (whether in cash, in property, or in the form of benefits) under any of the Company Plans that would not be deductible under Section 280G of the Code.

(ix) All Company Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(i) Labor Matters. (i) As of the date of this Agreement, (A) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by work rules or a collective bargaining agreement or other similar Contract with a labor union or labor organization (collectively, “CBAs”), (B) nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an “unfair labor practice” (as such term is defined in the National Labor Relations Act of 1935) or is seeking to compel the Company to bargain with any labor union or labor organization, (C) nor is there pending or, threatened in writing, any labor strike, walkout, work stoppage, slow-down or lockout affecting employees of the Company or its Subsidiaries. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries is represented by a labor union, and, to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened in writing involving employees of the Company or any of its Subsidiaries.

(ii) The Company is in compliance with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(iii) To the Knowledge of the Company, no allegations of sexual harassment in the last five (5) years have been made to the Company against (A) any current director of the Company or (B) any individual in his or her current capacity as an employee of the Company at a level of Senior Vice President or above.

(iv) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries, at the level of Vice President or above, is in violation of any agreement with or obligation to a former employer of such employee relating to (A) the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(j) Compliance with Laws, Licenses.

(i) The businesses of each of the Company and its Subsidiaries since the Applicable Date have not been, and are not being, conducted in violation of any applicable federal, state, local, foreign or transnational law, statute or ordinance, common law, code, or any rule or regulation (collectively, “Laws”) or any order, judgment, injunction, ruling, writ, award or decree of any Governmental Entity (collectively, “Order”), except where failure to comply, individually or in the aggregate, has not had, and would not reasonably be likely to have, a Company Material Adverse Effect. No investigation or review by any

Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, nor has any Governmental Entity indicated an intention to conduct the same. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and its Subsidiaries possess each permit, license, certification, approval, registration, consent, authorization, franchise, concession, variance, exemption and order issued or granted by a Governmental Entity necessary to own, lease and operate their properties and assets, and to conduct their respective businesses as currently conducted or as may be required under applicable Law (each, a “License” and collectively, the “Licenses”). Notwithstanding the foregoing, this Section 5.1(j) shall not apply with respect to Taxes, which shall be covered exclusively by Section 5.1(n) or Environmental Laws, which shall be covered exclusively by Section 5.1(m).

(ii) Each License is, and since the Applicable Date has been, valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, and is not and has not been the subject of a written notice or Proceeding threatening (or to the Knowledge of the Company, has not received a threat) to suspend, revoke, cancel or adversely modify any such License, except where any of the foregoing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No License is subject to any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization. To the Knowledge of the Company, there has not been any event, condition or circumstance that would preclude any License from being renewed in the ordinary course (to the extent that such License is renewable by its terms), except where the failure thereof to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the licensee of each License is, and since the Applicable Date has been, in compliance with such License and has fulfilled and performed all of its obligations in all respects with respect thereto, no event has occurred which, with or without notice or the lapse of time or both, would constitute a default or violation of any License, and the Company has not received any written notice of a violation of any License. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since the Applicable Date, neither the Company nor any of its Subsidiaries has received written notice or communication of any noncompliance or alleged noncompliance with any Licenses.

(iv) (A) The Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees, consultants, and agents or any other Person acting on its behalf are in compliance in all material respects with and for the past five (5) years have complied in all material respects with: (I) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”) applicable to the Company, its Subsidiaries and such officers, directors, employees, consultants, and agents or any other Person acting on its behalf and (II) the provisions of all anti-bribery and anti-corruption Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries.

(B) For the past five (5) years, to the Knowledge of the Company, the Company, its Subsidiaries and their respective officers, directors, employees, consultants, and agents or any other Person acting on its behalf have not directly or indirectly given, made, authorized, offered, solicited, or agreed to give, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other thing of value, regardless of form, to any multinational, supra-national, federal, state, country, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the Governmental Entity to obtain or retain business, to direct business to any person, to improperly obtain or retain favorable treatment or to secure any other improper benefit, advantage or special concession. For purposes of this provision, “Government Official” means any official, officer, employee, or representative of, or any

Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(C) The Company, its Subsidiaries and their respective officers, directors, employees, consultants and agents or any other Person acting on its behalf have not established or maintained, or are not maintaining, any unlawful fund of corporate monies or other properties or used or are using any corporate funds for any illegal contributions, gifts, entertainment, travel or other unlawful expenses.

(D) The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the FCPA and other anti-bribery and anti-corruption Laws in each jurisdiction in which the Company and its Subsidiaries operate.

(E) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, and for the past five (5) years, have been, subject to any actual, pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, indictments, informations, suspensions, proceedings, demand letters, settlements, enforcement actions, debarments, or audits, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA or any other Law that prohibits bribery, corruption, fraud or other improper payments.

(k) Material Contracts. Section 5.1(k) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound other than each Contract solely among the Company and its wholly owned Subsidiaries that:

(i) provides that any of them will not compete with any other Person, which expressly obligates the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on an exclusive basis, which grants “most favored nation”, “most favored customer”, “most favored supplier” or similar covenants to the counterparty to such Contract;

(ii) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, that in each case after the Effective Time would be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) or that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(iii) requires the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) to deal exclusively with any Person or group of related Persons, which Contract is material to the Company and its Subsidiaries, taken as a whole (other than any licenses or other Contracts entered into in the ordinary course);

(iv) is material to the formation, creation, operation, management or control of any partnership or joint venture, the book value of the Company’s investment in which exceeds $1,500,000;

(v) is a Contract for Leased Real Property or the lease of personal property providing for annual payments of $3,000,000 or more;

(vi) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(vii) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person;

(viii) was entered into with Affiliates of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries), or any beneficial owner of five percent (5%) or more of any class of equity interests of the Company or any of its Subsidiaries, in each case, that is not a Company Plan or that was entered into other than on arms’-length terms;

(ix) constitutes a CBA;

(x) by its terms, limits the payment of dividends or other distributions to stockholders by the Company or any of its Subsidiaries;

(xi) relates to indebtedness for borrowed money or financial guaranty in excess of $10,000,000, individually, requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit, service penalty or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned Subsidiaries) in any such case which is in excess of $1,000,000 individually or in the aggregate, over any twelve (12) month period, or otherwise constitutes a material agreement of guarantee, credit support, indemnification or assumption or any similar commitment with respect to the obligations or liabilities (whether accrued, absolute, contingent or otherwise) of any other Person;

(xii) constitutes any settlement agreement pursuant to which the Company or any of its Subsidiaries has outstanding payment obligations in excess of $2,000,000, or which otherwise has a material impact on the operation of the business of the Company;

(xiii) is a Contract pursuant to which the Company or any of its Subsidiaries obtains or grants (other than in the ordinary course of business) any licenses or other rights with respect to material Intellectual Property owned by the Company or its Subsidiaries or with respect to material Intellectual Property rights used in the conduct of the business of the Company or any of its Subsidiaries (other than licenses for commercially available Software with an annual license fee of less than $250,000);

(xiv) is a Contract pursuant to which the Company or any of its Subsidiaries, as applicable, has agreed to provide any third party with access to source code for any Software owned or licensed by the Company or any of its Subsidiaries, or to provide for such source code to be put in escrow or a similar arrangement, or otherwise grants a license to such source code, for the benefit of a third party (including upon the occurrence of specified events);

(xv) is a Contract with a Material Customer or Material Vendor; or

(xvi) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (xv) that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments or receipts in excess of $35,000,000 in any year (such Contracts required to be listed pursuant to clauses (i)-(xvi) above, the “Material Contracts”).

A true, correct and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement. Each of the Material Contracts, and each Contract entered into after the date hereof that would have been a Material Contract if entered into prior to the date hereof (each, an “Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract or Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(l) Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition”, or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company

Certificate of Incorporation or Company Bylaws is applicable to the Company, the Shares, the Merger, this Agreement or the other transactions contemplated by this Agreement. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company is subject, party or otherwise bound.

(m) Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is and has been since the Applicable Date in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses or authorizations required by applicable Environmental Laws and necessary for the conduct and operation of their respective businesses as presently conducted, (ii) neither the Company nor any of its Subsidiaries is subject to any Proceeding pending, or threatened in writing, alleging non-compliance with or liability under any Environmental Law, (iii) neither the Company nor any of its Subsidiaries is subject to any outstanding obligations under any orders, decrees or injunctions concerning liability or obligations relating to any Environmental Law nor has the Company or any of its Subsidiaries contractually assumed any liability of another Person relating to any Environmental Law, and (iv) there have been no Releases of Hazardous Substances by the Company or any of its Subsidiaries at any property owned or leased by the Company or any of its Subsidiaries other than such Releases that would not reasonably be expected to result in the obligation of the Company or any of its Subsidiaries to undertake any investigation or remediation.

As used in this Agreement, (A) the term “Environmental Law” means any Law (i) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Substances, (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing or (iii) that establishes standards of conduct for protection of worker health and safety regarding exposure to Hazardous Substances, including, but not limited to the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. as amended, (B) the term “Hazardous Substance” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, and (C) the term “Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, surface water, groundwater, land surface or subsurface strata).

To the Knowledge of the Company, the Company has made available to Parent any material reports, investigation, assessments, correspondence or studies in the possession of the Company relating to (i) any unresolved notice or claims under Environmental Law; and (ii) environmental conditions on or at any real property owned or leased by the Company or any Subsidiaries, which notices, claims or conditions would reasonably be expected to result in the Company or the Subsidiaries incurring material liabilities under Environmental Laws.

The representations and warranties made in this Section 5.1(m) are the only representations and warranties of the Company with respect to environmental matters.

(n) Taxes. Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects and (B) have fully and timely paid all Taxes that are required to be paid (whether or not shown on such Tax Returns), except with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(ii) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes. There are no claims, deficiencies or assessments asserted in writing or, to the Knowledge of the Company, otherwise proposed, by any taxing authority concerning the Company or any of its Subsidiaries.

(iii) No written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns or pay Taxes that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction during the three year period ending on the date hereof.

(iv) There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens. “Permitted Liens” means (A) Liens for Taxes not yet due and payable, or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (B) Liens arising in the ordinary course of business in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising under applicable Law that are not overdue, or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (C) Liens affecting the interest of the grantor of any easements benefiting the Owned Real Property, (D) Liens of record attaching to real property, fixtures or leasehold improvements that, in each case, would not, individually or in the aggregate, reasonably be expected to materially interfere or impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (E) Liens specifically reflected in the Company Balance Sheet, (F) solely with respect to the Real Property, Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that do not, individually or in the aggregate, materially interfere with or materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted or the ordinary conduct of business at such Real Property, (G) zoning, building code, entitlements and restrictions arising from land use Laws, provided the same are in compliance with Section 5.1(j), (H) title of a Lessor (and related Liens on the fee interest) of any Leased Real Property and any terms explicitly set forth in any Real Property Leases provided to Parent prior to the date hereof, (I) any license, covenant or other right to or under Intellectual Property and (J) all other Liens that, in each case, do not, individually or in the aggregate, materially interfere or materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted.

(v) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” or a “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(vi) Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(vii) Neither the Company nor any of its Subsidiaries has any liability under any Tax matters, Tax allocation, Tax sharing, Tax indemnification or similar contract or arrangement that obligates the Company or any of its Subsidiaries to make any payment computed by reference to the Taxes, Taxable income or Taxable losses of any other Person (other than any such contract or arrangement that is a commercial or employment agreement, no principal purpose of which relates to Taxes, or any such contract or arrangement exclusively between or among the Company and/or its Subsidiaries).

(viii) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (A) any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method for a taxable period ending on or prior to the Closing Date or (B) the application of

Section 965 of the Code (and no amounts will be required to be paid by the Company and its Subsidiaries pursuant to Section 965(h) of the Code).

(ix) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its current or former Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract (other than any contract entered into in the ordinary course of business that is a commercial or employment agreement no principal purpose of which relates to Taxes).

(x) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(xi) The Company and each of its Subsidiaries has collected all material sales and use, value added, goods and services and other similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(xii) The Company and each of its Subsidiaries has withheld and paid over to the appropriate taxing authority all amounts required to be withheld by it in connection with amounts paid or owing to any employee, independent contractor or other third party.

As used in this Agreement, (A) the term “Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means any and all taxes of any nature or kind, including, without limitation, any federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, withholding, excise, production, value added, alternative or add-on minimum, occupancy and other taxes, duties or assessments in the nature of a tax, in each case that is imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (B) the term “Tax Return” means any and all returns and reports (including elections, declarations, disclosures, estimates and information returns and any schedules or attachments thereto) supplied or required to be supplied to a Tax authority relating to Taxes.

(o) Intellectual Property; Information Technology; Data Security.

(i) Section 5.1(o)(i) of the Company Disclosure Letter sets forth a complete list of all material registered and applied for Intellectual Property owned by the Company or any of its Subsidiaries (“Registered IP”), including, with respect to each item of Registered IP, the application serial number or registration number, as appropriate, and the record owner thereof. Except as would not be material to the Company and its Subsidiaries taken as a whole, all Registered IP owned by the Company or any of its Subsidiaries is subsisting in all respects, and, in the jurisdiction(s) where such Registered IP is issued or registered, is to the Knowledge of the Company, valid and enforceable.

(ii) Except as would not be material to the Company and its Subsidiaries taken as a whole, each of the Company and its Subsidiaries owns, or has sufficient rights to use, all Intellectual Property used in or necessary for its business as currently conducted (the “Company IP”), free and clear of all Liens, except for Permitted Liens.

(iii) To the Knowledge of the Company: (A) the Company and its Subsidiaries, and the Company Products have not since the Applicable Date, and do not, infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person in any material respect and there are no pending claims (including any “cease and desist” letters and invitations to license), proceedings, administrative claims, litigation, suits, actions, notices or investigations alleging the same from any Person or Governmental Entity and (B) no Person is infringing, misappropriating or otherwise violating any Company IP owned by the Company or any of its Subsidiaries in any material respect. The term “Company Products” means any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any of its Subsidiaries.

(iv) Except as would not be material to the Company and its Subsidiaries taken as a whole, the Information Technology of the Company and its Subsidiaries is adequate for the Company’s and its Subsidiaries’ business as currently conducted and such Information Technology has not suffered a malfunction or failure since the Applicable Date that has not been remedied or replaced in all material respects. To the Knowledge of the Company, the Information Systems are free of all viruses, worms, Trojan horses, bugs, errors, problems or other known contaminants, in each case, of a nature that would materially disrupt their operation or have a material adverse impact on their operation. To the Knowledge of the Company and except as would not reasonably be likely to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries have taken commercially reasonable efforts to protect the secrecy, confidentiality and value of the confidential and proprietary information, including any trade secrets, of the Company and its Subsidiaries, and (B) there has not been since the Applicable Date and there is no unauthorized use, disclosure or misappropriation by any Person of any such information.

(v) As used in this Agreement, (A) the term “Information Technology” means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, (B) the term “Intellectual Property” means, collectively, all intellectual property and similar proprietary rights existing anywhere in the world associated with (I) patents, patent applications and statutory invention registrations, (II) trademarks, trade dress, trade names, logos, and service marks, including all registrations and applications therefor, and all related goodwill, (III) domain names, (IV) copyrights and copyrightable subject matter, including Software, and (V) trade secrets under applicable Law, and other confidential and proprietary information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by registered patents, and (C) the term “Software” means any and all (I) computer programs, including any and all software implementations of algorithms, program interfaces, models and methodologies, whether in source code or object code, (II) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (III) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (IV) all user documentation, including user manuals and training materials, relating to any of the foregoing.

(vi) Except as would not be material to the Company and its Subsidiaries taken as a whole, no Software owned by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company or any of its Subsidiaries or to any Company Products has been or is being distributed, in whole or in part, or was used, or is being used, in each case by the Company or one of its Subsidiaries, in conjunction with any Public Software in a manner which would require that, pursuant to the terms of the corresponding Public Software License, such software owned by the Company or one of its Subsidiaries (excluding the original Public Software) or modification thereto be disclosed or distributed in source code form, made available at no charge or otherwise licensed to third parties. The term “Public Software” means any software that is licensed or distributed under an open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL) or Affero General Public License (AGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License and (h) the Apache License.

(vii) Except as would not be material to the Company and its Subsidiaries taken as a whole, each employee and independent contractor of the Company and each of its Subsidiaries who is involved in the development of Intellectual Property of the Company or any of its Subsidiaries did so (i) within the scope of his or her employment or engagement such that, subject to and in accordance with applicable Law, all Intellectual Property rights arising therefrom became the property of the Company or such Subsidiary or (ii) pursuant to one or more written agreements with provisions relating to the protection of the Company’s or any of its Subsidiaries’ confidential information and assigning ownership to the Company or one of its Subsidiaries, as applicable, of all such Intellectual Property rights, except in each case where the failure to do so would not be material to the Company and its Subsidiaries (taken as a whole). No such employee or independent contractor has, to the Knowledge of the Company, asserted or threatened in writing a material claim against the Company or any of its Subsidiaries with respect to the ownership or assignment of any such Intellectual Property rights, and, to the Knowledge of the Company, no such employee or independent contractor has a valid claim against the Company or any of its Subsidiaries with respect to the ownership or assignment of any such Intellectual Property rights.

The representations and warranties made in this Section 5.1(o) are the only representations and warranties of the Company with respect to the subject matters set forth in this Section 5.1(o).

(p) HIPAA Compliance. Since the Applicable Date, the Company and its Subsidiaries have been in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996, as amended, the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), as amended and any and all implementing rules and regulations of a Governmental Entity as of the date hereof (collectively, “HIPAA”) and all contractual commitments relating to privacy and security of Protected Health Information, as defined by HIPAA. The Company and its Subsidiaries have entered into appropriate contractual arrangements with their customers and subcontractors as required by HIPAA and have implemented appropriate policies and procedures to ensure compliance with HIPAA and the protection of Protected Health Information, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries conduct periodic security risk assessments as required under HIPAA and have implemented appropriate administrative, physical and technical safeguards to ensure compliance with HIPAA and the protection of Protected Health Information, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of their subcontractors, has had any unauthorized use or disclosure of Protected Health Information that would constitute a “breach” (as defined in 45 C.F.R. § 164.402) that would require the Company to provide notice under 45 C.F.R. § 164.404. Neither the Company nor its Subsidiaries has received any written inquiry from the United States Department of Health and Human Services or any other Governmental Entity alleging that the Company or its Subsidiaries or any of their subcontractors are not in compliance with HIPAA where such inquiry is either pending or has resulted in a corrective action plan. To the Knowledge of the Company, the Company has not received written notice from a Governmental Entity that a pending complaint has been filed with the United States Department of Health and Human Services or any other Governmental Entity regarding compliance with HIPAA by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a Covered Entity, as defined by HIPAA.

(q) Insurance. Section 5.1(q) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all insurance policies, bonds and surety arrangements currently in effect which any of the Company or its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage (the “Insurance Policies”). The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of all material Insurance Policies, fidelity or surety bonds and all material self-insurance programs and arrangements relating to the business, assets, employees, officers or directors and operations of the Company and its Subsidiaries maintained by the Company and its Subsidiaries. The Insurance Policies held by the Company provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such policies that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, and neither the Company nor of any of its Subsidiaries has taken any action or failed to take any action that, with notice or lapse of time, or both, would constitute a material breach or event of default or permit a termination of any of the Insurance Policies, with such exceptions that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(r) Brokers and Finders. No broker or finder, or investment banker is entitled to any brokerage fees, commissions, finders’ fees or any similar fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has engaged Lazard and Centerview as the Company’s financial advisors, the financial arrangements with which have been disclosed in writing to Parent on or prior to the date of this Agreement.

(s) Affiliate Transactions. Since January 1, 2018, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, in each case, between the Company or its Subsidiaries, on the one hand, and any director, officer or other Affiliate of the Company or any of its Subsidiaries, or any entity in which any such Person has a direct or indirect material interest, on the other hand (except for amounts due as normal salaries and bonuses and in reimbursement of expenses in the ordinary course of business).

(t) Customer Contracts. Section 5.1(t) of the Company Disclosure Schedule sets forth a true, correct and complete list of the twenty (20) largest customers (each, a “Material Customer”) of the Company and its Subsidiaries, taken as a whole, based on amounts invoiced to such customers during the nine (9) months ended September 30, 2018 and during the twelve (12) months ended December 31, 2017, showing the aggregate amount invoiced to each such Material Customer during each such period. During the past twelve (12) months prior to the date hereof, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any material dispute with any Material Customer. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any oral notice from any Material Customer expressly stating any intention or threat to terminate or reduce purchases from the Company or any of its Subsidiaries.

(u) Vendors. Section 5.1(u) of the Company Disclosure Letter sets forth a true, correct and complete list of the twenty (20) largest vendors (each, a “Material Vendor”) of the Company and its Subsidiaries, taken as a whole, based on amounts paid by the Company and its Subsidiaries through the Company’s accounts payable group to such vendor (excluding any offsets) during period commencing on January 1, 2018 and running through to October 25, 2018, and during the twelve (12) months ended December 31, 2017 and December 31, 2016, showing aggregate amount paid to each such Material Vendor through the Company’s accounts payable group (excluding any offsets) during each such period. During the past twelve (12) months prior to the date hereof, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any material dispute with any Material Vendor. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any oral notice from any Material Vendor expressly stating any intention or threat to terminate or reduce its provision of goods or services to the Company and its Subsidiaries.

(v) Real Property.

(i) Section 5.1(v)(i) of the Company Disclosure Letter sets forth a true and correct list of all real property owned in fee (or the equivalent interest in the applicable jurisdiction) by the Company or any of its Subsidiaries (the “Owned Real Property”). Other than as set forth on Section 5.1(v)(i) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns good and valid fee simple title (or the equivalent interest in the applicable jurisdiction) to the Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) Section 5.1(v)(ii) of the Company Disclosure Letter sets forth a true and correct list of all leases, subleases, licenses, occupancy and other similar agreements (including all amendments and modifications thereof) (each, a “Company Lease”, and collectively, the “Company Leases”) under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies in a like manner (in each case whether as landlord, tenant, sublandlord, subtenant or occupant), or has the right to use or occupy, now or in the future, any real property (the “Leased Real Property”; together with the Owned Real Property, collectively, the “Real Property”). Except as set forth on Section 5.1(v)(ii) of the Company Disclosure

Letter, (i) the Company or its Subsidiary has a valid leasehold estate in all Leased Real Property free and clear of all Liens, in each case subject only to Permitted Liens and (ii) no default or breach by the Company or its Subsidiaries, nor any event that with notice or the passage of time would result in a default or breach by the Company or its Subsidiaries, has occurred under any Company Lease, nor does the Company have Knowledge of the existence of, any default or event or circumstance that, with notice or lapse of time, or both, would constitute a default by any other counterparty under any such Company Lease.

(iii) Other than pursuant to Company Leases, neither the Company nor any of its Subsidiaries has granted or entered into any pending option, right of first refusal or other contractual right or similar agreement to purchase, assign or dispose of the Real Property or to allow or grant to any third party the right to use or occupy the Real Property.

(w) Healthcare Compliance.

(i) Since the Applicable Date, (A) the Company and its Subsidiaries have been conducting their respective businesses in compliance with all applicable Healthcare Laws, except for such non-compliance as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole and (B) except for such Proceedings as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there have been no Proceedings pending or threatened in writing against the Company or any of its Subsidiaries by any entity, or, to the Knowledge of the Company, any of its employees and none of the Company and its Subsidiaries is a subject of any investigation: (I) by or with any Governmental Entity relating to any material permit, certification of Electronic Health Records, or other approval by a Governmental Entity required, or alleged by such Governmental Entity to be required, under any Healthcare Laws for the operation of the Company and its Subsidiaries; or (II) otherwise relating in any respect to any Healthcare Laws. For purposes of this Agreement, “Healthcare Laws” means all Laws relating to healthcare operations, healthcare industry regulation, and payment for healthcare services, including without limitation, Federal Healthcare Program (for purposes of this agreement, “Federal Healthcare Program” shall by defined as it is in 42 U.S.C. § 1320a-7b(f)) conditions of participation, other legal requirements imposed by any Governmental Entity, and any judgment, decree, order, writ, or injunction of any Governmental Entity, concerning the licensure, certification, qualification, or operation of the current business of the Company or its Subsidiaries, including, without limitation, to the extent applicable: (A) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), or other federal and state health care programs, including requirements for contractors of entities participating in Medicare, Medicaid, or other federal and state health care programs; (B) Laws relating to the Office of the National Coordinator for Health Information Technology (ONC) Health IT Certification Program and the federal Electronic Health Records Meaningful Use Program; (C) Laws governing patient confidentiality and privacy; (D) Laws governing the corporate practice of medicine; (E) Laws governing participation in Federal Healthcare Programs by the current business of the Company and its Subsidiaries; and (F) Laws relating to kickbacks and self-referrals, including, without limitation, (I) the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (II) the False Claims Act (31 U.S.C. §§ 3729 et seq.), (III) the Beneficiary Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), (IV) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), (V) the exclusion Laws (42 U.S.C. § 1320a-7), (VI) the civil monetary penalty Laws (42 U.S.C. § 1320a-7a), (VII) the Stark Law (42 U.S.C. § 1395nn), (VIII) the federal Sunshine Act (42 U.S.C. § 1320a-7h), (IX) any other Laws imposed or enforced by the U.S. Department of Health and Human Services, or (X) any related or analogous Laws imposed by any state.

(ii) The Company and its Subsidiaries (A) have not received any pending notice of denial of payment, recoupment, or overpayment, set-off, penalty or fine from any Federal Healthcare Program, or any other third-party payor, other than notices of a non-material nature received in the ordinary course of business, since the Applicable Date, or (B) do not have outstanding overpayments or refunds due to Federal Healthcare Programs or any other third-party in excess of $250,000 in the aggregate.

(iii) None of the Company or its Subsidiaries (A) is a party to a corporate integrity agreement or Certificate of Compliance Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services or similar government-mandated compliance program, (B) has any continuing material reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Governmental Entity, or (C) has been served with or received any search warrants, subpoenas, or civil investigative demands of which the Company or any of its Subsidiaries is the subject of such search warrant, subpoena or civil investigative demand from any Governmental Entity since the Applicable Date.

(iv) To the Knowledge of the Company, since the Applicable Date, none of the Company, its Subsidiaries, nor any of their current or former agents or employees: (A) has been convicted of, charged with, or entered into any settlement or reformation agreement with any Governmental Entity to avoid conviction of, any violation of any Healthcare Laws, (B) is excluded, suspended, debarred, or proposed for debarment from participation, has received a written notice of their exclusion, suspension, or debarment from participation, has been threatened with exclusion, suspension, or debarment from participation, or is otherwise ineligible to participate in Federal Healthcare Programs, or (C) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Entity to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Federal Health Care Program or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder.

(v) As required by applicable Healthcare Laws, the Company and its Subsidiaries have since the Applicable Date (A) verified that all employees and independent contractors providing clinical services, if any, have valid and current licenses, permits, and credentials, (B) conducted criminal background checks on all applicable employees and independent contractors, and (C) screened all officers, directors, employees and independent contractors using the HHS/OIG List of Excluded Individuals/Entities.

(x) Cybersecurity and Data Privacy.

(i) Since January 1, 2015, to the Knowledge of the Company and except as would not reasonably be likely to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries have implemented commercially reasonable backup, data privacy, security and disaster recovery technology and procedures, (B) the Company and its Subsidiaries are in compliance with applicable Laws and Orders regarding the privacy and security of customer data, employee data and other Personal Data in their possession or under their control and are in compliance with their respective privacy policies, (C) neither the Company nor any of its Subsidiaries has received since the Applicable Date any written notice of any claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to such Personal Data.

(ii) To the Knowledge of the Company and except as would not reasonably be likely to have a Company Material Adverse Effect, the Company’s and its Subsidiaries’ data privacy, information security and cybersecurity practices comply with (A) the Company’s data privacy, information security and cybersecurity policies and notices; (B) contractual requirements relating to information security, cybersecurity or the protection of Personal Data to which the Company is subject; and (C) applicable Laws and Orders.

(iii) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have implemented and, since January 1, 2015, have maintained reasonable and appropriate organizational, physical, administrative, and technical measures reasonable in the industry in which the Company operates to protect Personal Data or Information Systems in their possession or under their control against unauthorized access, acquisition, alteration, modification, or use. Without limiting the generality of the foregoing, the Company and its Subsidiaries have implemented a comprehensive written information security program that is designed to (A) identify internal and external risks to the security of the Company’s information and Information Systems; (B) implement, monitor, and improve reasonable and appropriate safeguards to control those risks; and (C) comply with applicable Laws and Orders.

(iv) To the Knowledge of the Company, since January 1, 2015, there have been no material breaches or security incidents related to its Information Systems, or any material misuse of, unauthorized access to, or disclosure of, any Personal Data in the possession or control of, or collected, used or processed by or on behalf of, the Company or any of its Subsidiaries.

(v) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have since January 1, 2015, been in compliance with applicable Laws and Orders regarding email, telephone, text, direct-mail or other marketing practices, including but not limited to the Controlling the Assault of Non-Solicited Pornography and Marketing (“CAN-SPAM”) Act and the U.S. Telephone Consumer Protection Act (“TCPA”).

(vi) As used in this Agreement, (A) the term “Personal Data” means any information in any media that identifies, or could reasonably be used to identify, a particular individual and any other data or information that constitutes personal data or personal information under any applicable Laws or Orders or the Company’s or any of its Subsidiaries’ privacy policies, except for data that is regulated by HIPAA or similar healthcare-related Laws governing patient confidentiality and privacy, and (B) the term “Information System” means a discrete set of information resources organized for the collection, processing, maintenance, use, sharing, dissemination, or disposition of information.

(vii) This Section 5.1(x) constitutes the exclusive representations and warranties of the Company with respect to the subject matters set forth in this Section 5.1(x).

(y) No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Section 5.1, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby; and neither the Company nor any person on behalf of the Company is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or with respect to any other information made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in this Article V, the Company hereby disclaims all liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Parent or any of Parent’s Affiliates or any Representatives of Parent or any of Parent’s Affiliates, including omissions therefrom. Without limiting the foregoing, the Company makes no representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Parent or any of its Affiliates or any Representatives of Parent of any of its Affiliates regarding the success, profitability or value of the Company.

5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company as follows:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws of Parent and certificate of incorporation and bylaws of Merger Sub, in each case as amended to and in effect on the date of this Agreement.

As used in this Agreement, the term “Parent Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, prevents, materially delays, materially impairs or has a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby (including obtaining the financing necessary to pay the Merger Consideration).

(b) Authorized Capital Stock. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent, and there are (A) no other shares of capital stock or voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for equity securities or other voting securities of Merger Sub and (C) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any equity securities, other voting securities or securities convertible into or exchangeable for equity securities or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and does not have, and prior to the Effective Time will not have, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) Corporate Authority; Approval. Each of Parent and Merger Sub have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and, subject to obtaining the approval contemplated by Section 6.16 of this Agreement in the case of Merger Sub, perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. No approval by the stockholders of Parent is required in order for Parent to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

(d) Governmental Filings; No Violations. (i) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3 and (B) required under the HSR Act or any Foreign Competition Laws in connection with the Merger, the Exchange Act and the Securities Act, no filings, notices and/or reports are required to be made by Parent or Merger Sub or their Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Parent or Merger Sub or their Subsidiaries from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and/or the consummation by Parent of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or certificate of incorporation or bylaws of Merger Sub, (B) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.2(d)(i) are made or obtained, under any Law, Order or License to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contract to which Parent or any of its Subsidiaries is a party; except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(e) Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing or making illegal, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. “Knowledge of Parent” means the actual knowledge of the individuals identified on Section 5.2(g) of the Parent Disclosure Letter.

(f) Brokers and Finders. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Parent has engaged J.P. Morgan as the Parent’s financial advisor.

(g) Financial Ability.

(i) Parent has delivered to the Company true, correct and complete copies of executed commitment letters (including all related fee letters and side letters, including with respect to all related “flex” rights (as redacted to remove any fees, interest rates, “flex” terms and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the financing contemplated thereby), and all exhibits, schedules, annexes, supplements and term sheets forming part thereof) addressed to Parent, Merger Sub and VVC Holding Corp., and dated November 11, 2018 (as amended or modified only in accordance with Section 6.15, the “Debt Commitment Letters”) from the parties identified therein as Commitment Parties (collectively, the “Lenders”), pursuant to which the Lenders have committed to provide Parent, Merger Sub and VVC Holding Corp. with the debt financing described therein (the “Debt Financing”), which amount is (assuming that all rights to flex the terms of the Debt Financing are exercised to their maximum extent) greater than or equal to the full amount of the debt financing required to consummate the Merger on the terms contemplated by this Agreement and in each case to pay all related fees and expenses.

(ii) Parent has delivered to the Company a true and complete copy of an executed commitment letter addressed to Parent, Merger Sub and VVC Holding Corp. and dated November 11, 2018 (as amended or modified only in accordance with Section 6.15, the “Preferred Equity Commitment Letters”) from Ares Capital Management LLC, KKR Credit Advisors (US) LLC and JPMorgan Chase Funding Inc. (collectively, the “Preferred Equity Investors”), pursuant to which the Preferred Equity Investors have committed to provide Parent with the preferred equity financing described therein (the “Preferred Equity Financing”).

(iii) Parent has delivered to the Company true and complete copies of executed commitment letters addressed to Parent, Merger Sub and VVC Holding Corp. and dated November 11, 2018 and November 11, 2018, respectively (as amended or modified only in accordance with Section 6.15, the “Equity Commitment Letters” and, together with the Preferred Equity Commitment Letters and the Debt Commitment Letters, the “Commitment Letters”), from The Veritas Capital Fund VI, L.P., Elliott Associates, L.P. and Elliott International, L.P., respectively (collectively, the “Equity Investors”), pursuant to which the Equity Investors have committed to provide the cash and rollover equity financing described therein (the “Equity Financing” and, together with the Preferred Equity Financing and the Debt Financing, the “Financing”), which, when aggregated with the Preferred Equity Financing, such amount is greater than or equal to the full amount of the cash and rollover equity required to consummate the Merger on the terms contemplated by this Agreement and in each case to pay all related fees and expenses. The aggregate amount of the Financing is greater than or equal to the full amount of the cash required to consummate the Merger on the terms contemplated by this Agreement and in each case to pay all related fees and expenses.

(iv) As of the date of this Agreement the Equity Commitment Letters are legal, valid and binding obligations of the parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their terms, subject only to the Bankruptcy and Equity Exception. As of the date hereof, the Preferred Equity Commitment Letters and the Debt Commitment Letters are legal, valid and binding obligations of Parent and, to the Knowledge of Parent, the other parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their terms, subject only to the Bankruptcy and Equity Exception.

(v) There are no side letters or other contracts, agreements or understandings to which Parent or any of its Affiliates is a party relating to the Financing other than (A) as expressly set forth in the Commitment Letters and (B) customary engagement letter(s) or non-disclosure or non-reliance agreement(s) which do not impact the conditionality or aggregate amount of the Financing.

(vi) Each Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof and is entitled to enforce such agreement, and that Parent and the Equity Investors have waived any defenses to the enforceability of such third party beneficiary rights, in each case in accordance with its terms and subject to the limitations set forth herein and in Section 9.13 (Specific Performance).

(vii) As of the date of this Agreement except as expressly set forth in the Equity Commitment Letters, the Preferred Equity Commitment Letters and the Debt Commitment Letters, (A) there are no conditions precedent to the obligations of the Equity Investors to fund the Equity Financing, (B) there are no conditions precedent to the obligations of the Preferred Equity Investors to fund the Preferred Equity Financing, (C) there are no conditions precedent to the obligations of the Lenders to fund the Debt Financing and (D) there are no contingencies pursuant to any contract, agreement or other understanding relating to the Merger and the other transactions contemplated by this Agreement to which Parent or any of its Affiliates is a party that would permit any of the Equity Investors, the Preferred Equity Investors or the Lenders to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing.

(viii) As of the date of this Agreement, (A) none of the Commitment Letters has been amended, restated or otherwise modified (and no such amendment, restatement or modification is contemplated as of the date of this Agreement by Parent or the Equity Investors or, to the Knowledge of Parent, any other party thereto) and (B) the respective commitments set forth in the Commitment Letters have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect (and no such withdrawal, rescission, amendment, restatement or modification is contemplated as of the date of this Agreement by Parent or the Equity Investors or, to the Knowledge of Parent, any other party thereto). To the Knowledge of Parent, no event has occurred which would result in any breach by Parent of, or constitute a default by Parent under, any term or condition to closing of the Commitment Letters, or otherwise result in any portion of the Financing contemplated thereby to be unavailable or delayed (assuming satisfaction of the conditions to Closing set forth in Sections 7.1 and 7.2). Parent has no reason to believe (assuming satisfaction of the conditions to Closing set forth in Sections 7.1 and 7.2) that (x) it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates contained in the Commitment Letters and (y) any portion of the Financing required to consummate the Merger and the other transactions contemplated by this Agreement will not be made available to Parent on the Closing Date, including any reason to believe that any of the Equity Investors, Preferred Equity Investors or Lenders will not perform their respective funding obligations under the Commitment Letters in accordance with their respective terms and conditions. Parent has fully paid any and all commitment fees and other fees required by the Debt Commitment Letters to be paid as of the date of this Agreement, and will pay or cause to be paid in full any other commitment fees and other fees required to be paid thereunder as and when they become payable.

(ix) Assuming the Financing is funded in accordance with the conditions set forth in the Commitment Letters, Parent will have at the Closing (A) the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement (including all payments to be made by it in connection herewith) and (B) immediately available funds in connection with the Financing in an aggregate amount (after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letters, and assuming that all rights to flex the terms of the Debt Financing are exercised to their maximum extent) that will enable Parent to (x) consummate the

Merger and the other transactions contemplated hereby on the terms contemplated by this Agreement, including the payoff, satisfaction and discharge and/or defeasance by Parent of the Existing Credit Facilities, the release of any guarantees relating thereto and the release of any Liens or other security thereunder (the “Debt Payoff”) if so requested by Parent and (y) pay all related fees and expenses and undertake its other obligations at Closing upon the terms contemplated by this Agreement.

(h) Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company limited guarantees, dated as of the date of this Agreement (the “Limited Guarantees”) pursuant to which The Veritas Capital Fund VI, L.P., Elliott Associates, L.P. and Elliott International, L.P. (the “Guarantors”) have guaranteed the payment of (i) the Parent Termination Fee and the costs and expenses in connection with the enforcement thereof, in each case to the extent such amount is due and payable pursuant to Section 8.5 and (ii) the indemnification obligations of Parent to the extent due pursuant to Section 6.15(g). The Limited Guarantees are in full force and effect and are each a valid and binding obligation of such Guarantor and enforceable against such Guarantor in accordance with its terms and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of a Guarantor under its respective Limited Guarantee.

(i) No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Section 5.2, none of the Parent, Merger Sub, any of their respective Affiliates or any other Person on behalf of the Parent, Merger Sub, or any of their respective Affiliates is making and has made, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby; and neither Parent nor Merger Sub nor any person on behalf of Parent and Merger Sub is making any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof. Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in this Section 5.2, none of Parent, Merger Sub or any other Person will have or be subject to any liability or other obligation to the Company, any of its Representatives or any other Person resulting from the Company’s or any of its Representatives’ use of any information, documents, projections, forecasts or other material made available to the Company or its Representatives.

(j) Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (ii) has had reasonable access to (A) the books and records of the Company and its Subsidiaries and (B) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in Section 5.1 of this Agreement or in any certificate delivered in connection with this Agreement, and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except for the representations and warranties set forth in Section 5.1 of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE VI

COVENANTS

6.1 Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, from and after the execution of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as (1) required by applicable Law, (2) expressly required by this Agreement or (3) otherwise expressly disclosed in Section 6.1(a) of the Company Disclosure Letter), the Company shall use its commercially reasonable efforts to conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practice. Without limiting the generality of, and in furtherance of, the foregoing, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time, except as (A) required by applicable Law, (B) Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) expressly disclosed in Section 6.1(a) of the Company Disclosure Letter or (D) expressly provided for in this Agreement, the Company shall not and will not permit any of its Subsidiaries to:

(i) (A) amend, supplement or otherwise modify its certificate of incorporation or bylaws (or comparable governing documents) (other than amendments to the governing documents of any wholly owned Subsidiary of the Company that would not prevent, delay or impair the Merger or the other transactions contemplated by this Agreement), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock (except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company), (D) enter into any agreement with respect to the voting of its capital stock or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than (1) pursuant to the cashless exercise of Company Options or the forfeiture of, or withholding of Taxes with respect to, Company Options, Company Restricted Stock Units or Company Performance Stock Units in connection with any Taxable event related to such awards, in each case in accordance with past practice and with the terms of the applicable Company Stock Plan as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company);

(ii) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate;

(iii) (A) materially increase the compensation or benefits payable to any current or former employee, director or other service provider of the Company or any of its Subsidiaries, (B) grant any extraordinary bonus to any employee or other service provider except to any individual who is not a director or executive officer of the Company or any of its Subsidiaries, (C) become a party to, establish, adopt, amend, commence participation in or terminate any Company Plan or any arrangement that would have been a Company Plan had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice; (D) hire any Person to be an employee of the Company or any of its Subsidiaries, other than employees below the level of Vice President in the ordinary course of business consistent with past practice whose employment may be terminated without the obligation to pay severance (other than any obligation to pay severance under any Company Plan in effect prior to this Agreement) or other liability; or (E) materially alter the terms of employment or terminate the employment of any employee at the level of Vice President or above, other than a termination for cause without the payment of severance benefits;

(iv) incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except (A) in the ordinary course of business consistent with past practice, borrowings under the Company’s revolving credit facility as in effect as of the date hereof, (B) inter-company Indebtedness solely among the Company and its wholly owned Subsidiaries, (C)(i) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (ii) overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business or (D) hedging in compliance with the hedging strategy of the Company as of the date of this Agreement in the ordinary course of business consistent with past practice and not for speculative purposes; provided that the Company and its Subsidiaries shall use commercially reasonable efforts to mitigate any material increase in their respective aggregate exposure to currency risk;

(v) (A) make or commit to any capital expenditures other than in the ordinary course of business consistent with past practice and which do not exceed one-hundred and twenty percent (120%) of the amounts reflected in the Company’s capital expenditure projections for 2018 and 2019, which have previously been made available to Parent or (B) amend, modify or supplement such capital expenditure projections;

(vi) other than in the ordinary course of business consistent with past practice, transfer, lease, license, sell, assign, mortgage, pledge, place a Lien (other than a Permitted Lien) upon or otherwise dispose of any properties or assets (including capital stock of any of its Subsidiaries but not including any Intellectual Property), (A) with a fair market value in excess of $5,000,000 individually or $10,000,000 in the aggregate (other than transactions among the Company and its wholly owned Subsidiaries), (B) in connection with any transaction between or among the Company and its wholly owned Subsidiaries or a Subsidiary and its wholly owned Subsidiaries, or (C) for the purpose of disposing of obsolete or worthless assets;

(vii) issue, deliver, sell, grant, transfer, encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any Shares issued pursuant to Company Options, Company Restricted Stock Units and Company Performance Stock Units outstanding on the date of this Agreement in accordance with the existing terms of such awards and the Company Stock Plans and (B) by wholly owned Subsidiaries to the Company or to any other wholly owned Subsidiary of the Company;

(viii) extend the Current Offering Period under the ESPP or commence any new Offering under the ESPP;

(ix) other than in the ordinary course of business consistent with past practice, spend or commit to spend in excess of $25,000,000 individually or $30,000,000 in the aggregate to acquire any business or to acquire assets or other property, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither the Company nor any of its Subsidiaries shall make any acquisition that would, or would reasonably be likely to prevent, delay or impair the Company’s ability to consummate the transactions contemplated by this Agreement;

(x) make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation thereof) or by applicable Law;

(xi) other than in the ordinary course of business consistent with past practice, make or change any material Tax election, file any material amendment to a material Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim a material Tax refund;

(xii) (A) enter into any new line of business, or (B) start to conduct a line of business of the Company or any of its Subsidiaries in any geographic area where it is not conducted as of the date of this Agreement;

(xiii) make any loans, advances or capital contributions to, or investments in, any Person (other than (A) loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company or (B) any loans, advances or capital contributions less than $1,000,000 in the aggregate);

(xiv) other than in the ordinary course of business consistent with past practice or as otherwise required or permitted under this Agreement, (A) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract, waive, release or assign any material rights, claims or benefits under any Material Contract or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or material default under, any Material Contract or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement; provided that for the avoidance of doubt, this Section 6.1(a)(xiv) shall not prohibit or restrict any Company Plans;

(xv) (A) settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a Governmental Entity, other than settlements (A) if the amount of any such settlement is not in excess of $1,000,000 individually or $5,000,000 in the aggregate; provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Company and its Subsidiaries or Parent and its Subsidiaries or (B) waive any material right with respect to any material claim held by the Company or any of its Subsidiaries;

(xvi) enter into any collective bargaining agreement or recognize or certify any labor union, labor organization or other employee-representative body as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xvii) fail to maintain, cancel, terminate or allow to lapse without a commercially reasonable substitute therefor, any material License;

(xviii) terminate, cancel or make any material changes to the structure, limits or terms and conditions of any of the Insurance Policies, including allowing the policies to expire without renewing such policies or obtaining comparable replacement coverage, or prejudicing rights to insurance payments or coverage;

(xix) sell, assign, transfer or exclusively license any material Intellectual Property owned by the Company or any of its Subsidiaries, or permit the lapse of any right, title or interest to any such material Intellectual Property, including any material Registered IP, in each case, other than in the ordinary course of business; or

(xx) agree, resolve or commit to do any of the foregoing.

6.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.2, the Company shall not, and shall cause each of its Subsidiaries and the Company’s and its Subsidiaries’ Representatives (other than investment bankers, attorneys, accountants and other advisors), and use its reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors, not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing any non-public information) any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii) enter into, engage in, continue or participate in any discussions or negotiations with any Person (A) regarding any Acquisition Proposal or (B) that could reasonably be expected to lead to any Acquisition Proposal;

(iii) provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person, or afford access to the properties, books or records or employees of the Company or any of its Subsidiaries in connection with or that could reasonably be expected to lead to any Acquisition Proposal;

(iv) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any Alternative Acquisition Agreement; or

(v) agree, propose or resolve to take, or take, any of the actions prohibited by the foregoing clauses (i)-(iv).

The Company shall, and the Company shall cause its Subsidiaries and Representatives to, immediately (1) cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that could reasonably be expected to lead to an Acquisition Proposal and cease providing any information to any such Person or its Representatives and (2) terminate all access granted to any such Person and its Representatives to any physical or electronic dataroom, in each case with respect to an Acquisition Proposal; provided that the foregoing shall not restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent necessary to comply with fiduciary duties under applicable Law.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 6.2(a), prior to the time, but not after, the Company Requisite Vote is obtained, the Company may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a breach (other than any breach that is both immaterial and unintentional) of this Section 6.2, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Acquisition Proposal; provided that such information has previously been made available to Parent or is provided to Parent promptly (and in any event within twenty-four (24) hours) following the time such information is made available to such Person and that, prior to furnishing any such material non-public information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal) and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Company’s board of directors determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with an independent financial advisor of nationally recognized reputation that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) Notice. The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent if (i) any written or other bona fide inquiries, proposals or offers with respect to an Acquisition Proposal or that would be reasonably likely to lead to an Acquisition Proposal are received by the Company, (ii) any non-public information is requested from the Company in connection with any Acquisition Proposal or that would be reasonably likely to lead to an Acquisition Proposal or (iii) any discussions or negotiation with respect to an Acquisition Proposal or that would be reasonably likely to lead to an Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(d) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal, offer, inquiry or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction (or series of transactions) involving the Company or any of its Subsidiaries which is structured to permit such Person or group to, directly or indirectly, acquire beneficial ownership of twenty percent (20%) or more of the outstanding Shares, or twenty percent (20%) or more of the consolidated net revenues, net income or total assets of the Company and (ii) any acquisition (whether by purchase, lease, exchange, transfer or other disposition) by any Person or group (as defined in or under Section 13 of the Exchange Act) resulting in, or proposal, offer, inquiry or indication of interest, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty percent (20%) or more of the outstanding Shares, or twenty percent (20%) or more of the consolidated net revenues, net income or total assets (measured by market value thereof) of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than twenty percent (20%) of the Shares, in each case, other than the transactions contemplated by this Agreement.

“Intervening Event” means a material effect that (i) was not known to, or reasonably foreseeable by, the board of directors of the Company prior to the execution of this Agreement, which effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the board of directors of the Company prior to the receipt of the Company Requisite Vote and (ii) does not relate to an Acquisition Proposal; in each case other than (A) any Acquisition Proposal or other inquiry, offer or proposal that could lead to an Acquisition Proposal; (B) an effect resulting from a breach of this Agreement by the Company or any of its Subsidiaries; (C) changes in the price of the Shares, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event unless excluded by any other exclusion in this definition); or (D) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, however, the underlying reasons for such events may constitute an Intervening Event unless excluded by any other exclusion in this definition).

“Representatives” means, with respect to any Person, such Person’s directors, officers and employees, investment bankers, attorneys, accountants and other advisors.

“Superior Proposal” means any bona fide written offer made by a third party (not made as a result of a breach of Section 6.2 (other than any breach that is both immaterial and unintentional)) after the date of this Agreement that, if consummated, would result in such third party (or its stockholders) owning, directly or indirectly, a majority of the outstanding Shares (or of the stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or a majority of the assets of the Company and its Subsidiaries, taken as a whole, which the Company’s board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) to be (i) more favorable to the holders of Shares from a financial point of view than the Merger (taking into account all of the terms and conditions of, and the likelihood of completion of, such proposal and this Agreement (including, if applicable at the time of such determination, any changes to the financial terms of this Agreement then proposed by Parent in response to such offer or otherwise)) and (ii) reasonably likely to be completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as provided in Section 6.2(f) and Section 6.2(g), the Company’s board of directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify, change, amend or modify), in a manner adverse to Parent, the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal, (ii) approve or recommend, or publicly propose to enter into an Alternative Acquisition Agreement, (iii) fail to include the Company Recommendation in the Proxy Statement, (iv) fail to reaffirm the

Company Recommendation within five (5) Business Days receipt of a written request from the Parent to do so, (v) after receipt of any Acquisition Proposal, fail to recommend against any Acquisition Proposal within five (5) Business Days of receipt of a written request from Parent to do so, (vi) fail to recommend against any Acquisition Proposal that is a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, (vii) approve, adopt, declare advisable or recommend, or publicly propose to approve, adopt, declare advisable or recommend, any Acquisition Proposal (any of the actions described in clause (i) through clause (vii) of this Section 6.2(e), a “Change in Recommendation”) or (viii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(f) Fiduciary Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 6.2(e), following receipt of a written Acquisition Proposal by the Company after the date of this Agreement that did not result from a breach of this Section 6.2 (other than any breach that is both immaterial and unintentional) and that the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company’s board of directors may, at any time prior to the time the Company Requisite Vote is obtained, make a Change in Recommendation or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 6.2(f)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent three (3) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and an additional two (2) Business Day period) and (3) that, subject to clause (ii) below, the Company’s board of directors has determined to make a Change in Recommendation or to terminate this Agreement in accordance with Section 8.3(b) in order to enter into the Alternative Acquisition Agreement, as applicable and (B) prior to making such a Change in Recommendation or terminating this Agreement in accordance with Section 8.3(b), as applicable, (x) used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such notice period, which may be on a non-exclusive basis, to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal and (y) in determining whether to make a Change in Recommendation or to effect a termination in accordance with Section 8.3(b), the board of directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(ii) the Company’s board of directors shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Change in Recommendation or to so terminate this Agreement in accordance with Section 8.3(b), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Change in Recommendation. Notwithstanding anything to the contrary set forth in Section 6.2(e), upon the occurrence of any Intervening Event, the Company’s board of directors may, at any time prior to the time the Company Requisite Vote is obtained, make a Change in Recommendation if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent three (3) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Change in Recommendation and (2) state expressly that, subject to clause (ii) below, the Company’s board of directors has determined to make a Change in Recommendation and (B) prior to making such a Change in Recommendation, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such three-Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure of the Company’s board of directors to make a Change in Recommendation in response to the Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) the Company’s board of directors shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make a Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

(h) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal; provided that this Section 6.2(h) shall not be deemed to permit the Company or the Company’s board of directors to make a Change in Recommendation except in accordance with Section 6.2(g).

6.3 Information Supplied. (a) As promptly as reasonably practicable, the Company shall prepare and file (and the Company shall use reasonable efforts to file within fifteen (15) Business Days of the date of this Agreement) with the SEC a proxy statement on Schedule 14A (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) in preliminary form relating to the Company Stockholders Meeting. The Company and Parent shall each use their reasonable best efforts to promptly provide responses to the SEC with respect to any comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) No filing of, or amendment, response or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon (other than any filing, amendment or supplement in connection with a Change in Recommendation). The Company shall promptly provide Parent with copies of all such filings, amendments or supplements to the extent not readily publicly available. Parent shall (i) furnish all information required by the Exchange Act concerning it and its Affiliates to the Company, (ii) provide such other assistance as may be reasonably requested by the Company in connection with the preparation of information to be included therein and (iii) otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments received from the SEC. If at any time prior to the receipt of the Company Requisite Vote, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement such that the Proxy Statement would not (A) include any misstatement of a material fact or (B) omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then (x) the party that makes such discovery shall promptly notify the other party and (y) the Company shall prepare (with Parent’s reasonable assistance) and file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC (the “Staff”) and of any request by the SEC or the Staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the Staff, on the other hand, with respect to the Proxy

Statement or the Merger. No response to any comments from the SEC or the Staff relating to the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon, unless made pursuant to a telephone call initiated by the SEC. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

6.4 Company Stockholders Meeting.

(a) The Company will, as promptly as reasonably practicable in accordance with applicable Law and the Company Certificate of Incorporation and Company Bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the adoption of this Agreement (the “Company Stockholders Meeting”). Subject to the provisions of Section 6.2, the Company’s board of directors shall (i) include the Company Recommendation in the Proxy Statement, (ii) recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and (iii) use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, if on or before the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (A) it will not receive proxies representing the Company Requisite Vote, whether or not a quorum is present or (B) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting. In addition, notwithstanding the first sentence of this Section 6.4(a), the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated in a manner suitable under applicable Law and reviewed by stockholders of the Company prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting. The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement. Notwithstanding the foregoing, in no event will the record date of the Company Stockholders Meeting be changed without the Parent’s prior written consent, unless required by applicable Law.

(b) Notwithstanding any Change in Recommendation, the Company shall nonetheless submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VIII prior to the Company Stockholders Meeting.

6.5 Filings; Other Actions; Notification and Cooperation.

(a) The Company and Parent shall, subject to Section 6.2, cooperate with each other and use, and shall cause their respective Subsidiaries and Affiliates to use, their respective reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under this Agreement and applicable Laws and Orders to consummate and make effective the Merger and the other transactions contemplated by this Agreement as expeditiously as possible, and in no event later than the Termination Date including (i) preparing and filing (x) within ten (10) Business Days after the date of this Agreement, the notifications, filings and other information required to be filed under the HSR Act, and (y) as promptly as practicable and advisable in the case of all other filings required under any Foreign Competition Laws with respect to the transactions contemplated hereby) and to obtain as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (ii) satisfying the conditions to consummating the Merger, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, (iv) obtaining (and cooperating with each other in obtaining)

any material consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Merger and (v) executing and delivering any reasonable additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b) Subject to Section 6.5(c), in the event that the parties receive a request for information or documentary material pursuant to the HSR Act or any other Antitrust Laws including a Request for Additional Information (a “Second Request”), unless otherwise agreed to by the Company, the parties will use their reasonable best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable and advisable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process. None of the parties, including their respective Subsidiaries and Affiliates, shall knowingly take, cause or permit to be taken, or omit to take, any action which such party reasonably expects is likely to materially delay or prevent consummation of the contemplated transactions, unless otherwise agreed to by the parties. None of the parties, without the other parties’ prior written consent, shall (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the contemplated transactions under the HSR Act or any Antitrust Laws, or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the parties not to consummate the Merger or the transactions contemplated by this Agreement (or that would otherwise prevent or prohibit the parties from consummating the Merger or the transactions contemplated by this Agreement). As used in this Agreement, the term “Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition, including but not limited to the Foreign Competition Laws.

(c) Parent and the Company shall cooperate with respect to the Antitrust Laws and the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Merger prior to the Termination Date. No party hereto or its counsel shall independently participate in any substantive call or meeting relating to the Antitrust Laws with any Governmental Entity in respect of such filings, investigation, or other inquiry without first giving the other party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate. In furtherance of the foregoing and to the extent permitted by applicable Law, (i) each party shall notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Section 6.5, (ii) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (iii) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry and (iv) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Merger, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto. In exercising the foregoing cooperation rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 6.5 may be reasonably redacted as necessary to address reasonable privilege concerns or to comply with applicable Law.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, each of the parties, including their respective Subsidiaries and Affiliates, hereto shall use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws with respect to the transactions contemplated hereby and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the transactions contemplated hereby. For the purposes of this Section 6.5(d), “best efforts” shall include taking any and all actions (such actions, the “Regulatory Actions”) necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Merger as expeditiously as possible, and in no event later than the Termination Date, including (i) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of the businesses, assets, products or equity interests of the Company or any of Parent’s or its Subsidiaries’ or Affiliates’ other businesses, assets, products or equity interests now owned or hereafter acquired by Parent or its Subsidiaries or Affiliates, (ii) creating, terminating, or amending any existing relationships, ventures, contractual rights or obligations of Parent, the Company or their respective Subsidiaries or Affiliates and (iii) otherwise taking or committing to any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, products or equity interests of Parent or the Company (including any of their respective Subsidiaries or Affiliates); provided that such Regulatory Actions are conditioned upon and become effective only from and after the Effective Time.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(f) Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(g) Status. The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries from any third party or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, other than immaterial communications.

6.6 Access; Consultation. (a) Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall, and shall cause its Subsidiaries and its and their Representatives to, afford Parent and its Representatives, and the Lenders and their Representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to the Company’s and its Subsidiaries’ employees, customers, suppliers, properties, assets, commitments, Tax Returns, books, records and Contracts and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to such Representatives of Parent all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by such Representatives of Parent; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further that the foregoing shall not require either the Company or Parent to permit any invasive environmental sampling or any inspection or to disclose any information pursuant to this Section 6.6, to the extent that in the reasonable good faith judgment of the Company’s outside legal counsel: (i) any applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a third party or (iii) legal counsel disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further that with respect to clauses (i) through (iii) of this Section 6.6(a), the Company shall use its reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction (solely to the extent necessary, as reasonably determined by the Company’s outside legal counsel) or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 6.6 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other party. All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or Parent, as applicable, or such Person as may be designated by any such executive officer. Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such material and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and shall be subject to any additional confidentiality or joint defense agreement between the parties. All information exchanged pursuant to this Section 6.6 shall be subject to the Confidentiality Agreement. To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Prior to the Effective Time, the Company and Parent shall reasonably cooperate in identifying any actions or practices of the Company or any of its Subsidiaries that could require remediation under applicable Law and, to the extent identified, shall cooperate in taking commercially reasonable actions or practices and other customary actions to reduce the risks related to such actions where the failure to remediate would reasonably be likely to result in substantial fines or penalties.

(b) Each of the Company and Parent shall, after becoming aware, give prompt written notice to one another of (i) any change, effect, circumstance or development that would reasonably be likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), (ii) any reasonably likely failure of any condition to Parent’s or the Company’s obligations to effect the Merger (as applicable), (iii) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Merger or from any Person alleging that the consent of such Person is or may be required in connection with the Merger and the other transactions contemplated by this Agreement. No notification under this Section 6.6 shall affect the representations or warranties of the notifying party or the conditions to the obligations of the parties under this Agreement or limit or otherwise affect the remedies available hereunder.

6.7 Stock Exchange De-listing and De-registration. The Company shall take all commercially reasonable actions necessary to permit the Shares and any other security issued by the Company or one of its Subsidiaries and listed on the NASDAQ to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as possible following the Effective Time.

6.8 Publicity. The Company and Parent shall consult with each other prior to issuing or making, and provide each other the opportunity to review and comment on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or the NASDAQ, (ii) any consultation that is not practicable as a result of requirements of applicable Law, or (iii) with respect to any Change in Recommendation expressly permitted by Section 6.2 or Parent’s response thereto.

6.9 Employee Benefits.

(a) Parent agrees that each employee of the Company or its Subsidiaries who continues to remain employed with the Company or its Subsidiaries (a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending on December 31, 2019 or, if earlier, termination of employment (the “Continuation Period”), be provided with (i) a base salary or base wage and target annual cash incentive opportunity that is no less favorable than the base salary or base wage and target annual cash incentive opportunity in each case provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (ii) employee benefits (other than incentive compensation (other than as described above) and equity-compensation) that are substantially comparable in the aggregate to those provided to similarly situated employees of the Parent. Additionally, Parent agrees that each Continuing Employee shall, during the period commencing at the Effective Time and ending on December 31, 2019, be provided with severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time. Parent shall or shall cause the Surviving Corporation to honor and assume all obligations under employment agreements and severance plans listed on Section 6.9(a) of the Company Disclosure Letter with their terms as in effect immediately prior to the Effective Time.

(b) Parent shall or shall cause the Surviving Corporation to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Continuing Employees under the benefit plans provided for those employees except to the extent such condition or exclusion was applicable to an individual Continuing Employee prior to the Effective Time. With respect to the plan year during which the Effective Time occurs, Parent shall use commercially reasonable efforts to provide each Continuing Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent plan in which such Continuing Employee is eligible to participate following the Closing Date.

(c) From and after the Closing Date, Parent shall or shall cause the Surviving Corporation to, provide credit (without duplication) to Continuing Employees for their service recognized by the Company and its Subsidiaries as of the Effective Time for purposes of eligibility and vesting under the compensation and benefit plans, programs and arrangements of the Parent and the Surviving Corporation, including for purposes of accrual of vacation, paid time off and severance entitlements to the same extent as such service was credited under the Company Plans, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(d) Prior to making any written or material prepared oral communications to the officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, (i) the Company shall provide Parent with a copy of the intended communication, (ii) Parent shall have a reasonable period of time to review and comment on the communication and (iii) the Company shall consider, in good faith, modifying any such communications to incorporate Parent’s comments.

(e) The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and neither any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement (except to the extent provided in Section 9.8), no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, the Surviving Corporation or any of their Affiliates, (ii) alter or limit the ability of Parent to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 6.9, (iv) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

6.10 Expenses. Except as otherwise provided in Sections 6.15 and 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. For the avoidance of doubt, expenses incurred in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Statement shall be borne by the Company.

6.11 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person prior to the Effective Time, in each case, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the Laws of the State of Delaware, any applicable indemnification agreement to which such Person is a party, the Company Certificate of Incorporation or Company Bylaws in effect on the date of this Agreement to indemnify such Person (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Parent shall ensure that the organizational documents of the Surviving Corporation shall, for a period of six (6) years from and after the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Certificate of Incorporation and Company Bylaws. Any right of indemnification of an Indemnified Party pursuant to this Section 6.11 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however that in no event shall the Company be required to expend for such policies an annual premium amount in excess of three-hundred percent (300%) of the annual premiums currently paid by the Company for such insurance. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Company expend, or Parent or the Surviving Corporation be required to expend for such policies, an annual premium amount in excess of three-hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; and, provided, further that if the premium for such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations of Parent set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 6.11 shall be in addition to any rights such individual may have under the Laws of the State of Delaware, any applicable indemnification agreement to which such Person is a party, the Company Certificate of Incorporation or the Company Bylaws.

(e) Neither of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld or delayed) to such settlement, compromise or consent.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under such policies.

6.12 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13 Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.14 Section 16(b). Prior to the Effective Time, the Company shall (and shall be permitted to) take all actions as may be reasonably requested by any party hereto to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

6.15 Financing.

(a) During the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), subject to the limitations set forth below, and unless otherwise agreed by Parent, the Company and its Subsidiaries will use reasonable best efforts to cooperate with Parent as reasonably requested by Parent and as is customary for financings of the type contemplated by the Preferred Equity Commitment Letter and the Debt Commitment Letter, and at Parent’s sole expense (other than with respect to the preparation or obtaining and delivery of the Required Information), in connection with Parent’s arranging and obtaining the Preferred Equity Financing and the Debt Financing (including, without limitation, to the extent reasonably requested and customary for financings of the type contemplated by the Preferred Equity Commitment Letter or the Debt Commitment Letter, cooperation of the type more fully described below); provided, however, that such cooperation does not: (i) require (other than to the extent contemplated by clause (v) below) the entry by the Company or any of its

Subsidiaries into any agreement or commitment that would be effective prior to the Effective Time and that is not contingent on the occurrence of the Effective Time, (ii) unduly interfere with the normal operations of the Company and its Subsidiaries, (iii) include any actions that the Company reasonably believes would (A) result in a violation of any Contract (including the Contracts listed on Section 6.15 of the Company Disclosure Letter) (the “Existing Credit Facilities”) or confidentiality agreement or any Law, or the loss of any legal or other privilege, (B) conflict with or violate the Company’s organizational documents or (C) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition set forth in Article VII to fail to be satisfied, (iv) involve consenting to the pre filing of UCC-1s or any other grant of Liens or other encumbrances prior to the Closing, (v) except for the delivery of customary Authorization and Representation Letters as expressly provided below, require the giving of representations or warranties to any third parties, or require the indemnification of any third parties, (vi) require the waiver or amendment of any terms of this Agreement or the payment of any fees or reimbursement of any expenses prior to the Closing for which the Company has not received prior reimbursement or is not otherwise indemnified by Parent, (vii) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, including that none of the board of directors or similar managers of the Company or any of its Subsidiaries shall be required to enter into any resolutions or take any similar action approving the Financing that take effect prior to the Closing (and no such director or similar manager that is not continuing in such role following the Closing shall be required to enter into any such resolutions or take any such similar actions) or (viii) require the delivery of any projections or pro forma financial information or delivery of any financial statements in a form or subject to a standard different than those provided to Parent on or prior to the date hereof. Subject to the foregoing limitations, such cooperation will include using its commercially reasonable efforts (A) to promptly furnish Parent with audited financial statements of the Company for the fiscal years ended December 31, 2017, December 31, 2016, December 31, 2015 and subsequent fiscal years ended at least ninety (90) days before the date of Closing and quarterly unaudited financial statements of the Company for each subsequent fiscal quarter other than the fourth quarter ended at least forty-five (45) days before the date of the Closing, in each case, with comparative financial information for the equivalent period of the prior year (it being acknowledged that Parent has received audited financial statements of the Company for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 and unaudited financial statements of the Company for the quarters ended March 31, 2018 and June 30, 2018) (the “Required Information”), (B) to make senior management and other appropriate officers available for participation in a reasonable number of meetings, road shows, conference calls and rating agency presentations, (C) to assist in the preparation of a customary bank information memorandum, offering memoranda, rating agency presentations, marketing materials and similar marketing documents, including participation in a reasonable number of drafting sessions, and to execute customary authorization and management representation letters that include a customary “10b-5” representation (“Authorization and Representation Letters”) in connection therewith, (D) to facilitate customary cooperation and assistance of the Company’s independent auditor in connection with the Debt Financing, (E) to assist Parent in its preparation of customary pro forma financial statements (it being understood that Parent shall be responsible for the preparation of pro forma financial statements or any other information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments necessary or desired to be incorporated into any information used in connection with the Financing), (F) to take such actions as may be reasonably requested by Parent that are necessary to facilitate the Debt Payoff, the release of any guarantees relating thereto and the release any Liens or other security thereunder, (G) to assist in the preparation of and, in the case of the Company and its Subsidiaries, to execute and deliver, definitive financing documents that shall become effective solely on the Effective Time, including guarantee and collateral documents and customary closing certificates as may be required by the Debt Financing and including providing information requested by Parent as is reasonably necessary for the completion of any schedules thereto, and (H) to provide any information requested by Parent at least ten (10) Business Days prior to the Effective Time that is required in connection with the Debt Financing as required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act of 2001 and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), as set forth in the Debt Commitment Letter, as in effect on the date hereof. Parent and Merger Sub agree that the effectiveness of any documents executed by or on behalf of the Company in connection with the Debt Financing shall be subject to, and shall not be effective until, the consummation of the Closing. All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries or Affiliates obtained by Parent pursuant to this Section 6.15(a) shall be kept confidential in accordance with the Confidentiality Agreement.

(b) During the Pre-Closing Period, unless contemplated hereby, Parent shall not permit any assignment of any Commitment Letter, or any amendment or modification to be made to, or any waiver of any provision or remedy under, any Commitment Letter, and shall cause Merger Sub and VVC Holding Corp. not to permit any assignment of any Commitment Letter, or any amendment or modification to be made to, or any waiver of any provision or remedy under, any Commitment Letter, in each case without obtaining the Company’s prior written consent; provided that Parent and Merger Sub may, without the Company’s prior written consent, (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Preferred Equity Commitment Letter or the Debt Commitment Letter that would not, and would not reasonably be expected to, reduce the amount of the Debt Financing contemplated by the Debt Commitment Letter or the Preferred Equity Financing contemplated by the Preferred Equity Commitment Letter, or prevent or materially delay the consummation of the Merger or the Debt Financing contemplated by the Debt Commitment Letter or the Preferred Equity Financing contemplated by the Preferred Equity Commitment Letter; or (ii) amend, replace, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, book runners, agents or similar entities that had not executed the Debt Commitment Letter as of the date hereof so long as any such addition would not reasonably be expected to prevent, delay or impede the consummation of the Merger or the Debt Financing contemplated by the Debt Commitment Letter, but only, with respect to clauses (i) and (ii), to the extent doing so would not impose new or additional conditions or expand any existing condition to the receipt and availability of the Debt Financing or the Preferred Equity Financing. In addition to the foregoing, neither Parent nor Merger Sub release or consent to the termination of any Debt Commitment Letter or any Preferred Equity Commitment Letter or of any Preferred Equity Investor or Lender in accordance with the terms of any Debt Commitment Letter or Preferred Equity Commitment Letter, and Parent and Merger Sub shall cause VVC Holding Corp. not to release or consent to the termination of any Debt Commitment Letter or any Preferred Equity Commitment Letter or of any Preferred Equity Investor or Lender in accordance with the terms of any Debt Commitment Letter or Preferred Equity Commitment Letter, prior to the first to occur of the Closing and the expiration of such Debt Commitment Letter or Preferred Equity Commitment Letter in accordance with its terms, except (i) for replacements of any Debt Commitment Letter or Preferred Equity Commitment Letter with Alternative Financing in accordance with Section 6.15(e) or (ii) with the Company’s prior written consent.

(c) Parent shall take all actions and do all things necessary, proper or advisable to obtain the Equity Financing, and shall cause VVC-WFM Holdings LLC to take all actions and do all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letters, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Parent, if any, set forth in the Equity Commitment Letters, (iii) complying with its obligations under the Equity Commitment Letters, (iv) satisfying on a timely basis all conditions applicable to Parent or Merger Sub in the Equity Commitment Letters that are within its control, (v) enforcing its rights under the Equity Commitment Letters and (vi) consummating the Equity Financing at or prior to the Closing, including by causing the Equity Investors to fund the Equity Financing at the Closing.

(d) Parent and Merger Sub shall use their respective reasonable best efforts to obtain the Preferred Equity Financing contemplated by the Preferred Equity Commitment Letters and the Debt Financing contemplated by the Debt Commitment Letters, and shall cause VVC Holding Corp. to use its reasonable best efforts to obtain, the Preferred Equity Financing contemplated by the Preferred Equity Commitment Letters and the Debt Financing contemplated by the Debt Commitment Letters, on or prior to the Closing Date on the terms and conditions described in each Preferred Equity Commitment Letter and Debt Commitment Letter (including the “flex” provisions in the applicable fee letter), including using its reasonable best efforts to (i) maintain in effect each Preferred Equity Commitment Letter and Debt Commitment Letter, (ii) comply with its obligations under each Preferred Equity Commitment Letter and Debt Commitment Letter that are a condition to the availability of the Preferred Equity Financing and Debt Financing or with respect to which the failure to comply would reasonably be expected to prevent, delay or impede the Preferred Equity Financing or the Debt Financing,

(iii) as promptly as practicable negotiate, execute and deliver definitive agreements with respect to each Preferred Equity Commitment Letter and Debt Commitment Letter on the terms and conditions contained therein (giving effect to any “flex” provisions in the fee letter), (iv) satisfy (or obtain a waiver) on a timely basis all conditions and obligations applicable to Parent, Merger Sub or VVC Holding Corp. in each Preferred Equity Commitment Letter and Debt Commitment Letter and such definitive agreements that are within its control, (v) enforce its rights under each Preferred Equity Commitment Letter and Debt Commitment Letter and such definitive agreements and (vi) consummate the Preferred Equity Financing and the Debt Financing at the Closing. When used herein, “Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Debt Financing described therein, or Alternative Financing, in connection with the transactions contemplated hereby, including the parties to any Debt Commitment Letter or Alternative Financing Commitment, or any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto. When used herein, “Preferred Equity Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Preferred Equity Commitment Letter or in connection with all or any part of the Preferred Equity Financing described therein, or Alternative Financing, in connection with the transactions contemplated hereby, including the parties to any Preferred Equity Commitment Letter or Alternative Financing Commitment, or any joinder agreements entered pursuant thereto or relating thereto.

(e) If any portion of the Preferred Equity Financing or Debt Financing becomes unavailable on the terms (including any “flex” rights) and conditions contemplated in the Preferred Equity Commitment Letters or the Debt Commitment Letters, Parent and Merger Sub shall use their respective reasonable best efforts to obtain, and shall cause VVC Holding Corp. to use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such portion from the same or alternative sources (the “Alternative Financing”) (x) not imposing any new or additional condition or otherwise expanding any condition and other terms as compared to the conditions and other terms in the Preferred Commitment Letters or the Debt Commitment Letters that would reasonably be expected to prevent, delay or impede the consummation of the Merger, the Preferred Equity Financing or the Debt Financing at Closing and (y) in an amount that is sufficient, when added to any portion of the Preferred Equity and Debt Financing that is available and the Equity Financing, to pay in cash all amounts required to be paid by Parent, Merger Sub or VVC Holding Corp. in connection with the Merger (the “Alternative Financing Commitments”). Parent shall promptly provide the Company with true, correct and complete copies of any new Preferred Equity Commitment Letter, any new Debt Commitment Letters and any fee letter (as redacted to remove any fees, interest rates, “flex” terms and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the financing contemplated thereby) in connection therewith. If any new Preferred Equity Commitment Letters or any new Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Commitment Letters”, “Preferred Equity Commitment Letters or “Debt Commitment Letters” shall be deemed to include such new Preferred Equity Commitment Letters or Debt Commitment Letters (together with any accompanying fee letter), (B) any reference in this Agreement to the “Financing”, “Preferred Equity Financing” or the “Debt Financing” shall mean the preferred equity financing contemplated by the Preferred Equity Commitment Letters or debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing, (C) any reference in this Agreement to the “Preferred Equity Investors” or “Preferred Equity Financing Sources” shall be deemed to include the equity financing parties to such new Preferred Equity Commitment Letters to the extent still then in effect and (D) any reference in this Agreement to the “Lenders” or “Debt Financing Sources” shall be deemed to include the lender parties to such new Debt Commitment Letters to the extent still then in effect.

(f) Parent and Merger Sub shall (i) keep the Company informed on a reasonably current basis in reasonable detail of all material activity concerning the Financing (including the status of its efforts to obtain the Financing or any alternative financing pursuant to Section 6.15(e)) and (ii) promptly provide the Company with copies of all executed amendments, modifications or replacements of any Preferred Equity Commitment Letter or Debt Commitment Letter (it being understood that any amendments, modifications or replacements shall only be as permitted herein), and such other information available to Parent, Merger Sub and VVC Holding Corp. as shall be reasonably requested by the Company for purposes of monitoring the progress of the financing activities.

Without limiting the generality of the foregoing, Parent and Merger Sub shall promptly notify the Company (A) of the receipt by Parent, Merger Sub or VVC Holding Corp. of any written notice or communication from any Equity Investor, Preferred Equity Investor or Lender with respect to any breach (or threatened breach) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default), or any termination or repudiation or threatened termination or repudiation, in each case by any party to a Commitment Letter or any definitive agreements related to the Financing of any provisions of any Commitment Letter or such definitive agreements, and (C) if for any reason Parent, Merger Sub or VVC Holding Corp. at any time believes it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by any of the Commitment Letters or any definitive agreements related to any of the Financing.

(g) Parent and Merger Sub shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees) interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 6.15 (other than arising from fraud, intentional misrepresentation or Willful Breach of this Agreement on the part of the Company or its Subsidiaries), whether or not the Merger is consummated or this Agreement is terminated.

6.16 Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DCGL, by written consent.

6.17 Stockholder Litigation. Each party shall as promptly as practicable notify the other parties hereto in writing of any stockholder litigation or other litigation or Proceedings brought or threatened in writing against it or its directors or executive officers or other Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall keep the other parties hereto informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties hereto and their Representatives such information relating to such litigation or Proceedings as may be reasonably requested). The Company shall give Parent the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation or Proceedings against the Company and/or its officers or directors in accordance with the terms of a mutually agreed upon joint defense agreement and shall give due consideration to Parent’s advice with respect to such litigation or Proceedings; provided, however, that the Company shall not settle or offer to settle any such stockholder litigation or Proceeding without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. Parent shall give the Company the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation or Proceedings against Parent and/or its officers or directors, in each case relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement.

6.18 Resignations. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation by the Company, effective as of the Effective Time, of all directors of the Company and its Subsidiaries designated by Parent in writing to the Company not less than three (3) Business Days prior to the Closing, if any.

6.19 Certain Real Property Matters. Upon request by Parent, the Company shall use commercially reasonable efforts to assist Parent to obtain new owner’s title insurance policies issued by a nationally recognized title insurer insuring the Company or the applicable Subsidiary, as to any Owned Real Property, provided that the Company shall have no obligation to execute any documentation in connection therewith, other than execution by the Company or a Subsidiary of a customary title affidavit or similar document, in a form acceptable to the Company. Nothing in this Section 6.19 shall be deemed to require any cooperation which would result in the occurrence of any event described in subsections 6.15(a)(i)-(viii), could subject any trustee, director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, or the Company or Subsidiaries to make any payment or clear any Permitted Liens prior to Closing.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the Company Certificate of Incorporation and the Company Bylaws.

(b) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) Law; Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, adopted or entered any Law or Order (whether temporary, preliminary or permanent) that prevents, makes illegal, restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated hereby.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first six sentences of Section 5.1(b)(i), the first sentence of Section 5.1(b)(ii) and the fourth sentence of Section 5.1(b)(ii) (Capital Structure) (in the case of the fourth sentence, only as it relates to the Company) and the first sentence of Section 5.1(c) (Corporate Authority and Approval; Financial Advisor Opinions) shall be true and correct, subject only to de minimis inaccuracies at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in (x) the first sentence of Section 5.1(f) (Absence of Certain Changes) shall be true and correct in all respects and (y) the second and third sentences of Section 5.1(c) (Corporate Authority and Approval; Financial Advisor Opinions) shall be true and correct in all material respects, in each case, at the Closing (in each case except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the other representations and warranties of the Company set forth in Section 5.1 shall be true and correct at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 7.2(a)(iii) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) No Company Material Adverse Effect. After the date of this Agreement, there shall not have occurred any change, effect, circumstance or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Company Material Adverse Effect.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been true and correct as of such specified date), except where the failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to have, a Parent Material Adverse Effect and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent to such effect.

7.4 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a) the Merger shall not have been consummated by May 10, 2019 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a);

(b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have occurred at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken; or

(c) any Law or Order restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a);

provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Merger to be consummated.

8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company if:

(a) at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to Parent from the Company of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement;

(b) at any time prior to the Company Requisite Vote being obtained, (i) if the board of directors of the Company authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 6.2, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a breach (other than any breach that is both immaterial and unintentional) of this Agreement, (ii) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 6.2 enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a breach (other than any breach that is both immaterial and unintentional) of this Agreement and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5(b); or

(c) at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), if (i) the conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at Closing; provided that those conditions would have been satisfied if the Closing were to occur on such date), (ii) the Company has confirmed by irrevocable written notice to Parent that the date the Closing should have occurred pursuant to Section 1.2 has occurred and that the Company is ready, willing and able to consummate the Merger on the date of such written notice and throughout the immediately subsequent three (3) Business Day period and (iii) Parent fails to consummate the Merger within three (3) Business Days following receipt of such written notice.

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) the board of directors of the Company shall have made a Change in Recommendation; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following written notice to the Company from Parent of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.5 and in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Representatives); provided, however, that no such termination shall relieve (x) the applicable party hereto from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 8.5(b) or Section 8.5(c) or the Parent Termination Fee pursuant to Section 8.5(d) or (y) the Company for any liability for damages resulting from the Willful Breach by the Company prior to such termination by any party hereto. As used in this Agreement, “Willful Breach” means either (i) a breach by a party of any of its obligations under this Agreement that is a consequence of an act or omission knowingly undertaken or omitted by the breaching party with the intent of causing a breach of this Agreement or (ii) subject to the satisfaction or waiver (by the party for whom such condition may be waived) of the conditions to Closing set forth in Article VII (other than those conditions that by their terms are to be satisfied at Closing, provided that those conditions would have been satisfied if the Closing were to occur on such date), the willful or intentional failure of the breaching party to promptly consummate the Merger in accordance with Section 1.2 and the other transactions contemplated to be consummated at the Closing in accordance with the terms and conditions of this Agreement.

(b) If this Agreement is terminated (i) by Parent pursuant to Section 8.4(a) (Change in Recommendation) or (ii) by the Company pursuant to Section 8.3(b) (Termination for Superior Proposal), then the Company shall, within two (2) Business Days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay Parent a fee equal to $142,105,000 (the “Company Termination Fee”).

(c) If (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.2(a) (Termination Date) or Section 8.2(b) (Shareholder Vote) or (B) by Parent pursuant to Section 8.4(b) (Company Breach), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Acquisition Proposal shall have been publicly made to the Company or any of its Subsidiaries or shall have been made directly to the Company’s shareholders generally and, in each case not withdrawn (a “Company Acquisition Proposal”) and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this Section 8.5(c), the Company enters into a definitive agreement with respect to any Company Acquisition Proposal (regardless of when made or the counterparty thereto), then the Company shall pay the Company Termination Fee to Parent upon the date on which such Company Acquisition Proposal is consummated (regardless of the date of such consummation); provided that solely for purposes of this Section 8.5(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.2(d), except that the references to “twenty percent (20%) or more” shall be deemed to be references to “fifty percent (50%) or more”. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(d) In the event of termination by (x) the Company pursuant to Section 8.3(a) (Parent Breach) or Section 8.3(c) (Failure to Close), or (y) the Company or Parent pursuant to Section 8.2(a) (Termination Date) and at the time of such termination the Company could have terminated this Agreement pursuant to Section 8.3(a) (Parent Breach) or Section 8.3(c) (Failure to Close), then, in either case, Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Company by wire transfer of same day funds an amount equal to $312,635,000 (the “Parent Termination Fee”).

(e) The parties acknowledge and hereby agree that each of the Parent Termination Fee and the Company Termination Fee, as applicable, if, as and when required pursuant to this Section 8.5, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(f) Each party acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; and accordingly, if the Company or Parent fails to pay promptly any amount that may become due pursuant to Section 8.5(b), or Section 8.5(c) or Section 8.5(d) (any such amount due, a “Payment”), and, in order to obtain such Payment, Parent or the Company commences a suit which results in a judgment against the Company or Parent, respectively, for the applicable Payment, or any portion thereof, the party with such judgment against them shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate published in the Wall Street Journal, Eastern Edition, in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.

(g) Notwithstanding anything to the contrary in this Agreement, but subject to the provisos in Section 8.5(a) and Section 9.13, in any circumstance in which this Agreement is terminated and Parent has the right to receive payment of the Company Termination Fee, except in the case of Willful Breach by the Company, the payment of the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 8.5(f) shall be deemed to be liquidated damages (and not a penalty) and shall be the sole and exclusive monetary remedy of Parent Related Parties against the Company, its Subsidiaries and Affiliates and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that the Company remains obligated to pay to Parent and Merger Sub any amount due and payable pursuant to Section 8.5(f)), whether in equity or at law, in contract, in tort or otherwise. For the avoidance of doubt, while Parent and Merger Sub may pursue both a grant of specific performance and the payment of the Company Termination Fee (in each case in accordance with the terms of this Agreement), under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance and the Company Termination Fee.

(h) In the event that Parent is obligated to pay the Parent Termination Fee in accordance with this Agreement, the payment to the Company of the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Sections 6.10, 6.15(g) and 8.5(f), shall be deemed to be liquidated damages (and not a penalty) and, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.13, shall be the sole and exclusive remedy of the Company and any other Person against Parent, the Equity Investors, the Preferred Equity Financing Related Parties and the Debt Financing Related Parties and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, Subsidiaries, representatives, agent or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (the “Parent Related Parties”), and no Parent Related Party shall have any other liability for any or all losses suffered or incurred by the Company or any other Person in connection with this Agreement (and the termination hereof), the Preferred Equity Financing, the Debt Financing, the Merger (and the abandonment thereof) or any matter forming the basis for such termination regardless of whether any such termination or abandonment was as the result of a willful or intentional breach by any Parent Related Party, and neither the Company nor any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Parent or any other Parent Related Party arising out of this Agreement, the Preferred Equity Financing, the Debt Financing, the Merger or any matters forming the basis for such termination. For the avoidance of doubt, while the Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee (in each case in accordance with the terms of this Agreement), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Parent Termination Fee. Notwithstanding anything to the contrary in this Section 8.5, Parent and Merger Sub shall be jointly and severally liable for the payment of the Parent Termination Fee to the extent the same becomes payable in accordance with this Agreement.

(i) Notwithstanding anything to the contrary herein, each party to this Agreement on behalf of itself, its subsidiaries and Affiliates hereby acknowledges and agrees that no Debt Financing Related Party, in its capacity as such, shall have any liability or obligation, whether based in tort, contract or otherwise and whether arising at law or at equity, to the Company or any of its Affiliates or any Company Related Party in connection with the transactions contemplated hereby, the Debt Commitment Letters or the Debt Financing; provided that, notwithstanding the foregoing, nothing in this Section 8.5(i) shall in any way limit or modify any Debt Financing Source’s obligations to Parent under the Debt Commitment Letters. As used in this Agreement, “Debt Financing

Related Parties” means the Debt Financing Sources, their respective Affiliates and the Debt Financing Sources and their respective Affiliates’ respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, controlling persons, agents, advisors and other representatives, and their successors and permitted assigns.

(j) Notwithstanding anything to the contrary herein, each party to this Agreement on behalf of itself, its subsidiaries and Affiliates hereby acknowledges and agrees that no Preferred Equity Financing Related Party, in its capacity as such, shall have any liability or obligation, whether based in tort, contract or otherwise and whether arising at law or at equity, to the Company or any of its Affiliates or any Company Related Party in connection with the transactions contemplated hereby, the Preferred Equity Commitment Letters or the Preferred Equity Financing; provided that, notwithstanding the foregoing, nothing in this Section 8.5(j) shall in any way limit or modify any Preferred Equity Financing Source’s obligations to Parent under the Preferred Equity Commitment Letters. As used in this Agreement, “Preferred Equity Financing Related Parties” means the Preferred Equity Financing Sources, their respective Affiliates and the Preferred Equity Financing Sources and their respective Affiliates’ respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, controlling persons, agents, advisors and other representatives, and their successors and permitted assigns.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver) and Section 9.12 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 6.6 (Access, Consultation), Section 6.10 (Expenses), Section 6.15(g) (Financing Indemnification), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may be amended, modified or supplemented in writing by the parties hereto, by action of the boards of directors of the respective parties. Notwithstanding the foregoing, no amendments or modifications to the provisions which the Lenders, Preferred Equity Investors or Equity Investors are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner adverse to any Debt Financing Related Parties without the prior written consent of the relevant Debt Financing Source or to any Preferred Equity Financing Related Parties without the prior written consent of the relevant Preferred Equity Financing Source.

9.3 Waiver. (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.5 Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT EXCEPT AS SPECIFICALLY SET FORTH IN THE PREFERRED EQUITY COMMITMENT LETTER OR THE DEBT COMMITMENT LETTER, ALL CLAIMS OR CAUSES OF ACTION AGAINST THE PREFERRED EQUITY RELATED PARTIES OR THE DEBT FINANCING RELATED PARTIES IN ANY WAY RELATING TO THE MERGER, THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT COMMITMENT LETTER, THE DEBT FINANCING, THE PREFERRED EQUITY COMMITMENT LETTER AND THE PREFERRED EQUITY FINANCING SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b) Subject to Section 9.5(c), each of the parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action, suit, arbitration or proceeding by or before any Governmental Entity (each, an “Action”) relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 9.6. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.6 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

(c) Notwithstanding anything herein to the contrary, each of the parties irrevocably agrees that any legal action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any Preferred Equity Financing Related Party or Debt Financing Related Party arising out of or relating to this Agreement, the Debt Commitment Letters or the Debt Financing or any of the agreements entered into in connection with the Debt Financing, the Preferred Equity Commitment Letters or the Preferred Equity Financing or any of the agreement entered into in connection with the Preferred Equity Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be brought exclusively in and determined in the Supreme Court of the State of New York, County of New York; provided, that if jurisdiction is not then available in the Supreme Court of the State of New York, County of New York, then any such legal action or proceeding may be brought in any federal court located in the State of New York, New York County (and, in each case, any appellate courts thereof). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding involving any Preferred Equity Financing Related Party or Debt Financing Related Party arising out of or relating to this Agreement, the Debt Commitment Letters, the Debt Financing, the Preferred Equity Commitment Letters, the Preferred Equity Financing and the transactions contemplated hereby or thereby. Each of the parties agrees not to commence any action, suit or proceeding involving any Preferred Equity Financing Related Party or Debt Financing Related Party relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding involving any Preferred Equity Financing Related Party, Debt Financing Related Party or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, the Debt Commitment Letters, the Debt Financing, the Preferred Equity Commitment Letters, the Preferred Equity Financing or the subject matter hereof or thereof, may not be enforced in or by such courts. Any action referred to in this clause (c) shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES AND THE COMPANY RELATED PARTIES) AND EACH OF THE OTHER PARTIES HERETO UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED (DIRECTLY OR INDIRECTLY) TO OR ARISING UNDER THE DEBT COMMITMENT LETTERS, ANY DEBT FINANCING OBTAINED BY PARENT OR ANY OF ITS SUBSIDIARIES IN CONNECTION WITH THE MERGER OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient and (b) one Business Days later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Sub:

May Holding Corp.

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 29th Floor

New York, New York 10019

Attention: Ramzi M. Musallam

Facsimile: (212) 688-9411

Email:       rmusallam@veritascapital.com

with copies to (which shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Richard A. Presutti

Facsimile: (212) 593-5955

Email:       richard.presutti@srz.com

if to the Company:

athenahealth, Inc.

311 Arsenal Street

Watertown, MA 02472

Attention: Jessica H. Collins, General Counsel

Email:       jecollins@athenahealth.com

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

                 Sachin Kohli

Fax:          (212) 310-8007

Email:       michael.aiello@weil.com

                   sachin.kohli@weil.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7 Entire Agreement. This Agreement (including any exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement, dated June 19, 2018, between the Company and Veritas Capital Fund Management, L.L.C. (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (b) the right of the Company’s stockholders to receive the Merger Consideration after the Closing, (c) the right of the holders of awards under the Company Stock Plans to receive such consideration as provided for in Section 4.5 after the Closing, (d) Section 8.5(g) (Liability of Company Related Parties), Section 8.5(h) (Liability of Parent Related Parties), Section 8.5(i), Section 8.5(j), Section 9.2 (Modification or Amendment), Section 9.5 (Governing Law and Venue; Waiver of Jury Trial), this Section 9.8 (No Third-Party Beneficiaries) and Section 9.12 (Assignment), which, to the extent applicable to the Company Related Parties, Parent Related Parties, Preferred Equity Financing Related Parties and/or Debt Financing Related Parties, are intended to benefit and be enforceable by the Company Related Parties, Parent Related Parties, Preferred Equity Financing Related Parties and/or Debt Financing Related Parties (as applicable), and (e) the right of the Company on behalf of the Company stockholders to pursue damages in accordance with Section 8.5. The third-party beneficiary rights referenced in clause (e) of the preceding sentence may be exercised only by the Company (on behalf of the Company stockholders as their agent) through actions expressly approved by the board of directors of the Company, and no Company shareholder, whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such

Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11 Interpretation. (a) The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. References to the term “made available” shall be deemed to have been satisfied by such document, data, information or other item having been made available in electronic data room hosted by Merrill DatasiteOne prior to the date of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto, and any assignment without such consent shall be null and void; provided, however, that upon and following the Effective Time, (i) Parent and Merger Sub may collaterally assign any or all of its rights or obligations hereunder to any Debt Financing Sources (ii) Parent and Merger Sub may assign any or all of its rights or obligations hereunder to any Affiliate or Elliott Associates, L.P. or Elliott International, L.P. or any of their Affiliates or managed entities; provided, further, that, in each case, (A) no assignment shall relieve the assigning party of any of its obligations hereunder and (B) no such assignment shall affect the obligations of any Person who has committed to provide Equity Financing under the applicable Equity Commitment Letter or the Guarantor under the Limited Guarantee.

9.13 Specific Performance.

(a) The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the obligations, undertakings, covenants or agreements of the parties to this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Company, on the one hand, and Parent, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other party, and to enforce specifically the terms and provisions of this Agreement (including Section 6.5, and including to cause Parent and Merger Sub to consummate the Merger and the Closing and to make the payments contemplated by this Agreement, including Article I and Article IV) by a decree of specific performance, in accordance with Section 9.5 of this Agreement, without the necessity of proving actual harm or damages or posting a bond or other security therefor, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity. Without limitation of the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Parent and Merger Sub under this Agreement (including Section 6.5, and including to cause Parent and Merger Sub to consummate the Merger and the Closing and to make the payments contemplated by this Agreement, including Article I and Article IV) in addition to any other remedy to which the Company is entitled at law or in equity, including the Company’s right to terminate this Agreement pursuant to Article VIII and seek money damages in accordance therewith. Each party further agrees that it shall not take any position in any legal proceeding concerning this Agreement that is contrary to the terms of this Section 9.13. Parent shall cause Merger Sub and each of their respective Affiliates to perform their respective obligations under this Agreement.

(b) Notwithstanding Section 9.13(a) and subject to the last sentence of this Section 9.13(b), it is explicitly agreed that the Company shall be entitled to specific performance of Parent’s obligation to cause the Equity Financing to be funded in accordance with the terms of the Equity Commitment Letters to fund the transactions contemplated by this Agreement and consummate the Closing only in the event that (i) all conditions in Section 7.1 and Section 7.2 have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing) and Parent fails to consummate the Merger on the date the Closing should have occurred pursuant to Section 1.2, (ii) the financing provided for by the Preferred Equity Commitment Letters and the Debt Commitment Letters (or, if Alternative Financing is being used in accordance with Section 6.15(e), pursuant to the Alternative Financing Commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing that it is ready, willing and able to consummate the Closing if specific performance is granted and the Equity Financing, Preferred Equity Financing and Debt Financing are funded. For the avoidance of doubt, in no event shall the Company or any of its successors or permitted assigns be entitled to enforce or seek to enforce specifically the remedy of specific performance of the Preferred Equity Commitment Letters or Debt Commitment Letters against any Preferred Equity Financing Source or Debt Financing Source.

(c) For the avoidance of doubt, in no event shall the exercise of the Company’s or any of its Subsidiaries’ right to seek specific performance pursuant to this Section 9.13 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Article VIII and/or seek payment of the Parent Termination Fee. Notwithstanding the foregoing, in no event shall the Company or any of its Affiliates be entitled to the Parent Termination Fee if they have been granted specific performance of this Agreement, the Closing actually occurs and Parent makes all of the payments contemplated by Article IV hereof.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

athenahealth, Inc.

By:	/s/ Marc Levine
Name: Marc Levine
Title: Chief Financial Officer

MAY HOLDING CORP.

By:	/s/ Robert E. Segert
Name: Robert E. Segert
Title: Chief Executive Officer

MAY MERGER SUB INC.

By:	/s/ Robert E. Segert
Name: Robert E. Segert
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

November 11, 2018

The Board of Directors

athenahealth, Inc.

311 Arsenal Street

Watertown, MA 02472

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares, as defined below), of athenahealth, Inc., a Delaware corporation (the “Company”), of the $135.00 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) among the Company, May Holding Corp., a Delaware corporation (“Parent”) and May Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”). The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a direct wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Shares held by the Company as treasury stock or owned by Parent, Merger Sub, or any subsidiary of the Company and (ii) Shares that are owned by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights in accordance with Section 262 of the Delaware General Corporation Law (the shares referred to in clauses (i) and (ii), together with any other Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive $135.00 per Share in cash, without interest (the $135.00 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion, a portion of which is payable on the earlier of July 18, 2019 and consummation of the Merger and a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Parent or Veritas Capital Fund Management, LLC (“Veritas”), the sponsor of Parent, and we have not received any compensation from Parent or Veritas during such period. We may provide financial advisory and other services to or with respect to the Company, Parent, Veritas or their respective affiliates and portfolio companies of such affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, Veritas or any of their respective affiliates and portfolio companies of such affiliates, or any other party that may be involved in the Transaction.

The Board of Directors

athenahealth, Inc.

November 11, 2018

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated November 11, 2018 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2017, December 31, 2016 and December 31, 2015; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and approved for purposes of our analysis by the Board of Directors of the Company (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. In connection therewith, we have been advised by the Company that the Forecasts that were most recently prepared by management of the Company and presented to the Board of Directors of the Company best reflect the good faith judgments of the Board of Directors of the Company as to the Company’s future financial performance and, accordingly, we have been instructed to only use those Forecasts for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

The Board of Directors

athenahealth, Inc.

November 11, 2018

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

Annex C

November 11, 2018

The Board of Directors

athenahealth, Inc.

311 Arsenal Street

Watertown, MA 02472

Dear Members of the Board:

We understand that athenahealth, Inc., a Delaware corporation (the “Company”), May Holding Corp., a Delaware corporation (“Parent”), May Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company and each outstanding share of the common stock, par value $0.01 per share, of Company (“Company Common Stock”), other than shares of Company Common Stock (i) held by the Company as treasury stock or owned by Parent, Merger Sub, or any subsidiary of the Company, (ii) held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights in accordance with Section 262 of the Delaware General Corporation Law and (iii) held by any affiliate of the Company or Parent (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $135.00 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated November 11, 2018, of the Agreement

(ii)	Reviewed certain publicly available historical business and financial information relating to Company;

(iii)

Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company that were prepared by management of the Company and approved for our use by the Board of Directors of the Company;

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. We have been advised by the Company that the financial forecasts that were most recently prepared by management and presented to the

The Board of Directors

athenahealth, Inc.

November 11, 2018

Board of Directors of the Company best reflect the good faith judgments of the Board of Directors of the Company as to the Company’s future financial performance and, accordingly, we have been instructed to only use those forecasts for purposes of our analysis in connection this opinion. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors, or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided, currently are providing and in the future may provide certain investment banking services to the Company and certain companies in which Elliott Management Corporation (a shareholder of the Company and Parent) has an investment, for which we have received and may receive compensation, including, without limitation, during the past two years, having provided advisory services to the Company and services for Peabody Energy in connection with the acquisition of certain mining assets and the sale of a joint venture interest. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Company, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any

The Board of Directors

athenahealth, Inc.

November 11, 2018

stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders of Company Common Stock (other than Excluded Holders).

Very truly yours, LAZARD FRERES & CO. LLC

By	/s/ Jason R. Bernhard
Jason R. Bernhard Managing Director

Annex D

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless

(1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

JOB #SHARES CUSIP# SEQUENCE# ATHENAHEALTH INC 311 ARSENAL STREET WATERTOWN, NA 02472 Investor Address Line Investor Address Line Investor Address Line Investor Address Line Investor Address Line John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 2 3 4 5 VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 02/06/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE -1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 02/06/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL# 0000000000000000 NAME THE COMPANY THE COMPANY THE COMPANY THE COMPANY THE COMPANY THE COMPANY THE COMPANY THE COMPANY NAME INC. NAME INC. NAME INC. NAME INC. NAME INC. NAME INC. NAME INC. NAME INC. -COMMON -CLASS A CLASS B CLASS C CLASS D CLASS E CLASS F -401 K SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY “I The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1 To adopt the Agreement and Plan of Merger, dated as of November 11, 2018 (the merger agreement), among May Holding Corp., May Merger Sub Inc. and athenahealth (the merger). 2 To approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to the named executive officers of athenahealth in connection with the merger and contemplated by the merger agreement. 3 To approve the adjournment of the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement. NOTE: The proxies will act on other business as may properly come before the meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. 02 0000000000 0000392880_1 R1.0.1.17 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. InvestorAddress Line1 InvestorAddress Line2 InvestorAddress Line3 InvestorAddress Line4 InvestorAddress Line5 John Sample 1234 ANYWHERE STREET ANY CITY,ON A1A 1 A1

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.Droxwote.com ATHENAHEALTH INC Special Meeting of Stockholders February 7, 2019 2:00 PM This proxy is solicited by the Board of Directors The undersigned hereby appoints Jessica H. Collins and Marc A. Levine as proxies, each with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of athenahealth, Inc. held of record by the undersigned on December 18, 2018, at the Special Meeting of Stockholders to be held at our headquarters located at 311 Arsenal Street, Watertown, MA 02472, on February 7, 2019 at 2:00 P.M. Eastern Time, or any adjournment or postponement thereof. 0000392880_2 R1.0.1.17 0000392880_2 R1.0.1.17 Continued and to be signed on reverse side